                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)
                                       OF
                              SUNRISE MEDICAL INC.
                                       AT
                              $10.00 NET PER SHARE
                                       BY
                            V.S.M. ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                             V.S.M. HOLDINGS, INC.
                          A WHOLLY OWNED SUBSIDIARY OF
                             V.S.M. INVESTORS, LLC

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
            TIME, ON NOVEMBER 28, 2000 UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $1.00 PER SHARE ("COMMON STOCK"), OF SUNRISE MEDICAL INC. (THE "COMPANY"), INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS (THE "RIGHTS" AND, TOGETHER WITH THE COMMON STOCK, THE "SHARES"), WHICH REPRESENTS AT LEAST A MAJORITY OF THE NUMBER OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS (ASSUMING THE EXERCISE OF ALL OUTSTANDING OPTIONS TO PURCHASE SHARES (OTHER THAN OPTIONS HELD BY CERTAIN COMPANY EXECUTIVES WHO HAVE ENTERED INTO AGREEMENTS NOT TO EXERCISE THEIR OPTIONS SO LONG AS THE AGREEMENT AND PLAN OF MERGER, DATED AS OF OCTOBER 16, 2000 (THE "MERGER AGREEMENT") HAS NOT BEEN TERMINATED) AND ANY OTHER RIGHTS TO ACQUIRE SHARES ON THE DATE OF PURCHASE) (THE "MINIMUM CONDITION"), (II) ANY APPLICABLE WAITING PERIOD UNDER THE HSR ACT (AS DEFINED HEREIN) (AND ANY EXTENSION THEREOF) HAVING EXPIRED OR BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER, (III) COMPLIANCE WITH ANY APPLICABLE FOREIGN LEGAL REQUIREMENTS RELATING TO COMPETITION, AND
(IV) PURCHASER HAVING RECEIVED THE PROCEEDS OF THE FINANCING CONTEMPLATED BY THE BANK COMMITMENT LETTERS (AS DEFINED HEREIN) ON THE TERMS AND CONDITIONS SET FORTH THEREIN OR OTHERWISE ON TERMS REASONABLY SATISFACTORY TO THE PURCHASER IN AMOUNTS SUFFICIENT TO PAY FOR ALL THE SHARES VALIDLY TENDERED PURSUANT TO THE OFFER AND TO PAY ALL FEES AND EXPENSES RELATED TO THE OFFER (THE "FINANCING CONDITION").

    THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD"), BASED ON THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF THE COMPANY BOARD, HAS UNANIMOUSLY (A) APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, (B) RESOLVED TO RECOMMEND THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER, TENDER THEIR SHARES PURSUANT TO THE OFFER AND ADOPT THE MERGER AGREEMENT, (C) DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, (D) DECLARED THE MERGER AND THE MERGER AGREEMENT TO BE ADVISABLE, AND (E) RENDERED THE RIGHTS AGREEMENT (AS DEFINED BELOW) INAPPLICABLE TO THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.
                           --------------------------

    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                           --------------------------

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (1) complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares and any other required documents, to The Bank of New York (the "Depositary"), (2) tender such Shares pursuant to the procedure for book-entry transfer set forth in "The Tender Offer--Section 3" ("Procedures for Tendering Shares") or (3) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered. Holders of Shares through the Profit Sharing/Savings Plan should complete a Direction Form and deliver it to the American Express Trust Company as the trustee.

    In order to validly tender Shares, a stockholder must tender the associated Rights. Unless a Distribution Date (as defined in the Rights Agreement) has occurred, the tender of a Share will constitute the tender of the associated Right.

    A STOCKHOLDER WHO DESIRES TO TENDER SHARES AND WHOSE CERTIFICATES REPRESENTING SUCH SHARES ARE NOT IMMEDIATELY AVAILABLE, OR WHO CANNOT COMPLY WITH THE PROCEDURE FOR BOOK-ENTRY TRANSFER ON A TIMELY BASIS, MAY TENDER SUCH SHARES BY FOLLOWING THE PROCEDURES FOR GUARANTEED DELIVERY SET FORTH IN "THE TENDER OFFER--SECTION 3" ("PROCEDURES FOR TENDERING SHARES").

    Copies of this Offer to Purchase, the Letter of Transmittal or any related documents must not be mailed to or otherwise distributed or sent in, into or from any country where such distribution or offering would require any additional measures to be taken or would be in conflict with any law or regulation of such a country or any political subdivision thereof. Persons into whose possession this document comes are required to inform themselves about and to observe any such laws or regulations. This Offer to Purchase may not be used for, or in connection with, any offer to, or solicitation by, anyone in any jurisdiction or under any circumstances in which such offer or solicitation is not authorized or is unlawful.

    Questions and requests for assistance may be directed to MacKenzie
Partners, Inc. (the "Information Agent") at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery or other related tender offer materials may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

    October 30, 2000
                            ------------------------

                               TABLE OF CONTENTS

SUMMARY TERM SHEET..........................................      i
INTRODUCTION................................................      1
SPECIAL FACTORS.............................................      4
  Background of the Transactions............................      4
  Recommendation of the Board of Directors; Fairness of the
  Transactions..............................................     11
  Opinions of the Special Committee's Financial Advisors....     12
  Purpose and Structure of the Transactions.................     27
  Appraisal Rights..........................................     27
  Certain Effects of the Transactions.......................     28
  Future Plans in Addition to the Merger....................     29
  Interests of Certain Persons in the Transactions..........     29
  Financing of the Transactions.............................     33
  The Merger Agreement......................................     35
  Effects of the Offer on the Markets for the Shares; Stock
  Exchange Listing; Exchange Act Registration...............     44
THE TENDER OFFER............................................     46
     1. Terms of the Offer; Expiration Date.................     46
     2. Acceptance for Payment and Payment for Shares.......     47
     3. Procedure for Tendering Shares......................     48
     4. Withdrawal Rights...................................     51
     5. Certain United States Federal Income Tax
    Consequences............................................     52
     6. Price Range of Shares; Dividends....................     53
     7. Certain Information Concerning the Company..........     53
     8. Certain Information Concerning Purchaser, Holdings
    and Parent..............................................     57
     9. Dividends and Distributions.........................     58
    10. Certain Conditions of the Offer.....................     59
    11. Certain Legal Matters and Regulatory Approvals......     60
    12. Fees and Expenses...................................     62
    13. Miscellaneous.......................................     63
ANNEX A
  OPINION OF DEUTSCHE BANK SECURITIES INC...................    A-1
ANNEX B
  OPINION OF BATCHELDER & PARTNERS, INC.....................    B-1

Schedule I            Financial Information from the Company's Annual Report on
                      Form 10-K for the Fiscal Year ended June 30, 2000.
Schedule II           Directors and Executive Officers of the Company
Schedule III          Directors and Executive Officers of Parent, Holdings and the
                      Purchaser
Schedule IV           Section 262 of the Delaware General Corporation Law
Schedule V Agreement and Plan of Merger, dated as of October 16, 2000, among Parent, Holdings, the Purchaser and the Company

                               SUMMARY TERM SHEET

    V.S.M. Acquisition Corp. is offering to buy all of the outstanding shares of common stock of Sunrise Medical Inc. The tender price is $10.00 per share, net to you in cash. Set out below are some of the questions you, as a stockholder of Sunrise Medical Inc., may have and answers to those questions.

    The information in this summary term sheet is not complete. The Offer to Purchase and the Letter of Transmittal contain additional important information. We urge you to carefully read all of the material about our offer that is sent to you before you decide whether to accept our offer.

- WHO IS OFFERING TO BUY MY SECURITIES?

    Our name is V.S.M. Acquisition Corp. We are a Delaware corporation formed for the purpose of making this offer. We are a wholly-owned subsidiary of V.S.M. Holdings, Inc., a Delaware corporation. See the "Introduction" and
Section 8--"Certain Information Concerning Purchaser, Holdings and Parent" of the Offer to Purchase.

- WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

    We are offering to buy all of the outstanding shares of common stock of Sunrise Medical Inc. See the "Introduction" to this Offer to Purchase.

- HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

    We are offering to pay $10.00 per share, net to you, in cash.

- WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

    If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

- DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

    We have commitments (subject to customary conditions) from Bankers Trust Company to provide up to $255 million (in the form of a combination of senior loans and privately placed subordinated debt) and commitments (subject to customary conditions) from Vestar Capital Partners IV, L.P. to provide the balance of the required funds as equity financing. Park Avenue Equity Partners, L.P. has agreed to provide to Vestar Capital Partners IV, L.P. (subject to customary conditions) $20 million of the required equity financing. We believe that these funds will be sufficient to finance both the offer and the merger and to pay all fees and expenses related to the offer. See "Special Factors--The Financing of the Transactions" in this Offer to Purchase.

- IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION ON WHETHER TO TENDER IN THE OFFER?

    We do not think that our financial condition is relevant to your decision whether to tender shares and accept the offer because:

    - the offer is being made for all outstanding shares;

    - the offer price will be paid solely in the form of cash; and

    - if we are successful with our offer, we will acquire all remaining shares for the same cash price in the merger of Purchaser with and into the Company.

- HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

    The offer will expire at 12:00 midnight, New York City time, on November 28, 2000, unless we extend the offer. Please note that, if you cannot deliver everything that is required in order to accept the offer by that time, you may be able to use a guaranteed delivery procedure. The guaranteed delivery procedure is described later in this Offer to Purchase. See Section 1--"Terms of the Offer; Expiration Date" and Section 3--"Procedures for Tendering Shares" of this Offer to Purchase.

- CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

    Yes. We have agreed with Sunrise Medical Inc. that we may extend the offer if:

    - immediately prior to the expiration of the offer, any condition to the offer has not been satisfied or waived; or

    - required by law to extend the offer; or

    - immediately prior to the expiration of the offer, if more than 50% but less than 90% of the shares have been tendered and we agree to:

       DEG. accept and promptly pay for all shares that have been duly tendered and not withdrawn,

       DEG. agree to accept and pay for all shares tendered during the extension period when tendered, and

       DEG. waive all conditions not then satisfied;

    AND

    - each such extension is for no more than 10 business days (unless otherwise required by law).

    In addition, we have agreed with Sunrise Medical Inc. that we must extend the offer at its request if:

    - the requirement that at least a majority of the outstanding shares of Sunrise Medical Inc. have been tendered (and not withdrawn) has not been satisfied; or

    - other than due to a breach of the Merger Agreement by Sunrise
      Medical Inc., there has been an action or proceeding or a threat in writing of an action or proceeding by a governmental entity, a rule, order or regulation by a governmental entity, or a court action that would

       DEG. restrain, prohibit or materially delay the offer or the merger,

       DEG. prohibit or restrict the ownership or operation by us of Sunrise
            Medical Inc.'s business or assets,

       DEG. force us to dispose of or hold separate any part of Sunrise
            Medical Inc.'s business or assets,

       DEG. limit our rights to acquire or hold or exercise rights over the stock of Sunrise Medical Inc. or control its business and operations or

       DEG. obtain material damages from us for making the offer or completing the merger; or

    - a representation or warranty made by Sunrise Medical Inc. in the Merger Agreement is untrue but is capable of being corrected within ten days by Sunrise Medical Inc. using its reasonable best efforts; or

    - a suspension of trading on the New York Stock Exchange, a banking moratorium, a government-caused credit contraction, a war or other international calamity involving the United States, a drop of 25% in the Dow or the S&P 500 from the date of the Merger Agreement, or the worsening of any of these conditions; or

    - we have not received our financing; or

    - United States or foreign antitrust legal requirements have not been satisfied

    AND

    - each such extension is for no more than 10 business days and such extensions total no more than 20 business days; or

    - we are required by law to extend the offer.

    Under no circumstances can the offer be extended beyond January 10, 2001 unless the parties mutually agree otherwise. See Section 1--"Terms of the Offer; Expiration Date" of this Offer to Purchase.

- HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

    If we extend the offer, we will inform The Bank of New York, the depositary for the offer, of that fact. We will also make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See
Section 1--"Terms of the Offer; Expiration Date" of this Offer to Purchase.

- WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

    We are not obligated to buy any shares unless:

    - at least a majority of the outstanding shares of Sunrise Medical Inc. (assuming the exercise of all outstanding stock options other than the options held by eleven executives who signed letter agreements with us) are validly tendered and not withdrawn prior to the expiration of the offer;

    - we receive our financing; and

    - we receive U.S. federal and foreign antitrust clearance for the acquisition.

    The offer is also subject to a number of other conditions. See the "Introduction" and Section 10--"Certain Conditions of the Offer" of this Offer to Purchase.

- HOW DO I TENDER MY SHARES?

    If you wish to accept our offer, this is what you must do:

    - If you are a record holder and have your stock certificate, you must complete and sign the enclosed Letter of Transmittal and send it along with your stock certificate to the depositary for the offer or follow the procedures described in the offer for book-entry transfer. These materials must reach The Bank of New York before the offer expires. Detailed instructions are contained in the Letter of Transmittal and
      Section 3--"Procedures for Tendering Shares" of this document.

    - If you are a record holder but your stock certificate is not available or you cannot deliver it to the depositary before the offer expires, you may be able to tender your shares using the enclosed Notice of Guaranteed Delivery. Please contact our information agent, MacKenzie Partners, Inc. at (800) 322-2885 (toll free) or, if you live outside of the U.S. and Canada, at (212) 929-5500 (call collect) or by e-mail at proxy@mackenziepartners.com, for assistance. See Section 3--"Procedures for Tendering Shares" for further details.

    - If you hold your shares through a broker or bank, you should contact your broker or bank and give instructions that your shares be tendered.

    - If you hold your shares through Sunrise Medical Inc.'s Profit Sharing/Savings Plan ("401(k) Plan"), you should fill out the Direction Form and deliver it to the American Express Trust Company, as trustee for the 401(k) Plan.

    See Section 3--"Procedures for Tendering Shares" of this Offer to Purchase.

- UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

    You can withdraw shares at any time until the offer has expired. In addition, if we have not agreed to accept your shares for payment by November 28, 2000 you can withdraw them at any time after that date until we accept any shares for payment. See Section 1--"Terms of the Offer; Expiration Date" and Section 4-"Withdrawal Rights" of this Offer to Purchase.

- HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

    To withdraw shares, you must deliver a written notice of withdrawal, or a copy of one, with the required information to The Bank of New York, the depositary for the offer, while you still have the right to withdraw the shares. If you tendered your shares by giving instructions to a broker or nominee, you must instruct your broker or nominee or the American Express Trust Company to arrange for the withdrawal of your shares. See Section 4--"Withdrawal Rights" of this Offer to Purchase.

- WHAT DOES THE SUNRISE MEDICAL INC. BOARD OF DIRECTORS THINK OF THE OFFER?

    We are making the offer pursuant to an agreement and plan of merger among us and Sunrise Medical Inc. The board of directors of Sunrise Medical Inc. has unanimously approved the Merger Agreement, our tender offer and our proposed merger with and into Sunrise Medical Inc. Following the proposed merger, Sunrise Medical Inc. will be the surviving corporation and a direct wholly owned subsidiary of V.S.M. Holdings, Inc. The board of directors of Sunrise
Medical Inc. has determined that the terms of the offer and the merger are fair to and in the best interests of, the stockholders of Sunrise Medical Inc. and recommends that you tender your shares in the offer. See the "Introduction" to this Offer to Purchase.

- IF A MAJORITY OF THE SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL SUNRISE MEDICAL INC. CONTINUE AS A PUBLIC COMPANY?

    No. If the merger takes place, Sunrise Medical Inc. will no longer be publicly owned. Even if the merger does not take place, if we purchase all of the tendered shares, there may be so few remaining stockholders and publicly held shares that:

    - Sunrise Medical Inc. shares will no longer meet the published guidelines of the New York Stock Exchange for continued listing and may be taken off the New York Stock Exchange;

    - there may not be a public trading market for Sunrise Medical Inc. shares; and

    - Sunrise Medical Inc. may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission rules relating to publicly held companies.

    See "Special Factors--Effect of the Offer on the Markets for the Shares; Stock Exchange Listing; Exchange Act Registration" of this Offer to Purchase.

- WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL OF SUNRISE
  MEDICAL INC.'S SHARES ARE NOT TENDERED IN THE OFFER?

    If we accept for payment and pay for at least a majority of the outstanding shares of Sunrise Medical Inc. (assuming the exercise of options other than options whose holders have agreed not to exercise), we will be merged with and into Sunrise Medical Inc. If that merger takes place, Holdings will own all of the shares of Sunrise Medical Inc. and all remaining stockholders of Sunrise Medical Inc., other than those who assert appraisal rights, will receive $10.00 per share in cash. See the "Introduction" to this Offer to Purchase.

- IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

    If the merger takes place, stockholders who do not tender in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer (subject to any dissenters' rights being properly exercised under Delaware law). Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. However, if the merger does not take place and we purchase shares pursuant to the offer, the number of stockholders and of shares of Sunrise Medical Inc., which are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, there may not be any public trading market) for the shares. Also:

    - the shares may no longer be eligible to be traded on the New York Stock Exchange; and

    - Sunrise Medical Inc. may cease making filings with the Securities and Exchange Commission or otherwise being required to comply with the Securities and Exchange Commission rules relating to publicly held companies.

    See the "Introduction" and "Special Factors--Effect of the Offer on the Markets for the Shares; Stock Exchange Listing; Exchange Act Registration" of this Offer to Purchase.

- WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

    On October 16, 2000, the last trading day before we announced the tender offer and the possible subsequent merger, the last sale price of Sunrise Medical Inc. shares reported on the New York Stock Exchange was $6 7/16 per share. On October 27, 2000, the last full trading day prior to the date of this Offer to Purchase, the last reported closing sales price of the Shares was $9 5/16 per share. We advise you to obtain a recent quotation for shares of Sunrise Medical Inc. in deciding whether to tender your shares. See
Section 6--"Price Range of Shares; Dividends" of this Offer to Purchase.

- WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

    MacKenzie Partners, Inc. is acting as the information agent for the transaction.

    You can contact MacKenzie Partners, Inc. at (800) 322-2885 (toll free) or, if you live outside of the U.S. and Canada, at (212) 929-5500 (call collect) or by e-mail at proxy@mackenziepartners.com.

    To the Stockholders of Sunrise Medical Inc.:

                                  INTRODUCTION

    V.S.M. Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of V.S.M. Holdings, Inc., a Delaware corporation ("Holdings") and a wholly owned subsidiary of V.S.M. Investors, LLC, a Delaware limited liability company ("Parent"), hereby offers to purchase all of the outstanding shares of Common Stock, par value $1.00 per share ("Common Stock"), of Sunrise Medical Inc., a Delaware corporation (the "Company"), including the associated common stock purchase rights (the "Rights" and, together with the Common Stock, the "Shares"), at a purchase price of $10.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

    In order to validly tender Shares, a stockholder must tender the associated Rights. Unless a Distribution Date (as defined in the Rights Agreement (as defined below)) has occurred, the tender of Shares will constitute the tender of the associated Rights.

    Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer. Purchaser will pay all fees and expenses of the Depositary and MacKenzie Partners, Inc., which is acting as the Information Agent (the "Information Agent"), incurred in connection with the Offer. See "The Tender Offer--Section 12" ("Fees and Expenses").

    THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") BASED ON THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF THE COMPANY BOARD (THE "SPECIAL COMMITTEE"), UNANIMOUSLY (A) APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (SUCH APPROVAL BEING SUFFICIENT TO RENDER SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW ("DGCL") INAPPLICABLE TO THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY), (B) RECOMMENDED THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER, TENDER THEIR SHARES OF COMPANY COMMON STOCK PURSUANT TO THE OFFER AND ADOPT THE MERGER AGREEMENT, (C) DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, (D) DECLARED THE MERGER AND THE MERGER AGREEMENT TO BE ADVISABLE, AND
(E) RENDERED THE RIGHTS AGREEMENT (AS DEFINED BELOW) INAPPLICABLE TO THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

    The Special Committee has received separate written opinions dated
October 16, 2000 of Batchelder & Partners, Inc. ("Batchelder") and Deutsche Bank Securities Inc. (also operating as Deutsche Banc Alex. Brown and referred to herein as "Deutsche Banc Alex. Brown"), financial advisors to the Special Committee, to the effect that, as of the date of such opinions and based on and subject to the matters described in such opinions, the $10.00 per Share cash consideration to be received in the Offer and the Merger by the holders of Shares (other than Parent, the Executives referred to below and their respective affiliates) was fair, from a financial point of view, to such holders. Copies of the written opinions dated October 16, 2000 of Batchelder and Deutsche Banc Alex. Brown are attached hereto as Annexes B and A, respectively. The Batchelder and Deutsche Banc Alex. Brown opinions should be read carefully in their entirety for the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Batchelder and Deutsche Banc Alex. Brown in connection with their respective opinions. The Batchelder and Deutsche Banc Alex. Brown opinions were prepared for the Special Committee and do not constitute recommendations to any stockholder as to whether to tender Shares in the Offer or as to any other matters relating to the Offer or the Merger. Batchelder and Deutsche Banc Alex. Brown were not retained as advisors or agents of the Company's stockholders.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE SATISFACTION OF EACH OF THE MINIMUM CONDITION AND THE FINANCING CONDITION. SEE "SPECIAL FACTORS--FINANCING OF THE TRANSACTIONS." IF PURCHASER PURCHASES AT LEAST THAT NUMBER OF SHARES NEEDED TO SATISFY THE MINIMUM CONDITION, IT WILL

BE ABLE TO EFFECT THE MERGER WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER STOCKHOLDER OF THE COMPANY. SEE "SPECIAL FACTORS--PURPOSE AND STRUCTURE OF THE TRANSACTIONS" AND "THE TENDER OFFER--SECTION 10" ("CERTAIN CONDITIONS OF THE OFFER").

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 16, 2000 (the "Merger Agreement"), among Parent, Holdings, Purchaser and the Company. The Merger Agreement provides, among other things, for the making of the Offer by Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement and in accordance with the DGCL, Purchaser will be merged into the Company (the "Merger"). Following the Merger, the separate corporate existence of Purchaser will cease and the Company, as a wholly owned subsidiary of Holdings, will continue as the surviving corporation (the "Surviving Corporation").

    Eleven executives of the Company (the "Executives") who beneficially own, as of the date hereof, approximately 0.2% of the outstanding Shares (approximately 6.6% after giving effect to the exercise of their options to purchase Shares that have exercise prices below $10.00 per Share, excluding any such options that they have agreed in the Letter Agreements will be cancelled without consideration) have agreed (the "Letter Agreements") with Parent, among other things, (a) to permit the cancellation of all of their options upon the purchase of Shares pursuant to the Offer in exchange for a cash payment upon the consummation of the Merger equal to an amount determined by multiplying the excess, if any, of the $10.00 per Share purchase price over the applicable per Share exercise price of their vested options, by the number of Shares underlying such vested options, (b) to use 55% of the proceeds of the portion of such payment received in connection with certain non-qualified options granted as a special retention and incentive award to purchase units of Parent ("Parent Units") (following Purchaser's purchase of Shares pursuant to the Offer) pursuant to Management Unit Subscription Agreements (the "Management Unit Subscription Agreements"), (c) to enter into a Securityholders Agreement with Parent, Vestar Capital Partners IV, L.P. ("VCP IV"), Park Avenue Equity Partners, L.P. ("PAE") and other members of Parent (the "Securityholders Agreement"), (d) to enter into new employment agreements with the Surviving Corporation (the "Employment Agreements"); and (e) that the Company, Holdings, Parent, Vestar Capital Partners and Park Avenue Equity Management, LLC will enter into a management agreement pursuant to which Vestar Capital Partners and Park Avenue Equity Management, LLC will provide certain consulting and advisory services following the consummation of the Merger for annual fees and will collectively receive at the Effective Time a $5 million fee in connection with the transactions contemplated by the Merger Agreement (the "Management Agreement" and, together with the Letter Agreements, the Management Unit Subscription Agreement, the Securityholders Agreement and the Employment Agreements, the "Securityholder Documents"). See "Special Factors--Interests of Certain Persons in the Transactions" for a discussion of the Securityholder Documents. It is expected that, prior to the Effective Time, other members of the current management of the Company will be offered the opportunity to acquire Parent Units using a portion of the proceeds of the cash paid in cancellation of their options.

    In accordance with the Merger Agreement, if required by law and its Certificate of Incorporation and By-laws, the Company will convene a meeting of its stockholders as soon as practicable following consummation of the Offer for the purpose of adopting the Merger Agreement. The Company also has agreed to include in any proxy or information statement required for such meeting the unanimous recommendation of the Company Board that the stockholders of the Company vote in favor of the adoption of the Merger Agreement and to otherwise use its reasonable best efforts to obtain the necessary approval of the Merger Agreement by the stockholders. See "Special Factors--The Merger Agreement."

    At the effective time of the Merger (the "Effective Time"), each then outstanding Share (other than Shares owned by Holdings and Shares held by stockholders who have not voted in favor of or consented to the Merger and who have properly demanded appraisal of their Shares in accordance with

Section 262 of the DGCL (the "Dissenting Shares")) will be cancelled, retired and converted into the right to receive $10.00 in cash, or any higher price that may be paid pursuant to the Offer (the "Merger Consideration"), payable to the holder thereof, without interest, upon surrender of the certificate formerly representing such Shares, less any withholding taxes required under applicable law.

    The Company has represented to Parent, Holdings and Purchaser that, as of October 16, 2000, there were 40,000,000 shares of Common Stock authorized, of which 22,359,218 Shares are outstanding and 5,000,000 shares of preferred stock, par value $1.00 per share, of the Company authorized, none of which are outstanding, and options outstanding representing the right to purchase 5,593,775 Shares, of which 2,505,100 are to be canceled in accordance with the Letter Agreements upon the purchase of Shares pursuant to the Offer. Based upon the foregoing, Purchaser, Holdings and Parent believe that the tender of 12,723,948 Shares would satisfy the Minimum Condition as of the date hereof.

    The Company has advised Purchaser, Holdings and Parent that, to the knowledge of the Company, all the directors and officers of the Company intend to tender their Shares pursuant to the Offer.

    The Merger Agreement is more fully described in "Special Factors--The Merger Agreement" and is attached hereto as Schedule V. Certain federal income tax consequences of the sale of the Shares pursuant to the Offer and the conversion of Shares into the Merger Consideration pursuant to the Merger are described in "The Tender Offer--Section 5" ("Certain United States Federal Income Tax Consequences").

    For information concerning pending litigation against the Company, its directors and certain unidentified parties seeking, among other things, to enjoin the transactions contemplated by the Merger Agreement, see "The Tender Offer--Section 11" ("Certain Legal Matters and Regulatory Approvals").

    The Offer to Purchase includes information required to be disclosed pursuant to Rule 13e-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which Rule governs so-called "going private" transactions by certain issuers or their affiliates. Parent, Holdings and the Purchaser do not concede as a result of providing such information or otherwise complying with Rule 13e-3 that they (or any of their affiliates) are affiliates of the Company or subject to the requirements of such Rule.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

BACKGROUND OF THE TRANSACTIONS

    The Company has in recent years faced an increasingly competitive business environment. Margins in the health care products industry have been pressured by government and private sector payment restrictions, as well as increased cost competition which added downward pressure on the Company's stock market valuation. This pressure, when combined with the general market disfavor for small capitalization enterprises, has in turn made it difficult for the Company to provide appropriate equity-based incentives for its employees.

    During the same period a number of the Company's institutional and retail stockholders made clear to the Board their dissatisfaction with the Company's financial and stock market performance. Facing these challenges, the Company Board in recent years pursued a series of restructuring initiatives and management modifications. None of these steps led, however, to the improvements in performance sought by the Company's stockholders and the Company Board.

    On October 5, 1999, the Company issued a press release announcing the resignation of Richard Chandler, the Company's founder and chief executive officer, and the retention of Deutsche Banc Alex. Brown to assist the Company in its evaluation of alternatives. Following the press release, the Company received inquiries from a number of third parties, primarily financial buyers, interested in a potential transaction with the Company.

    On November 17, 1999, the Company Board held a telephonic meeting which included members of the Company's senior management, the Company's outside counsel, Latham & Watkins, and representatives of Deutsche Banc Alex. Brown. The matters considered by the Company Board at this meeting included the continuing decline in the Company's stock price, the Company's growth prospects and its financing options, particularly in light of the prospectively required refinancing of the Company's Third Amended and Restated Credit Agreement dated August 28, 1997, as amended (the "BofA Credit Agreement"), which was becoming due in January 2001. The Company Board directed management to continue to pursue financing alternatives. At this meeting, the Company Board was also updated by representatives of Deutsche Banc Alex. Brown as to the inquiries received from third parties after the Company's October 1999 press release.

    On January 18, 2000, the Company announced that Michael Hammes had been hired as its new chief executive officer. At that time, Mr. Hammes and members of management began to develop plans for a restructuring program, which included obtaining additional financing for the Company.

    In the spring of 2000, members of the Company's senior management continued to formulate and revise a series of internal restructuring plans and examined various secured and unsecured financing alternatives. On February 29 and April 25, 2000, the Company Board met and received briefings on these matters. Also, members of senior management reported to the Company Board as to the inquiries they had received from potential financial partners.

    Following these Company Board meetings, at the request of the Company Board, members of the Company's senior management met with representatives of a number of prospective financial partners, answering questions regarding the Company and its business and prospects. On May 11, 2000, the Company held a preliminary meeting with representatives of PAE and VCP IV. Also on that same day, members of senior management held a preliminary meeting with a representative of a consortium consisting of four prospective merchant banking partners which indicated interest in exploring a possible leveraged buyout or recapitalization involving the Company.

    The members of senior management again met with representatives of the merchant banking consortium on June 1, 2000. On June 7, 2000, members of the Company's senior management, together with representatives of Deutsche Banc Alex. Brown again met with the consortium and senior management made a presentation.

    On June 14, 2000, members of the Company's senior management, together with representatives of Deutsche Banc Alex. Brown met with VCP IV and PAE. At this meeting, members of the Company's senior management made a presentation to representatives of VCP IV and PAE. Also at this meeting, representatives of VCP IV and PAE discussed their preliminary interest in pursuing with the Company a leveraged recapitalization transaction that potentially would value the Common Stock at a price per Share of $10.00

    In mid-June 2000, members of the Company's senior management, together with representatives of Deutsche Banc Alex. Brown, also met again with representatives of the consortium of four merchant banking firms to discuss further the consortium's proposed leveraged buyout or recapitalization transaction. In the week that followed, a member of the consortium contacted the Company and orally suggested another form of transaction. During this time, members of the Company's senior management, together with Deutsche Banc Alex. Brown also met with another merchant banking firm to discuss a potential transaction.

    On June 21, 2000 the Company Board met to discuss, among other matters, the progress made with respect to the Company's internal restructuring plan and financing efforts. The Company Board was also updated as to the interest of, and discussions held with, VCP IV, PAE and the other merchant banking firms referenced above. In light of the high level of interest that was expressed by potential financial partners at the previous meetings, the Company Board directed senior management and Deutsche Banc Alex. Brown to continue to pursue discussions with VCP IV, PAE and one other financial partner that had proposed the highest transaction values. At this Company Board meeting, Deutsche Banc Alex. Brown reviewed with the Company Board a list of potential strategic partners, and the Company Board authorized Deutsche Banc Alex. Brown to contact two strategic partners that the Company Board believed would be likely to consider and consummate a possible business combination or other strategic transaction with the Company.

    In late June and July of 2000, discussions with VCP IV, PAE and the other prospective financial partner continued.

    On August 1, 2000, the other prospective financial partner returned the information regarding the Company with which it had been provided, expressing its unwillingness to proceed in a transaction that valued the Common Stock at or above $10.00 per Share. After some discussion, the two strategic partners that had been contacted also expressed no interest in pursuing a transaction.

    In late July 2000 members of the Company's senior management and representatives of Deutsche Banc Alex. Brown met with another prospective financial partner. Shortly thereafter, that entity declined any further interest in pursuing a transaction.

    On August 3, 2000, members of the Company's senior management and representatives of Deutsche Banc Alex. Brown met with representatives of VCP IV and PAE. At that meeting the parties discussed the historical performance of the Company and its proposed restructuring plans. Around that time, the Company provided to VCP IV and PAE certain confidential information and access to the Company's employees in connection with VCP IV and PAE's business diligence.

    On August 10, 2000, the Company requested a formal bid from VCP IV and PAE. VCP IV and PAE were requested to submit a proposal by August 24, 2000 and to comment on the proposed form of merger agreement prepared by the Company's outside counsel.

    On August 17, 2000, a primary competitor of the Company ("Competitor") delivered to Mr. Hammes, on an unsolicited basis, a confidential letter setting forth a preliminary proposal for a business combination that placed a stated value for the Common Stock of between $10.00 and $12.00 per Share. From time to time in the past Competitor had broached to the Company the possibility of such a business combination, with the Company responding, in part, that such a transaction did not seem feasible in light of the antitrust obstacles such a combination would likely face under the competition laws of the United States and Europe. Apparently anticipating this concern, the August 17 letter suggested that those antitrust concerns be analyzed by an independent law firm, which would then report its results to the two companies. Mr. Hammes advised the chief executive officer of Competitor that the proposal would be referred to the Company Board for consideration at its next meeting. In response, the Company's general counsel requested that antitrust experts from the Company's regular outside counsel, Latham & Watkins, and from a second firm, Brobeck, Phleger & Harrison LLP, analyze the viability of a combination with Competitor under applicable competition laws.

    On August 24, 2000, Parent's representatives submitted a formal proposal to acquire the Company in a leveraged transaction that placed a cash value of $9.50 per Share on the Common Stock. The transaction would involve a cash tender offer for all of the outstanding Shares, to be followed by a second-step merger. Certain proposed break-up fee and expense reimbursement arrangements also were proposed. The proposal was subject to a number of conditions, including the receipt of required third-party financing and the completion of Parent's representatives' due diligence investigation of the Company. Parent's representatives also delivered a preliminary commitment letter with its offer covering the required third-party debt financing.

    On August 25, 2000, the Company Board met to discuss the proposal submitted by Parent's representatives (the "Proposal") and the letter sent by Competitor. Because Mr. Hammes, as a member of senior management of the Company, was likely to have a continuing financial interest in any transaction resulting from the Proposal, the Company Board determined to establish a special committee of the Company Board (the "Special Committee") to consider the Proposal, the Competitor letter and, more generally, any further analysis of strategic alternatives available to the Company. Messrs. Lee A. Ault III, Murray H. Hutchison, William Pierpoint, Joseph Stemler and J. R. Woodhull, were named as the members of the Special Committee, and these individuals selected Mr. Hutchison as their chairman. These directors were chosen because of their independence in relation to Mr. Hammes and all of the known prospective financial partners. The Company Board authorized the Special Committee to establish such procedures, review such information and engage such financial advisors and legal counsel as it deemed necessary to fully and adequately make determinations about the proposals received and any matters that came before it. The Special Committee was given authority to negotiate with respect to any such proposal or matter, and was asked to make a recommendation to the full Company Board with respect to a suggested course when and as it thought it appropriate to do so.

    On August 25, 2000, the Special Committee discussed the selection of legal counsel and a financial advisor. Following discussion of their qualifications and prior contacts with members of the Company's management and Parent's representatives, the Special Committee determined to retain Latham & Watkins as its legal counsel and Deutsche Banc Alex. Brown as its financial advisor. The Special Committee, however, reserved the option of retaining additional counsel and a second investment banking firm if deemed advisable. Latham & Watkins then reviewed for the Special Committee the procedures to be followed by the Special Committee and the role of the Special Committee.

    The Special Committee then deliberated with respect to the appropriate response to the letter from Competitor. The antitrust counsel from Latham & Watkins reported that both Latham & Watkins and Brobeck Phelger & Harrison LLP shared the view that the Department of Justice and the Federal Trade Commission would likely challenge a merger between the Company and Competitor, and that there was a strong likelihood that the challenge would be successful, and both delivered written opinions to that effect to the Company. Both concurred as well that structural remedies such as divestitures were unlikely to satisfy regulators in light of the very high percentage of the relevant market that the combined firms would hold. The representatives of Latham & Watkins also observed that it would be difficult, as a practical matter, to craft an agreement that would unconditionally commit Competitor to a transaction, irrespective of ensuing antitrust objections.

    Subsequent to the receipt of this advice, the members of the Special Committee agreed that the prospects of a successful combination with Competitor seemed highly uncertain at best and concluded that a failed transaction with Competitor could deprive the Company of the option to pursue other available alternatives, and could alienate customers and regulators. Nonetheless, in light of the stated transaction value asserted by Competitor, the Special Committee directed both Latham & Watkins and Brobeck Phleger & Harrison LLP to reconsider their respective views, and to report back to the Special Committee as to whether, upon such reconsideration, a possible combination of the two companies could be consummated.

    The members of the Special Committee then reviewed the Proposal. The principal issues of concern to the Special Committee were the price, the conditionality of the offer (particularly the financing and diligence conditions) and the proposed break-up fee and other termination arrangements. The Special Committee directed Deutsche Banc Alex. Brown to communicate these concerns to Parent's representatives, and directed Latham & Watkins not to participate in further discussions regarding the proposed form of merger agreement until Parent's representatives responded.

    On August 28, 2000, as directed by the Special Committee, representatives of Deutsche Banc Alex. Brown approached Parent's representatives to discuss the terms of the Proposal. After considerable discussion, Parent's representatives agreed to raise Parent's proposed offer price to $10.00 per share, but indicated that such price was its final offer and no further price increases would be forthcoming (the "Revised Proposal"). In addition, Parent's representatives agreed to limit and to accelerate its remaining due diligence investigation, but insisted that any transaction must be conditioned upon the availability of financing.

    On August 29, 2000, the Special Committee held a telephonic meeting to discuss developments since its previous meeting. The initial item of business concerned the retention of the firm of Richards, Layton & Finger as special Delaware counsel to the Special Committee. Mr. Hutchison said that he had determined, after discussing the matter with representatives of Latham & Watkins and a representative of Richards, Layton & Finger, that the retention of a firm with no significant prior relationship with the Company was appropriate, and the other members of the Special Committee agreed. A representative of Deutsche Banc Alex. Brown then updated the Special Committee as to the status of the discussions with Parent's representatives and informed the Special Committee that Parent's representatives had increased Parent's offer price to $10.00 per Share. The Special Committee also was informed that certain business issues had arisen during the due diligence review conducted by Parent's representatives and that Parent's representatives had indicated that further diligence would be required. At the meeting, the Special Committee determined that it was in the best interests of the Company's stockholders to continue to consider the Revised Proposal in detail. The Special Committee did, however, express its concern that if, after entering into an agreement, Parent did not receive the financing and the transaction were terminated, it could have a material adverse effect on the Company's stock and market perception.

    In late August 2000 and early September of 2000, Parent's representatives proceeded with their due diligence investigation of the Company, which included written requests for information, inspections of documents and telephone conferences with representatives of the Company.

    On September 8, 2000, the Special Committee held a telephonic meeting, which included representatives of Latham & Watkins and Deutsche Banc Alex. Brown. At this meeting, the Special Committee discussed the status of the ongoing due diligence review of the Company by Parent's representatives, the principal issues raised by the Revised Proposal, the efforts by Parent's representatives in arranging the required third-party debt financing and the status of discussions regarding management's prospective participation as equity investors in Parent. The Special Committee was informed that Parent's representatives were conducting negotiations with proposed lenders to discuss the provision of binding commitment letters. The Special Committee again directed Deutsche Banc Alex. Brown to convey to Parent's representatives that a financing condition was not desirable.

    On September 11, 2000, the Company's general counsel traveled to New York to discuss management's prospective participation as equity investors in Parent. On or about September 11, 2000, the members of management retained separate counsel, Debevoise & Plimpton, to represent them in their negotiations with Parent.

    On September 14, 2000, the Special Committee held a telephonic meeting which included representatives of Latham & Watkins, Richards, Layton & Finger and Deutsche Banc Alex. Brown. At the meeting, the Special Committee was informed that Parent's accountants were continuing their review of the Company, focusing on its cash flow and EBITDA. The Special Committee directed Latham & Watkins to forward to Parent's counsel a revised version of the draft merger agreement, incorporating the points that had been agreed to and circulating a list of the business and legal points that remained open. Deutsche Banc Alex. Brown informed the Special Committee that Parent's representatives were in discussions with one of its affiliates as a possible source of all or a portion of the financing Parent would need to consummate the transaction. The Special Committee discussed the possible retention of a second investment banking firm to provide a supplemental opinion if an affiliate of Deutsche Banc Alex. Brown participated in such financing. Thereafter Latham & Watkins engaged in extensive discussions of the draft merger agreement with Parent's counsel, Simpson Thacher & Bartlett.

    On September 22, 2000, the Special Committee held a telephonic meeting which included representatives of Latham & Watkins, Richards, Layton & Finger and Deutsche Banc Alex. Brown. At this meeting, the Special Committee was updated regarding Parent's efforts to secure the required debt financing. Representatives of Latham & Watkins summarized for the members of the Special Committee the principal legal issues that remained, in the view of that firm and of Richards, Layton & Finger. Counsel suggested that they had concerns regarding several terms of the proposed merger agreement, including, among others:

    - the limitation on the Company's ability to consider unsolicited acquisition proposals;

    - the ability of the Company to compel an extension of the tender offer; and

    - the circumstances under which the Company might be obligated to pay a break-up fee to Parent or to reimburse Parent for its expenses.

    On September 26, 2000, the Special Committee held a telephonic meeting, which included representatives of Latham & Watkins, Richards, Layton & Finger and Deutsche Banc Alex. Brown. At this meeting, the Special Committee was informed that Parent had indicated that the most likely source of debt financing for the transaction would, in fact, be a corporate affiliate of Deutsche Banc Alex. Brown. In light of that fact, the members of the Special Committee directed Mr. Hutchison to retain formally a second investment banking firm to consider the fairness of any transaction that might be considered by the full Special Committee. Mr. Hutchison noted that he had contacted several firms, and had determined that the Special Committee should retain the firm of Batchelder & Partners, LLC ("Batchelder"). Mr. Hutchison was authorized to negotiate and execute, on behalf of the Special Committee, any engagement letter (or other appropriate document or instrument) necessary or advisable to evidence such retention.

    On September 29, 2000 the Special Committee held a telephonic meeting, which included representatives of Latham & Watkins, Richards, Layton & Finger and Deutsche Banc Alex. Brown. Latham & Watkins reported that the new comments received from Parent's representatives included a proposed additional transaction condition, which required that certain members of management enter into equity subscription and employment arrangements with Parent between the execution of the Merger Agreement and the closing of the tender offer. Latham & Watkins recommended, and the Special Committee unanimously agreed, that the offer should not be conditioned upon arrangements with management. The Special Committee again was updated as to Parent's financing and was informed that the prospective source of that financing appeared to be Deutsche Banc Alex. Brown's affiliate, Bankers Trust Company.

    Throughout the balance of September 2000 until the execution of the Merger Agreement in October 2000, representatives of Latham & Watkins and Simpson Thacher & Bartlett continued to negotiate the terms of the Revised Proposal and the unresolved legal and business issues. These issues included, among others, a proposed cap on the Company's damages under the draft merger agreement, the ability of the Company to require extension of the tender offer, the fees and expenses payable by the Company in the event of a termination, the financing contingency, and the conditions to the tender offer.

    On October 5, 2000, the Special Committee held a telephonic meeting, which included representatives of Latham & Watkins, Deutsche Banc Alex. Brown and Batchelder. Latham & Watkins reported on the status of its negotiations with Simpson Thacher & Bartlett. A principal set of issues continued to surround the circumstances under which the Company could be obligated to pay a break-up fee to Parent, or to reimburse Parent for its expenses. The members of the Special Committee gave negotiating instructions to Latham & Watkins, advocating, among other matters, more limited payment arrangements from the Company's perspective.

    On October 11, 2000, the Special Committee had a telephonic meeting, which included representatives of Richards, Layton & Finger, Latham & Watkins and Deutsche Banc Alex. Brown. The Special Committee was informed at this meeting that the Company had fallen short of its internal earnings estimates for September 2000, but that Parent's representatives had not proposed a price reduction or indicated that it would not otherwise continue to pursue the transaction.

    On October 16, 2000, the Special Committee held a telephonic meeting, which included representatives of Latham & Watkins, Richards, Layton & Finger, Deutsche Banc Alex. Brown and Batchelder. At that meeting, a representative of Latham & Watkins summarized for the Special Committee the terms of management's equity arrangements with Parent, noting that members of senior management collectively would have the opportunity to rollover a portion of their current option position in the Company and would collectively hold approximately 10% of the equity interest in Parent (of which approximately one-third would be held by Mr. Hammes). Management would also be granted options representing an additional 12.1% of the equity interests in Parent, which would vest over time and upon the realization of certain performance standards. The Latham & Watkins representatives also apprised the members of the Special Committee of the other material details of Parent's proposed economic arrangements with members of the Company's management.

    After being advised by representatives of Latham & Watkins and Richards, Layton & Finger regarding the scope of their fiduciary duties under applicable law, the members of the Special Committee then considered the status of the Revised Proposal, as well as the potential business combination with Competitor. Addressing the latter topic first, antitrust counsel from Latham & Watkins advised the members of the Special Committee that both Latham & Watkins and Brobeck Phelger & Harrison LLP had delivered written opinions reaffirming their original legal conclusions. Specifically, both firms had concluded that a possible business combination of the Company and Competitor faced extremely significant, and potentially insurmountable, regulatory impediments under United States antitrust laws. In light of this advice, and considering the other issues with respect to the Competitor proposal, the members of the Special Committee determined not to consider further the prospect of such a business combination with Competitor.

    The Special Committee then discussed the Revised Proposal. Representatives of Latham & Watkins and Richards, Layton & Finger advised the members of the Special Committee on the results of the negotiations that had occurred since the preceding meeting, and confirmed that all remaining legal issues had been resolved, subject to the Special Committee's approval, with Parent's legal counsel. The results of the negotiations that had transpired since that meeting were summarized for the members of the Special Committee. The representatives of the two law firms then reviewed with the members of the Special Committee the draft Merger Agreement, as so negotiated, including the ability of the Company under the provisions of the Merger Agreement to solicit acquisition proposals and the amount of the termination fee and expenses and the circumstances under which such termination fee and expenses would be payable if the Company accepted an alternative acquisition proposal. In this regard, Deutsche Banc Alex. Brown reviewed for the Special Committee the range of termination fees and expenses payable in comparable transactions, which indicated that the termination fee payable in the proposed transaction with Parent was within the range of termination fees and expenses paid in such transactions.

    Each of Deutsche Banc Alex. Brown and Batchelder then reviewed with the Special Committee its financial analysis of the consideration payable in the Offer and the Merger. Thereafter, Deutsche Banc Alex. Brown and Batchelder delivered separate oral opinions to the Special Committee to the effect that, as of the date of such opinions and based on and subject to the matters described in such opinions, the $10.00 per Share cash consideration to be received in the Offer and the Merger by holders of Shares (other than Parent, the Executives and their respective affiliates) was fair, from a financial point of view, to such holders.

    After discussion and consideration, the Special Committee unanimously approved the Merger Agreement and the transactions contemplated thereby, determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's public stockholders and recommended that the Company Board approve and adopt the Merger Agreement.

    Following the Special Committee meeting, a meeting of the full Company Board was convened. All directors were present, except for Mr. Pierpoint and Mr. Hammes who participated by telephone. Representatives of Deutsche Banc Alex. Brown, Batchelder, Latham & Watkins and Richards, Layton & Finger were also present. Mr. Hutchison, on behalf of the Special Committee, reported that the Special Committee had resolved to recommend to the Company Board that the pending proposal from Parent be accepted. He indicated that the Special Committee had received a presentation from Latham & Watkins and Richards, Layton & Finger on the terms of the proposed Merger Agreement, including various provisions that had been negotiated to improve the draft Merger Agreement from the perspective of the Company's public stockholders. He also indicated that the Special Committee had received a financial presentation and opinion from each of Deutsche Banc Alex. Brown and Batchelder as to the fairness, from a financial point of view, of the $10.00 per Share cash consideration to be received in the Offer and the Merger by the holders of Shares (other than Parent, the Executives and their respective affiliates). Representatives of Latham & Watkins and Richards, Layton & Finger also summarized the fiduciary standards applicable to directors in approving transactions of this nature. Representatives from Latham & Watkins then reviewed with the Company Board draft resolutions relating to the proposed transaction.

    Following further discussion, there was a motion to approve and adopt the resolutions pertaining to the Merger Agreement and related transactions. The resolutions were approved and adopted by the Company Board unanimously.

    Immediately following the meeting of the full Board, the Company, Parent, Holdings and Purchaser entered into the definitive Merger Agreement and promptly thereafter the Company, VCP IV and PAE issued a press release announcing that Company Board had accepted Parent's proposal and entered into the definitive Merger Agreement.

RECOMMENDATION OF THE BOARD OF DIRECTORS; FAIRNESS OF THE TRANSACTIONS

    In reaching its recommendation described above the Company Board considered a number of factors, including the following:

    1. The fact that the Revised Proposal represented the most attractive offer received by the Company Board after a select group of potential parties which had been given an opportunity to receive confidential information about the Company declined to submit a proposal or submitted a proposal that the Company Board considered to be less attractive to the Company's stockholders than the Revised Proposal.

    2. The Company Board considered the relationship of the Offer price to the historical market prices of the Shares, and the fact that the cash consideration that the Company's stockholders would receive for each Share under the Revised Proposal was at a significant premium to the Company's then-current market price.

    3. The fact that the Company Board had explored the possibility of pursuing various other possible transactions that would enhance stockholder value, including the Company's alternative to remain an independent public company and the possibility of curtailing operations in an attempt to increase profitability, and other extraordinary corporate transactions, as well as the risks and uncertainties associated with such alternatives. The Company Board considered the current and historical financial condition and results of operations of the Company, as well as the prospects and strategic objectives of the Company, including the risks involved in achieving those prospects and objectives, and the current and expected conditions in the industry in which the Company's business operates.

    4. The Company's business, prospects, financial condition, current business strategy and competitive position in the health care industry.

    5. The separate financial presentations of the Special Committee's financial advisors, including their respective opinions to the Special Committee as to the fairness, from a financial point of view and as of the date of such opinions, of the cash consideration payable in the Offer and the Merger, as more fully described in "Special Factors--Opinions of the Special Committee's Financial Advisors."

    6. The terms and conditions of the Merger Agreement, including the fact that the Offer is subject to various conditions, including the Financing Condition, and that the Merger Agreement contemplates under certain circumstances the payment of a termination fee to Parent and its subsidiaries and the reimbursement of certain expenses of Parent and Purchaser (including financing commitment fees and related expenses). In analyzing the conditions to the Offer, the Company Board considered, among other things, the risks of failing to consummate the Offer and the Merger. In assessing the termination fee and expense reimbursement provisions, the Company Board recognized that their effect would be to increase by the amount of such fee and expenses the cost of acquiring the Company in a third party offer made by someone other than Parent and its subsidiaries.

    7. The nature of the financing commitments received by Parent and its subsidiaries with respect to the Offer and the Merger, including the identity of the institutions providing such commitments and their proven experience in consummating transactions such as the Offer and the Merger and the conditions to the obligations of such institutions to fund such commitments.

    8. The likelihood of soliciting a firm offer from a third party to acquire the Company at a price in excess of that to be paid in the Offer and the Merger, the timing of the receipt of any such offer, and the possible consequences of unsuccessfully seeking to solicit such an offer.

    9. The terms of the non-solicitation covenant described in "Special Factors--The Merger Agreement--No Solicitations." The Company Board considered the possible effect of these provisions of the Merger Agreement on third parties who might be interested in exploring an acquisition of the Company. In this regard, the Company Board recognized that the provisions of the Merger Agreement relating to the termination fees and expense reimbursement and solicitation of acquisition proposals were insisted upon by Parent as a condition to entering into the Merger Agreement and that the amount of the termination fees and expense reimbursement that would be payable if the Merger Agreement were to be terminated to accept an alternative acquisition proposal was within the range of the amounts of termination fees and expense reimbursement customarily paid under similar circumstances in transactions comparable to those provided for in the Merger Agreement.

    10. The Company Board considered the opinions of Latham & Watkins and Brobeck Phelger & Harrison LLP concluding that it was highly likely that a possible business combination of the Company and Competitor would face extremely significant, and potentially insurmountable, regulatory impediments under United States antitrust laws.

    In view of the wide variety of factors considered in connection with its evaluation of the Offer and the Merger, the Company Board did not find it practicable to, and did not, qualify or otherwise assign relative weights to the individual factors considered in reaching its determinations. As discussed above, the Merger Agreement does not require the transactions contemplated thereby to be approved by a majority of the unaffiliated stockholders of the Company.

    PURCHASER, HOLDINGS AND PARENT. Purchaser, Holdings and Parent regard the acquisition of the Company as an attractive investment opportunity because they believe that the Company's future business prospects are favorable. Although the investment will involve a substantial risk, Parent believes that the long-term value of the equity investment could appreciate significantly. Purchaser, Holdings and Parent believe that the price per Share offered hereby and the Merger Consideration is fair to the Company's stockholders. In reaching this conclusion, they have taken into consideration the recent and historical prices of the Shares, see "The Tender Offer--Section 6" ("Price Range of Shares; Dividends"), and their due diligence review of the Company. Their conclusions as to the fairness of the Offer and the Merger are supported by the conclusions of the Special Committee and by the fact that the terms of the transactions were negotiated with the Special Committee and its representatives at a time when Purchaser, Holdings and Parent did not beneficially own any Shares and after representatives of the Company had solicited proposals to purchase the Company from third parties. Purchaser, Holdings and Parent did not assign a particular weight to any one factor.

OPINIONS OF THE SPECIAL COMMITTEE'S FINANCIAL ADVISORS

    OPINION OF DEUSTCHE BANC ALEX. BROWN. The Special Committee has engaged Deutsche Banc Alex. Brown to act as its financial advisor in connection with the Offer and the Merger. On October 16, 2000, at a meeting of the Special Committee held to evaluate the Offer and the Merger, Deutsche Banc Alex. Brown rendered to the Special Committee an oral opinion, confirmed by delivery of a written opinion dated October 16, 2000, to the effect that, as of that date and based on and subject to the matters described in its opinion, the $10.00 per Share cash consideration to be received in the Offer and the Merger by holders of Shares was fair, from a financial point of view, to such holders (other than Parent, the Executives and their respective affiliates).

    The full text of Deutsche Banc Alex. Brown's written opinion dated
October 16, 2000, which describes the assumptions made, matters considered and limitations of the review undertaken, is attached as Annex A and is incorporated into this document by reference. DEUTSCHE BANC ALEX. BROWN'S OPINION IS DIRECTED TO THE SPECIAL COMMITTEE AND ADDRESSES ONLY THE FAIRNESS OF THE $10.00 PER SHARE CASH CONSIDERATION FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF SHARES (OTHER THAN PARENT,

THE EXECUTIVES AND THEIR RESPECTIVE AFFILIATES). THE OPINION DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY THE COMPANY TO ENGAGE IN THE OFFER AND THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER SUCH HOLDER SHOULD TENDER SHARES IN THE OFFER OR AS TO ANY OTHER MATTERS RELATING TO THE OFFER OR THE MERGER. The summary of Deutsche Banc Alex. Brown's opinion described below is qualified in its entirety by reference to the full text of its opinion.

    In arriving at its opinion, Deutsche Banc Alex. Brown:

    - reviewed publicly available financial and other information concerning the Company and internal analyses and other information furnished to or discussed with Deutsche Banc Alex. Brown by the Company and its advisors;

    - held discussions with members of the senior management of the Company regarding the business and prospects of the Company;

    - reviewed the reported prices and trading activity for the Shares;

    - compared financial and stock market information for the Company with similar information for other companies whose securities are publicly traded;

    - reviewed the financial terms of recent business combinations which Deutsche Banc Alex. Brown deemed comparable in whole or in part;

    - reviewed the terms of the Merger Agreement; and

    - performed other studies and analyses and considered other factors as Deutsche Banc Alex. Brown deemed appropriate.

    Deutsche Banc Alex. Brown did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to Deutsche Banc Alex. Brown, concerning the Company, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Banc Alex. Brown assumed and relied on the accuracy and completeness of all information that it reviewed and did not conduct a physical inspection of any of the properties or assets, or prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of the Company. With respect to the financial forecasts and projections made available to Deutsche Banc Alex. Brown and used in its analyses, Deutsche Banc Alex. Brown assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company as to the matters covered by the forecasts and projections. In rendering its opinion, Deutsche Banc Alex. Brown expressed no view as to the reasonableness of the forecasts and projections used by it or the assumptions on which the forecasts and projections were based. In connection with its engagement, Deutsche Banc Alex. Brown was authorized to approach, and held discussions with, third parties to solicit indications of interest with respect to the acquisition of the Company. Deutsche Banc Alex. Brown's opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Deutsche Banc Alex. Brown as of, the date of its opinion.

    For purposes of rendering its opinion, Deutsche Banc Alex. Brown assumed that, in all respects material to its analysis, (a) the representations and warranties of the Company, Parent, Holdings and Purchaser contained in the Merger Agreement were true and correct, (b) the Company, Parent, Holdings, and Purchaser would each perform all of the covenants and agreements to be performed by it under the Merger Agreement and (c) all conditions to the obligations of each of the Company, Parent, Holdings, and Purchaser to consummate the Offer and the Merger would be satisfied without any waiver. Deutsche Banc Alex. Brown also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Offer and the Merger would be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which the Company, Parent, Holdings, or Purchaser is a party or is subject or by which it is bound, no limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have a material adverse effect on the Offer or the Merger. No other instructions or limitations were imposed by the Special Committee on Deutsche Banc Alex. Brown with respect to the investigations made or the procedures followed by it in rendering its opinion.

    In connection with rendering its opinion to the Special Committee, Deutsche Banc Alex. Brown performed a variety of financial analyses which are summarized below. The following summary does not purport to be a complete description of all analyses performed and factors considered by Deutsche Banc Alex. Brown in connection with its opinion. A copy of Deutsche Banc Alex. Brown's written presentation to the Special Committee in connection with its opinion has been filed as an exhibit to the Tender Offer Statement and Schedule 13E-3 on the Schedule TO (the "Schedule TO") filed by Parent, Holdings and Purchaser with the Securities and Exchange Commission and will be available for inspection and copying at the principal executive offices of the Company during regular business hours by any interested stockholder of the Company or representatives of such stockholder who has been so designated in writing, and also may be inspected and copied, and obtained by mail, from the Securities and Exchange Commission. The Securities and Exchange Commission maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers, including the Company, which file electronically with the Securities and Exchange Commission. The address of that site is http://:www.sec.gov. You can find a copy of Deutsche Banc Alex. Brown's written presentation at that site.

    The following is a summary of the material financial analyses performed by Deutsche Banc Alex. Brown in connection with its opinion to the Special Committee dated October 16, 2000. THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND DEUTSCHE BANC ALEX. BROWN'S FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA SET FORTH BELOW IN THE TABLES WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF DEUTSCHE BANC ALEX. BROWN' S FINANCIAL ANALYSES.

ANALYSIS OF SELECTED PUBLIC COMPANIES.

    Deutsche Banc Alex. Brown compared financial and stock market information for the Company and the following five selected publicly held companies in the medical device and equipment sector of the health care industry:

    - Arrow International, Inc.

    - CONMED Corporation

    - Hillenbrand Industries, Inc.

    - Invacare Corporation

    - Respironics, Inc.

    Deutsche Banc Alex. Brown reviewed enterprise values, calculated as equity market value, plus debt, less cash and cash equivalents, as multiples of latest 12 months earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, and earnings before interest and taxes, commonly referred to as EBIT. Deutsche Banc Alex. Brown also reviewed equity market values as a multiple of latest 12 months and estimated calendar years 2000 and 2001 net income. All multiples were based on closing stock prices on October 13, 2000, the latest trading day prior to public announcement of the Offer and the Merger. Estimated financial data for the selected companies were based on publicly available research analysts' estimates. Estimated financial data for the Company were based on publicly available research analysts' estimates, referred to as the "Street Case," and internal estimates of the Company's management (excluding restructuring charges), referred to as the "Management Case."

    Deutsche Banc Alex. Brown applied a range of selected multiples derived from the selected companies of latest 12 months EBITDA and EBIT and latest 12 months and estimated calendar years 2000 and 2001 net income to corresponding financial data of the Company. This analysis yielded the following implied per Share equity reference ranges for the Company, as compared to the cash consideration payable in the Offer and the Merger of $10.00 per Share:

                                                                  IMPLIED EQUITY REFERENCE
                                                                      RANGE PER SHARE
                                                              --------------------------------
                                                                MEAN             RANGE
                                                              --------   ---------------------
Enterprise Value as a Multiple of:
  Latest 12 Months EBITDA...................................   $13.53    $         8.14-$15.48
  Latest 12 Months EBIT.....................................   $ 8.63    $         4.12-$11.11

Equity Value as a Multiple of:
  Latest 12 Months Net Income...............................   $ 5.21    $         2.57-$ 6.51
  Estimated Calendar Year 2000 Net Income based on Street
    Case....................................................   $ 5.65    $         3.84-$ 6.95
  Estimated Calendar Year 2000 Net Income based on
    Management Case.........................................   $ 5.87    $         3.99-$ 7.22
  Estimated Calendar Year 2001 Net Income based on Street
    Case....................................................   $ 5.98    $         3.95-$ 6.94
  Estimated Calendar Year 2001 Net Income based on
    Management Case.........................................   $15.00    $        10.41-$17.16

    In reviewing the results of its analysis, Deutsche Banc Alex. Brown took into consideration the following:

    - the mean historical three-year compounded annual revenue growth rate of the selected companies was 19.9% as compared to the Company's compounded annual revenue growth rate over the same period of negative 0.9%;

    - the mean of the latest 12 months EBITDA margin of the selected companies was 21.2% as compared to the Company's latest 12 months EBITDA margin of 8.1%; and

    - the mean historical three-year compounded annual net income growth rate of the selected companies was 11.1% as compared to the Company's compounded annual net income growth rate over the same period of negative 36.2%.

ANALYSIS OF SELECTED PRECEDENT TRANSACTIONS.

    Deutsche Banc Alex. Brown reviewed the purchase prices and implied transaction multiples in the following 10 selected transactions in the medical device and equipment sector of, and six selected leveraged recapitalization transactions in, the health care industry:

               SELECTED MEDICAL DEVICE AND EQUIPMENT TRANSACTIONS

                  ACQUIROR                                        TARGET
---------------------------------------------  ---------------------------------------------
- Invacare Corporation                         Scandinavian Mobility International A/S
- Thermo Electron Corporation                  Bear Medical Systems, Inc. (a subsidiary of
                                               Allied Healthcare Products, Inc.)
- Richard C. Blum and Associates, L.P. and
  Fremont Partners, L.P.                       Kinetic Concepts, Inc.
- Graham-Field Health Products, Inc.           Fuqua Enterprises, Inc.
- Kimberly-Clark Corporation                   TECNOL Medical Products, Inc.
- Nellcor Puritan Bennett, Inc.                Aequitron Medical, Inc.
- Respironics, Inc.                            LIFECARE International, Inc.
- Graham-Field Health Products, Inc.           Everest & Jennings International Ltd.
- Thermo Electron Corporation                  Bird Medical Technologies, Inc.
- Sunrise Medical Inc.                         Corona Group

          SELECTED HEALTH CARE LEVERAGED RECAPITALIZATION TRANSACTIONS

                  ACQUIROR                                        TARGET
---------------------------------------------  ---------------------------------------------
-Kohlberg, Kravis, Roberts & Co.               Alliance Imaging, Inc.
-TA MergerCo, Inc.                             Physicians' Specialty Corp.
-Kelso & Company                               Unilab Corporation
-Vestar/Sheridan Holdings, Inc.                Sheridan Heathcare, Inc.
-Madison Dearborn Partners, Inc. et al.        Team Health, Inc.
-Welsh, Carson, Anderson & Stowe VIII L.P.     Concentra Managed Care, Inc.

    Deutsche Banc Alex. Brown reviewed enterprise values in the selected transactions as multiples of latest 12 months EBITDA and EBIT, and equity market values as a multiple of latest 12 months and one-year forward 2001 net income. All multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Deutsche Banc Alex. Brown then applied a range of selected multiples derived from the selected transactions of latest 12 months EBITDA and EBIT and latest 12 months and one-year forward net income to corresponding financial data of the Company. Estimated financial data for the selected transactions were based on research analysts' estimates. Estimated financial data for the Company were based on the Street Case and the Management Case. This analysis yielded the following implied per Share equity reference ranges for the Company, as compared to the cash consideration payable in the Offer and the Merger of $10.00 per Share:

               SELECTED MEDICAL DEVICE AND EQUIPMENT TRANSACTIONS

                                                                 IMPLIED EQUITY REFERENCE
                                                                      RANGE PER SHARE
                                                              -------------------------------
                                                                MEAN            RANGE
                                                              --------   --------------------
Enterprise Value as a Multiple of:
  Latest 12 Months EBITDA...................................   $18.13    $       14.49-$22.12
  Latest 12 Months EBIT.....................................   $10.89    $        3.98-$16.99

Equity Value as a Multiple of:
  Latest 12 Months Net Income...............................   $ 7.27    $        3.46-$11.23
  Estimated Fiscal Year 2001 Net Income based on Street
  Case......................................................   $ 8.06    $        6.95-$ 9.95
  Estimated Fiscal Year 2001 Net Income based on Management
  Case......................................................   $12.51    $       10.81-$15.69

          SELECTED HEALTH CARE LEVERAGED RECAPITALIZATION TRANSACTIONS

                                                                 IMPLIED EQUITY REFERENCE
                                                                     RANGE PER SHARE
                                                              ------------------------------
                                                                MEAN            RANGE
                                                              --------   -------------------
Enterprise Value as a Multiple of:
  Latest 12 Months EBITDA...................................   $11.95    $       7.59-$17.04
  Latest 12 Months EBIT.....................................   $ 7.06    $       2.58-$10.07

Equity Value as a Multiple of:
  Latest 12 Months Net Income...............................   $ 5.14    $       2.98-$ 6.96
  Estimated Fiscal Year 2001 Net Income Based on Street
  Case......................................................   $ 5.51    $       3.82-$ 7.36
  Estimated Fiscal Year 2001 Net Income Based on Management
  Case......................................................   $ 8.88    $       6.42-$11.36

    In reviewing the results of its analysis, Deutsche Banc Alex. Brown took into consideration the following:

    - the mean historical three-year compounded annual revenue growth rate of the selected medical device and equipment and the selected health care leveraged recapitalization transactions was 6.7% and 21.9%, respectively, as compared to the Company's compounded annual revenue growth rate over the same period of negative 0.9%;

    - the mean of the latest 12 months EBITDA margin of the target companies involved in the selected medical device and equipment transactions and the selected health care leveraged recapitalization transactions was 16.4% and 20.3% as compared to the Company's latest 12 months EBITDA margin of 8.1%; and

    - the mean historical three-year compounded annual net income growth rate of the target companies involved in the selected medical device and equipment transactions and the selected health care leveraged recapitalization transactions was 23.5% and 16.1%, respectively, as compared to the Company's compounded annual net income growth rate over the same period of negative 36.2%.

PREMIUMS ANALYSIS.

    Deutsche Banc Alex. Brown reviewed the premiums paid in 527 selected merger and acquisition transactions in various industries and 54 selected merger and acquisition transactions in the health care industry involving a change in control of the target company, in each case effected since January 1, 1998 and having an enterprise value of $100 million to $500 million. Deutsche Banc Alex. Brown also reviewed the premiums paid in 10 selected merger and acquisition transactions in the medical device and equipment sector of, and six selected leveraged recapitalization transactions in, the health care industry. Deutsche Banc Alex. Brown analyzed the premiums in these transactions based on the target company's closing stock price one day and one month prior to public announcement of the transaction. Deutsche Banc Alex. Brown then applied a selected range of premiums derived from the selected transactions to the average closing stock price of the Shares for corresponding periods prior to October 13, 2000. This analysis indicated the following implied per Share equity reference ranges for the Company, as compared to the cash consideration payable in the Offer and the Merger of $10.00 per Share:

                                                                 IMPLIED EQUITY REFERENCE
                                                                     RANGE PER SHARE
                                                              ------------------------------
        SELECTED MERGER AND ACQUISITION TRANSACTIONS            MEAN            RANGE
------------------------------------------------------------  --------   -------------------
One Day Prior...............................................   $8.43     $       6.28-$14.53
One Month Prior.............................................   $8.67     $       5.78-$20.35

  SELECTED HEALTH CARE MERGER AND ACQUISITION TRANSACTIONS
------------------------------------------------------------
One Day Prior.                                                $   8.16   $       6.39-$12.61
One Month Prior.............................................   $8.71     $       5.93-$12.55

SELECTED MEDICAL DEVICE AND EQUIPMENT MERGER AND ACQUISITION TRANSACTIONS
-------------------------------------------------------------------------
One Day Prior.                                                             $   7.70   $       5.69-$ 8.89
One Month Prior...................................................          $8.43     $       5.29-$10.90

   SELECTED HEALTH CARE LEVERAGED RECAPITALIZATION TRANSACTIONS
-------------------------------------------------------------------------
One Day Prior.                                                             9.00       $6.80-$14.32
One Month Prior...................................................          $8.82     $       6.75-$13.82

DISCOUNTED CASH FLOW ANALYSIS.

    Deutsche Banc Alex. Brown performed a discounted cash flow analysis to estimate the present value of the unleveraged, after-tax free cash flows that the Company could generate during estimated fiscal years 2001 through 2005 based on two scenarios reflecting the potential for different revenue growth rates and EBITDA margins for the Company. For purposes of this analysis, Deutsche Banc Alex. Brown utilized internal estimates of the Company's management. The first scenario, Case 1, assumed a six-year compounded annual revenue growth rate for the Company of 5.0% and a fiscal year 2005 EBITDA Margin of 17.4%. The second scenario, Case 2, reflected certain adjustments to the Case 1 estimates and assumed a six-year compounded annual revenue growth rate of 0.0% and a fiscal year EBITDA margin of 11.7%. The range of estimated terminal values was calculated by applying terminal value multiples ranging from 6.5x to 8.5x to the Company's estimated fiscal year 2005 EBITDA. The present value of the cash flows and terminal values were calculated using discount rates ranging from 12.0% to 16.0%. This analysis yielded the following implied per Share equity reference ranges for the Company, as compared to the cash consideration payable in the Offer and the Merger of $10.00 per Share:

                                                      IMPLIED EQUITY REFERENCE
                    SCENARIO                               RANGE PER SHARE
-------------------------------------------------  -------------------------------
Case 1...........................................           $17.12-$26.42
Case 2...........................................           $ 8.11-$12.99

    In reviewing the results of this analysis, Deutsche Banc Alex. Brown took into consideration the following:

    - the projected six-year compounded annual revenue growth rate was assumed to be 5.0% under Case 1 and 0.0% under Case 2 as compared to the historical three-year compounded annual revenue growth rate of negative 0.9%;

    - the 2005 EBITDA margin was assumed to be 17.4% under Case 1 and 11.7% under Case 2 as compared to the latest 12 months margin of 8.1%; and

    - the profitability targets under both Case 1 and Case 2 were predicated on the success of the restructuring program and implementation of a global information technology system.

OTHER FACTORS.

    In rendering its opinion, Deutsche Banc Alex. Brown also reviewed and considered, among other things:

    - historical market prices and trading volumes for the Shares and the relationship between movements in the common stock of the selected companies and movements in the S&P 500 Index;

    - the Company's earnings performance; and

    - selected published analysts' reports, including analysts' estimates as to the Company's earnings per Share.

    The above summary is not a complete description of Deutsche Banc Alex. Brown's opinion to the Special Committee or the financial analyses performed and factors considered by Deutsche Banc Alex. Brown in connection with its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. Deutsche Banc Alex. Brown believes that its analyses and the summary above must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Deutsche Banc Alex. Brown's analyses and opinion.

    In performing its analyses, Deutsche Banc Alex. Brown considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of the Company. No company, transaction or business used in the analyses as a comparison is identical to the Company or the Offer or the Merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

    The estimates contained in Deutsche Banc Alex. Brown's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Deutsche Banc Alex. Brown's analyses and estimates are inherently subject to substantial uncertainty.

    The type and amount of consideration payable in the Offer and the Merger were determined through negotiation among the Company and Parent's representatives and the decision to enter into the Merger Agreement was solely that of the Company Board and the Special Committee. Deutsche Banc Alex. Brown's opinion and financial analyses were only one of many factors considered by the Special Committee in its evaluation of the Offer and the Merger and should not be viewed as determinative of the views of the Special Committee with respect to the Offer or the Merger or the consideration payable in the Offer and the Merger.

    Deutsche Banc Alex. Brown is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. The Special Committee selected Deutsche Banc Alex. Brown as its financial advisor based on Deutsche Banc Alex. Brown's reputation and expertise.

    Deutsche Banc Alex. Brown and its affiliates in the past have provided financial services to the Company and VCP IV and its affiliates unrelated to the Offer and the Merger, for which services Deutsche Banc Alex. Brown and its affiliates have received compensation. Deutsche Banc Alex. Brown and its affiliates also have an outstanding bank credit facility with the Company and investments in affiliates of VCP IV. In addition, Deutsche Banc Alex. Brown and its affiliates will participate in the financing of the Offer and the Merger, for which services Deutsche Banc Alex. Brown and its affiliates will receive compensation.

    Deutsche Banc Alex. Brown maintains a market in, and regularly publishes research reports regarding, publicly traded companies in the health care industry. In the ordinary course of business, Deutsche Banc Alex. Brown and its affiliates may actively trade or hold the securities and other instruments and obligations of the Company, VCP IV, PAE and their respective affiliates for Deutsche Banc Alex. Brown's and its affiliates' accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities, instruments or obligations.

    Under the terms of Deutsche Banc Alex. Brown's engagement, the Company has agreed to pay Deutsche Banc Alex. Brown for its financial advisory services upon the completion of the Offer and the Merger an aggregate fee based on a percentage of the total consideration, including liabilities assumed, payable in the Offer and the Merger. It is currently estimated that the aggregate fee payable to Deutsche Banc Alex. Brown for such financial advisory services will be approximately $3.7 million, of which $3.3 million is payable at closing. In addition, the Company has agreed to reimburse Deutsche Banc Alex. Brown for its reasonable travel and other out-of-pocket expenses, including reasonable fees and disbursements of counsel, and to indemnify Deutsche Banc Alex. Brown and related parties against liabilities, including liabilities under the federal securities laws, relating to, or arising out of, Deutsche Banc Alex. Brown's engagement.

    OPINION OF BATCHELDER & PARTNERS, INC. The Special Committee has retained Batchelder to act as its financial advisor in connection with the Offer and the Merger. Batchelder is a nationally recognized investment banking and financial advisory firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, dispositions, business combinations, private placements, and valuations for corporate and other purposes.

    On October 16, 2000, at a meeting of the Special Committee, Batchelder delivered an oral opinion to the Special Committee, and subsequently confirmed the opinion in writing as of that date, that, as of the date of the opinion and subject to the considerations set forth therein, the $10.00 per Share cash consideration to be received by the holders of Shares (other than the Parent, the Management Group, any other members of management who have agreed to invest in the Parent, and their affiliates) pursuant to the Merger Agreement was fair to such holders from a financial point of view. The full text of Batchelder's opinion, dated October 16, 2000, which sets forth the qualifications, assumptions made, matters considered, limitations on the review undertaken in connection with the opinion, and circumstances where the opinion should not be relied upon, is attached as Annex B and is incorporated by reference. Some of these assumptions relate to future market conditions and other matters beyond the control or influence of the Company. No limitations were imposed by the Special Committee on Batchelder with respect to the investigations made or procedures followed in rendering its opinion. Batchelder was not retained or requested to consider any strategic or financial alternatives to the Merger or to seek indications of interest from other potential buyers in connection with rendering its opinion nor did Batchelder do so.

    The summary of Batchelder's opinion in this Offer to Purchase is qualified in its entirety by the full text of its written opinion. You should read the full written opinion carefully. A copy of Batchelder's written presentation to the Special Committee in connection with its opinion has been filed as an exhibit to the Schedule TO filed by Parent, Holdings and Purchaser with the Securities and Exchange Commission and will be available for inspection and copying at the principal executive offices of the Company during regular business hours by any interested stockholder of the Company or representatives of such stockholder who has been so designated in writing, and also may be inspected and copied, and obtained by mail, from the Securities and Exchange Commission. The Securities and Exchange Commission maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers, including the Company, which file electronically with the Securities and Exchange Commission. The address of that site is http://:www.sec.gov. You can find a copy of Batchelder's written presentation in that site.

    BATCHELDER'S OPINION IS DIRECTED SOLELY TO THE SPECIAL COMMITTEE FOR ITS CONSIDERATION IN CONNECTION WITH THE MERGER AND IS NOT A RECOMMENDATION TO ANY HOLDER OF SHARES AS TO WHETHER ANY HOLDER SHOULD TENDER SHARES IN THE OFFER OR AS TO ANY OTHER MATTERS RELATING TO THE OFFER OR THE MERGER. BATCHELDER'S OPINION ADDRESSES ONLY THE FINANCIAL FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY THE STOCKHOLDERS OF THE COMPANY (OTHER THAN THE PARENT, THE MANAGEMENT GROUP, ANY OTHER MEMBERS OF MANAGEMENT WHO HAVE AGREED TO INVEST IN THE PARENT, AND THEIR AFFILIATES) AS OF OCTOBER 16, 2000, AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE OFFER OR THE MERGER. Batchelder's opinion states that it is not a report or valuation within the meaning of Section 11 of the Securities Act, and Batchelder has not assumed responsibility under the terms of its engagement for performing the level of diligence or independent verification that would be required for Batchelder to render a report or valuation within the meaning of the applicable provisions of the Securities Act.

    In connection with its opinion, Batchelder, among other things:

    - reviewed publicly available and internal financial and other data of the Company, including the details of the Parker Bath divestiture;

    - reviewed the audited financial statements of the Company for the fiscal years ended June 30, 2000, July 2, 1999 and July 3, 1998 and reviewed quarterly unaudited financial statements for those fiscal years as filed with the Securities and Exchange Commission;

    - reviewed the financial terms and conditions of various draft merger agreements and the final Merger Agreement;

    - reviewed publicly available information concerning the trading of, and the trading market for, the Shares;

    - compared the Company from a financial point of view with other publicly traded companies deemed to be comparable;

    - considered the financial terms, as they relate to the Company and, to the extent publicly available, of recent business combinations deemed to be comparable in whole or in part;

    - discussed with the Company's management the prospects for, and business challenges facing, the Company without the Merger;

    - reviewed and discussed with management of the Company, business and financial information regarding the Company furnished to Batchelder, including, management's financial forecasts and the related assumptions including the projections of restructuring charges;

    - made inquires regarding and discussed the Merger and the Merger Agreement and other related matters with the Company's legal counsel; and

    - performed other analyses and examinations as Batchelder deemed appropriate.

    In connection with its review, Batchelder did not assume any obligation to verify independently this information, whether publicly available or furnished to Batchelder by the Company, and relied on its accuracy and completeness in all material respects. With respect to the financial forecasts provided to Batchelder by the management of the Company, including projections of expected reorganization costs, Batchelder assumed that (i) the forecasts accurately reflect the judgement of management, (ii) the forecasts were reasonably prepared on bases reflecting the best available estimates and judgments as to the future financial performance of the Company, and (iii) these projections provide a reasonable basis upon which Batchelder can form its opinion. In rendering its opinion, Batchelder expressed no view as to the reasonableness of the forecasts provided to Batchelder by the Company's management or the assumptions on which such forecasts are based. Batchelder also assumed that there had been no material changes in the Company's assets, financial condition, results of operations, business, or prospects since the date of their last financial statements made available to Batchelder. The management of the Company advised Batchelder, and Batchelder assumed, that management was not aware of any facts or circumstances that would make the information reviewed by Batchelder inaccurate or misleading. Batchelder relied on advice of the Company's legal counsel and independent accountants as to all legal and financial reporting matters with respect to the Company, the Merger, and the Merger Agreement. Batchelder also assumed that the Merger will be completed in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, and all other applicable federal and state statutes, rules, and regulations, including applicable laws of foreign regulatory authorities. In addition, Batchelder did not make an independent evaluation, appraisal, or physical inspection of any of the assets or liabilities of the Company, nor has Batchelder been furnished with any appraisals.

    Batchelder's opinion is based on economic, monetary, currency exchange, financial market and other conditions as in effect on, and the information made available to Batchelder as of October 16, 2000. Although subsequent developments may affect its opinion, and except to the extent provided below, Batchelder did not assume any obligation to update, revise, or reaffirm its opinion.

    Batchelder further assumed that the representations and warranties of each party in the Merger Agreement are true and correct, that each party to the Merger Agreement will perform all of the covenants and agreements required to be performed by that party under the Merger Agreement, and that the Merger will be completed in accordance with the terms described in the Merger Agreement, without any amendment, and without waiver by the Company of any of the conditions to its obligations. Batchelder also assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, amendments, or modifications will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

    The following is a summary of the report presented by Batchelder to the Special Committee on October 16, 2000 in connection with its written opinion dated October 16, 2000.

    COMMON STOCK PERFORMANCE. Batchelder reviewed the Company's common stock performance including a historical analysis of closing prices and trading volumes for the period beginning October 14, 1999 and ending on October 13, 2000, which included a high of $7.13, a low of $3.75, and an average of $5.26 for the period, for the period beginning October 14, 1997 and ending on October 13, 2000, which included a high of $16.75, a low of $3.75, and an average of $9.11, and for the period beginning October 14, 1995 and ending on October 13, 2000 which indicated a high of $24.75, a low of $3.75, and an average of $11.74 for the period. Batchelder's analysis of the Company's common stock performance also included a historical analysis of the Company's indexed performance relative to the S&P 500 and an index of the Selected Companies (hereinafter defined) (i) for the period beginning June 30, 2000 and ending September 29, 2000, (ii) for the period beginning March 31, 1999 and ending September 29, 2000, (iii) for the period beginning September 30, 1999 and ending September 29, 2000, (iv) for the period beginning September 30, 1997 and ending September 29, 2000, and (v) for the period beginning September 29, 1995, and ending September 29, 2000. In periods (ii) through (v), the Company underperformed the S&P 500 and the Selected Companies. In period (i), the Company outperformed the S&P 500 and the Selected Companies.

    COMPARABLE PUBLIC COMPANY ANALYSIS. Batchelder reviewed and compared certain financial information relating to the Company to corresponding financial information, ratios and public market trading multiples of seven public companies: Invacare Corporation, Respironics, Inc., Hillenbrand
Industries, Inc., Conmed Corporation, Vital Signs, Inc., Mallinckrodt Inc. and Arrow International, Inc. (the "Selected Companies"). The Selected Companies were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to the Company. Using publicly available information and other information provided by the Company, Batchelder calculated a range of implied values for Common Stock based on a comparison of the last twelve months' revenues ("LTM Revenues"), last twelve months' earnings before interest, taxes, depreciation and amortization ("LTM EBITDA"), last twelve months' earnings before interest and taxes ("LTM EBIT") and last twelve months' pre-tax income ("LTM Pre-tax Income"). Batchelder adjusted this information for non-recurring charges as necessary. With respect to the Selected Companies, Batchelder considered enterprise value (i.e., market value of common equity plus preferred stock, plus debt, less cash) as a multiple of LTM Revenues, as a multiple of LTM EBITDA, as a multiple of LTM EBIT and considered equity market capitalization as a multiple of LTM Pre-tax Income and last twelve months' earnings ("LTM Price/Earnings"). Batchelder's analysis of the Selected Companies indicated enterprise value multiples of LTM revenues, which ranged from a low of 1.35x, to a high of 2.64x, with a median of 1.53x; LTM EBITDA, which ranged from a low of 6.01x, to a high of 11.62x, with a median of 9.16x; LTM EBIT, which ranged from a low of 8.25x, to a high of 16.58x, with a median of 12.26x; LTM Pre-tax Income which ranged from a low of 5.63x, to a high of 16.64x, with a median of

11.39x; and LTM Price/Earnings ratios, which ranged from a low of 8.82x, to a high of 25.31x, with a median of 17.35x. Using publicly available information on the Selected Companies, Batchelder calculated a range of implied values for Common Stock based on a comparison of projected twelve months' revenues ("Projected Revenues"), projected twelve months' earnings before interest, taxes, depreciation and amortization ("Projected EBITDA"), projected twelve months' earnings before interest and taxes ("Projected EBIT") and projected twelve months' pre-tax income ("Projected Pre-tax Income"). With respect to the Selected Companies, Batchelder considered enterprise value (i.e., market value of common equity plus preferred stock, plus debt, less cash) as a multiple of Projected Revenues, as a multiple of Projected EBITDA, as a multiple of Projected EBIT and considered equity market capitalization as a multiple of Projected Pre-tax Income and projected twelve months' earnings ("Projected Price/Earnings"). Batchelder's analysis of the Selected Companies indicated enterprise value multiples of Projected Revenues, which ranged from a low of 1.22x, to a high of 2.39x, with a median of 1.47x; Projected EBITDA, which ranged from a low of 6.65x, to a high of 9.13x, with a median of 8.31x; Projected EBIT, which ranged from a low of 9.50x, to a high of 12.35x, with a median of 10.39x; Projected Pre-tax Income which ranged from a low of 7.00x, to a high of 11.79x, with a median of 10.23x; and Projected Price/Earnings Ratios, which ranged from a low of 11.23x, to a high of 18.67x, with a median of 15.52x. Batchelder gave more weight to the multiples of reported EBITDA, EBIT, pre-tax income, and net income in this analysis and considered that the comparable companies had a mean three-year revenue compounded annual growth rate and profitability levels in excess of those for the Company.

    COMPARABLE TRANSACTION ANALYSIS. In order to estimate the value per Share assuming the Company were sold, Batchelder reviewed the consideration paid in seven mergers and acquisition transactions in the medical device and equipment industry announced since June 1996 for which financial data was available (the "Selected Transactions"). Batchelder analyzed the consideration paid in these transactions as a multiple of (1) enterprise value to the target companies' LTM Revenues, LTM EBITDA, and LTM EBIT and (2) equity value to the target companies' LTM Pre-tax Income, LTM net income and book value. Such analysis indicated that for the Selected Transactions (i) enterprise value as a multiple of revenue ranged from a low of 0.9x, to a high of 2.6x with a mean of 1.7x and a median of 1.5x, compared to enterprise value to be received in the Merger as a multiple of 2000 revenue of 0.6x, and estimated 2001 revenues of 0.6x; (ii) enterprise value as a multiple of EBITDA ranged from a low of 8.7x, to a high of 16.3x, with a mean of 11.5x, and a median of 9.0x, compared to enterprise value to be received in the Merger as a multiple of 2000 EBITDA of 7.8x, and estimated 2001 EBITDA of 9.8x; (iii) enterprise value as a multiple of EBIT ranged from a low of 12.2x, to a high of 20.1x, with a mean of 15.0x, and a median of 14.1x, compared to enterprise value to be received in the Merger as a multiple of 2000 EBIT of 17.2x, and estimated 2001 EBIT of 28.6x; (iv) equity value as a multiple of Pre-tax Income ranged from a low of 10.9x, to a high of 28.8x, with a mean of 18.7x, and a median of 14.2x, compared to equity value to be received in the Merger as a multiple of 2000 pre-tax income of 53.0x, and estimated 2001 pre-tax income of 253.2x; (v) equity value as a multiple of net income ranged from a low of 17.2x to a high of 48.1x, with a mean of 28.0x, and a median of 22.1x, compared to equity value to be received in the Merger as a multiple of 2000 net income of 115.3x, and estimated 2001 net income of 422.1x; and (vi) equity value as a multiple of book value ranging from a low of 2.3x, to a high of 6.6x, compared to equity value to be received in the Merger as a multiple of 2000 book value of 1.4x. Batchelder noted that one of the acquirors involved in two of the seven mergers and acquisitions selected above had recently filed for voluntary bankruptcy. Batchelder excluded these two comparable transactions and analyzed the consideration paid in these transactions as a multiple of (1) enterprise value to the target companies' LTM Revenues, LTM EBITDA, and LTM EBIT and
(2) equity value to the target companies' LTM Pre-tax Income, LTM net income and book value. Such analysis indicated that for the Selected Transactions
(i) enterprise value as a multiple of revenue ranged from a low of 1.2x, to a high of 2.6x with a mean of 1.8x and a median of 1.5x, compared to enterprise value to be received in the Merger as a multiple of 2000 revenue of 0.6x, and estimated 2001 revenues of 0.6x; (ii) enterprise value as a multiple of EBITDA ranged from a low of 8.7x, to a high of 16.3x, with a mean of 11.3x, and a median of 9.0x, compared to enterprise value to be received in the Merger as a multiple of 2000 EBITDA of 7.8x, and estimated 2001 EBITDA of 9.8x;
(iii) enterprise value as a multiple of EBIT ranged from a low of 12.2x, to a high of 20.1x, with a mean of 14.8x, and a median of 14.1x, compared to enterprise value to be received in the Merger as a multiple of 2000 EBIT of 17.2x, and estimated 2001 EBIT of 28.6x; (iv) equity value as a multiple of Pre-tax Income ranged from a low of 10.9x, to a high of 28.8x, with a mean of 18.3x, and a median of 14.2x, compared to equity value to be received in the Merger as a multiple of 2000 pre-tax income of 53.0x, and estimated 2001 pre-tax income of 253.2x; (v) equity value as a multiple of net income ranged from a low of 17.2x to a high of 48.1x, with a mean of 27.4x, and a median of 22.1x, compared to equity value to be received in the Merger as a multiple of 2000 net income of 115.3x, and estimated 2001 net income of 422.1x; and (vi) equity value as a multiple of book value ranging from a low of 3.2x, to a high of 6.6x, compared to equity value to be received in the Merger as a multiple of 2000 book value of 1.4x. Batchelder gave more weight to the multiples of reported EBITDA, EBIT, pre-tax income and net income in this analysis and considered that the companies acquired had a mean three-year revenue compounded annual growth rate and a mean EBITDA margin in excess of those for the Company.

    PREMIUMS PAID ANALYSIS. Batchelder compared certain premiums represented by the Merger price to premiums offered in 64 completed acquisitions of $250 million to $500 million in size which were announced from the beginning of 1999 to October 13, 2000, excluding technology and biotechnology transactions (the "Comparable Acquisitions"). Such analysis indicated that for the Comparable Acquisitions, (i) premiums to market price one day prior to announcement ranged from a low of 0.2%, to a high of 100.0%, with a mean of 34.6% and a median of 29.6%, compared to the Merger price premium of 55.3% to market price one day prior to the announcement of the Merger price of October 17, 2000 (the "Announcement Date"); (ii) premiums to market price one week prior to announcement ranged from a low of 1.0%, to a high of 107.4%, with a mean of 41.4% and a median of 33.9%, compared to the Merger price premium of 64.9% to market price one week prior to the Announcement Date; (iii) premiums to market price one month prior to announcement ranged from a low of 2.8%, to a high of 253.8%, with a mean of 52.3%, and a median of 41.1%, compared to the Merger price premium of 66.7% one month prior to the Announcement Date.

    DISCOUNTED CASH FLOW ANALYSIS. In order to calculate an estimate of the value of the Company from a cash flow perspective, Batchelder performed a discounted cash flow analysis using the financial forecasts for the Company for 2001 through 2005 prepared and supplied by the Company's management. Using these financial projections, Batchelder considered management's estimate of the future unlevered, after-tax free cash flows that the Company could produce through 2005 and then calculated a range of the Company terminal values at the end of 2005 by applying a range of EBITDA exit multiples from 7.0x to 9.0x to the Company's estimated EBITDA in 2005. The cash flow stream and terminal values were discounted to present values using discount rates ranging from 12.0% to 16.0%, which were chosen to reflect reasonable ranges of the Company's estimated cost of capital. This analysis indicated an implied equity value of the Company of between $17.25 and $24.18 per share. Batchelder ascribed less weight to this discounted cash flow analysis using management's projections because (i) the five-year compounded annual revenue growth rate was projected to be 5.8% compared to the historical three-year compounded annual growth rate for the Company of negative 1.3%; (ii) in 2005 the EBITDA margins were projected to reach 17.5% compared to the current EBITDA margins for the most recent fiscal year of 7.3%; (iii) the Company has not historically achieved the projected EBITDA margins and profitability levels; (iv) the levels of profitability and growth assume the successful execution of a significant restructuring effort and the implementation of a global information technology system; and (v) the Company has historically initiated several restructuring efforts which have not resulted in the anticipated levels of profitability.

    No company or transaction used in the comparable company analysis, the comparable transaction analysis, or the premiums paid analysis is identical to the Company. Accordingly, an evaluation of the results of these analyses is not simply a mathematical calculation. It involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies being analyzed. The summary above is not a comprehensive description of all analyses and examinations actually conducted by Batchelder in the preparation of its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses and of the factors considered by Batchelder, without considering all analyses and factors, would create an incomplete view of the process underlying Batchelder's presentation to the Special Committee. In addition, Batchelder may have given some analyses more or less weight than other analyses and may have deemed various assumptions more or less probable than other assumptions. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be Batchelder's or the Company's view of the actual value of the Company or the Shares. To the contrary, Batchelder expressed no opinion on the actual value of the Company, the Shares, or the actual value of the consideration to be received by the Company stockholders in exchange for their Shares. Its opinion, which is addressed to the Special Committee, extends only to the opinion expressed by Batchelder that the value of the consideration to be received by holders of Shares (other than the Parent, the Management Group, any other members of management who have agreed to invest in the Parent, and their affiliates), from a financial point of view, based on facts and circumstances existing at the date of the opinion and in reliance on material assumptions described in this summary, is within the range of values that might fairly be ascribed to the Shares as of October 16, 2000, the date of Batchelder's opinion.

    In performing its analyses, Batchelder made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of the Company. The analyses performed by Batchelder are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. Batchelder prepared these analyses solely as part of Batchelder's analysis for the Special Committee of the fairness of the Offer and Merger to the Company stockholders from a financial point of view and provided these analyses solely to the Special Committee in connection with the Special Committee's consideration of the Offer and Merger. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future. Batchelder used in its analyses various projections of future performance prepared by the management of the Company. The projections are based on numerous uncertain variables and assumptions that are inherently unpredictable. Accordingly, actual results could vary significantly from those assumed in these projections.

    The opinion of Batchelder and the presentation to the Special Committee summarized above were among the many factors taken into consideration by the Special Committee in determining whether to approve and to recommend that the the Company stockholders accept the offer and tender their Shares pursuant to the Offer and adopt the Merger Agreement. Batchelder, however, does not make any recommendation to any holders of Shares or to any other person or entity as to whether any stockholder should tender Shares into the Tender Offer pursuant to the Merger Agreement. Batchelder's opinion did not address the relative merits of the Merger, any alternatives to the Merger, or the Company's underlying business decision to proceed with or effect the Merger.

    Pursuant to the terms of its engagement, the Company agreed to pay Batchelder a fee of $250,000 upon presentation of its fairness opinion, which would have been payable regardless of the conclusions of the opinion. In addition, the Company has agreed to reimburse Batchelder for its out-of-pocket expenses and to indemnify Batchelder and related parties against specified liabilities, including liabilities under the federal securities laws.

PURPOSE AND STRUCTURE OF THE TRANSACTIONS.

    The purpose of the Merger Agreement and the transactions contemplated thereby is to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement in order to more promptly transfer ownership of Shares to the Purchaser. As promptly as practicable following consummation of the Offer and after satisfaction or waiver of all conditions to the Merger set forth in the Merger Agreement, Purchaser intends to acquire the remaining equity interest in the Company not acquired in the Offer by consummating the Merger.

    As described above, the Company Board has approved the Merger and the Merger Agreement in accordance with the DGCL and rendered inapplicable the restrictions on mergers contained in Section 203 of the DGCL. Except in the case described in the next sentence, the Company Board will be required to submit the Merger Agreement to the Company's stockholders for adoption at a stockholders' meeting convened for that purpose in accordance with the DGCL. However, if the Purchaser acquires more than 90% of the outstanding Shares, the Purchaser intends to effect the Merger without a meeting of the Company's stockholders under
Section 253 of the DGCL. If the Purchaser cannot effect the Merger pursuant to
Section 253 of the DGCL and stockholder approval is required, under the DGCL and the Company's Certificate of Incorporation the Merger Agreement must be adopted by the affirmative vote of holders of a majority of the outstanding shares of Common Stock. If required, the Company has agreed to convene a meeting of its stockholders as soon as practicable following the consummation of the Offer for the purpose of adopting the Merger Agreement and to include in any proxy or information statement required for such meeting the unanimous recommendation of the Company Board that the Company's stockholders vote in favor of the adoption of the Merger Agreement. If the Minimum Condition is satisfied, the Purchaser will have the power, which it intends to exercise, to approve the Merger Agreement without the affirmative vote or written consent of any other stockholder.

    THIS OFFER TO PURCHASE DOES NOT CONSTITUTE A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO ANY MEETING OF THE COMPANY'S STOCKHOLDERS OR ANY ACTION IN LIEU THEREOF. ANY SUCH SOLICITATION, IF REQUIRED, WHICH THE PURCHASER MAY MAKE WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS IN COMPLIANCE WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE MINIMUM CONDITION BEING SATISFIED.

    Following the consummation or termination of the Offer, Purchaser or one of its affiliates may seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender or exchange offer, or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price to be paid pursuant to the Offer.

APPRAISAL RIGHTS.

    Stockholders do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, stockholders of the Company at the time of the Merger who do not vote in favor of the adoption of the Merger Agreement will have the right under the DGCL to dissent and demand appraisal of, and receive payment in cash of the fair value of, their Shares outstanding immediately prior to the effective date of the Merger in accordance with Section 262 of the DGCL.

    Under the DGCL, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of such merger or similar business combination) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the Merger and the market value of the Shares. In WEINBERGER V. UOP, INC., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be higher or lower than the per Share price to be paid pursuant to the Offer or the Merger Consideration.

    In addition, several decisions by Delaware courts have held that in certain circumstances a controlling stockholder of a corporation involved in a merger has a fiduciary duty to other stockholders that requires that the merger be fair to other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of the consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in WEINBERGER and RABKIN V. PHILIP A. HUNT CHEMICAL CORP. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

    THE FOREGOING SUMMARY OF THE RIGHTS OF OBJECTING STOCKHOLDERS DOES NOT PURPORT TO STATE ALL OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRES STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL. A COPY OF SECTION 262 OF THE DGCL IS ATTACHED HERETO AS SCHEDULE IV AND THE FOREGOING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SCHEDULE IV.

CERTAIN EFFECTS OF THE TRANSACTIONS.

    As a result of the Offer, the Purchaser will acquire an interest in the Company's net book value and net earnings to the extent of the number of Shares acquired in the Offer. If the Merger is consummated, Holdings' direct and indirect common equity interest in the Company would increase to 100% and Holdings would be entitled to all benefits resulting from that interest, including all income generated by the Company's operations and any future increase in the Company's value. Following the Merger, none of the unaffiliated stockholders of the Company will continue to participate in the future earnings and potential growth of the Company. As a result of the indebtedness to be incurred in connection with the financing of the Offer and the Merger (the "Financing"), the consolidated indebtedness (including guaranteed indebtedness) of the Company may be greater than it was prior to the Financing, the equity of the Company may be lower than its equity prior to the Financing, the interest rates on such debt may be higher than the interest rates on the Company's current consolidated indebtedness, a substantial portion of the Company's assets will be pledged to secure such indebtedness and the new debt may contain more restrictions on the Company's operations than the Company's existing consolidated debt, thereby possibly reducing the Company's financial and operating flexibility. In addition, substantial cash payments will be necessary to repay the Financing. See "SPECIAL FACTORS--Financing of the Transactions." For other effects of the consummation of the Offer and the Merger, See "SPECIAL FACTORS--The Merger Agreement" and "Effect of the Offer on the Markets for the Shares; Stock Exchange Listing; Exchange Act Registration."

    Following the consummation of the Offer, the Shares may be delisted from the New York Stock Exchange ("NYSE") and the registration of the Shares under the Exchange Act may be terminated. If the listing of the Shares is discontinued, the markets for the Shares could be adversely affected. In addition, if the Shares were delisted or the registration of the Shares under the Exchange Act was terminated, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Board of Governors of the Federal Reserve System and, therefore, could no longer be used as collateral for loans made by brokers. See "SPECIAL FACTORS--Effect of the Offer on the Markets for the Shares; Stock Exchange Listing; Exchange Act Registration."

    The benefit of the Offer and the Merger to unaffiliated stockholders of the Company is that they are being afforded an opportunity to sell all of their Shares for cash at a price which, in the opinion of Parent, Holdings, Purchaser and the Company, is fair to the unaffiliated and affiliated stockholders of

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
the Company and is at a premium to the trading prices of the Shares prior to the announcement of the Offer.

FUTURE PLANS IN ADDITION TO THE MERGER.

    It is currently expected that initially following the purchase of the Shares and the consummation of the Offer, the business and operations of the Company will continue as they currently are conducted without substantial change, except as results from the continued implementation of the Company's restructuring plan. Parent and Holdings will continue to evaluate all aspects of the business, operations and management of the Company during the pendency of the Offer and after the consummation of the Offer and will take such further actions as it deems appropriate under the circumstances then existing.

    Except as described in this Offer to Purchase, none of Purchaser, Parent, Holdings, nor, to the best knowledge of Purchaser, Holdings and Parent, any of the persons listed on Schedule III have any present plans or proposals that would relate to or result in an extraordinary corporate transaction such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries, any material change in the capitalization or dividend policy of the Company or any other material change in the Company's corporate structure or business or the composition of its Company Board or management. Purchaser, Parent, Holdings and the Company expect to continue implementing the Company's current restructuring plan.

    The Purchaser presently intends following the purchase of Shares pursuant to the Offer to exercise its rights under the Merger Agreement to designate a number of persons to be elected to the Company Board sufficient to give the Purchaser representation on the Company Board proportional to its percentage ownership of Shares. The Company has agreed to promptly take all action necessary to cause Purchaser's nominees to be elected, including either increasing the size of the Company Board or securing resignations of incumbent directors or both. The Company also has agreed to use its reasonable efforts to cause Purchaser to have representation on each committee of the Company Board, each board of directors of a subsidiary of the Company and each committee thereof equal to its representation on the Company Board. In connection with the designation by Purchaser of representatives to the Company Board, the Company will file with the Commission and mail to its stockholders an Information Statement pursuant to Section 14(f) of the Exchange Act.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS.

    In considering the recommendations of the Special Committee of the Company Board with respect to the Offer and the Merger, stockholders of the Company should be aware that the Executives have certain interests in the transactions contemplated by the Merger Agreement that are different from, or in addition to, the interests of stockholders of the Company in general. As discussed above, the one Executive who is a member of the Company Board was not a member of the Special Committee, and the members of the Company Board were aware of the interests of the Executives in the proposed transactions when deciding to approve the transactions, as was the Special Committee when deciding to recommend such approval. See "Special Factors--Background of the Transactions" and--Recommendation of the Board of Directors; Fairness of the Transactions" and "The Tender Offer--Section 11" ("Certain Legal Matters and Regulatory Approvals").

    LETTER AGREEMENTS. The eleven Executives who beneficially own, as of the date hereof, approximately 0.2% of the outstanding Shares (approximately 6.6% after giving effect to the exercise of their options to purchase Shares that have exercise prices below $10.00 per Share, excluding any such options that they have agreed in the Letter Agreements will be cancelled without consideration) have agreed with Parent in the Letter Agreements, among other things, (a) to permit the cancellation of all of their options upon the purchase of Shares pursuant to the Offer in exchange for a cash payment upon the consummation of the Merger equal to an amount determined by multiplying the excess, if any, of the $10.00 per Share purchase price over the applicable per Share exercise price of their vested options, by the number of Shares underlying such vested options, (b) to use 55% of the proceeds of the portion of such payment received in connection with certain non-qualified options granted as a special retention and incentive award to purchase Parent Units (following Purchaser's purchase of Shares pursuant to the Offer) pursuant to the Management Unit Subscription Agreements, (c) to enter into the Securityholders Agreement with Parent, VCP IV, PAE and other members of Parent, (d) to enter into the Employment Agreements; and (e) that the Company, Holdings, Parent, Vestar Capital Partners and Park Avenue Equity Management, LLC will enter into the Management Agreement pursuant to which Vestar Capital Partners and Park Avenue Equity Management, LLC will provide certain consulting and advisory services following the consummation of the Merger for annual fees and will collectively receive at the Effective Time a $5 million fee in connection with the transactions contemplated by the Merger Agreement.

    MANAGEMENT UNIT SUBSCRIPTION AGREEMENT. The following is a summary of the form of Management Unit Subscription Agreement, which is qualified in its entirety by reference to the form of Management Unit Subscription Agreement a copy of which is filed as an exhibit to the Schedule TO.

    Pursuant to each Subscription Agreement, the Executive party thereto shall use 55% of the proceeds of the payment for cancellation of such Executive's vested non-Qualified Options to subscribe for and purchase, and Parent has agreed to issue and sell to such Executive on the date of the consummation of the Merger (the "Closing Date"), Parent's Class A Participating Preferred Units (the "Class A Units"), Class B Common Units (the "Class B Units"), Class C Common Units (the "Class C Units") and Class D Common Units (the "Class D Units"; collectively with the Class A Units, the Class B Units and the Class C Units, the "Units"), such Units to vest according to schedules that include various time and performance targets. The Executives have agreed to purchase an aggregate number of Units that are expected to constitute approximately 9.9% of the equity interest (excluding the Preferred Units) in Parent outstanding upon consummation of the Merger (assuming full vesting and no dilution due to issuances of additional Units or Rights to acquire Units). Parent may be required to purchase all of an Executive's Class A Units in the event of the Executive's disability, death or retirement. Parent will have the right to purchase all or a portion of an Executive's Units upon the termination of such Executive's active employment with the Company at a price dependent on the circumstances of such termination of employment and on whether the Executive engages in certain proscribed competitive activities following employment. However, Parent shall not be obligated to purchase any Units at any time to the extent that the purchase of such Units, or a payment to Parent by a Parent subsidiary in order to fund such purchase, would result in a violation of law or a financing default, or if a financing default exists which prohibits such purchase or payment. Notwithstanding any other provision of the Management Unit Subscription Agreements, Parent shall have no obligation to issue, sell or deliver any of its Units to any Executive (i) who is not a full-time employee of, or consultant to, Parent or any of its subsidiaries on the Closing Date,
(ii) whose representations and warranties contained therein are not true as of the Closing Date in all material respects or (iii) whose has breached his obligations thereunder.

    SECURITYHOLDERS AGREEMENT. The following is a summary of the form of Securityholders Agreement, which is qualified in its entirety by reference to the form of Securityholders Agreement a copy of which is filed as an exhibit to the Schedule TO.

    Pursuant to the Securityholders Agreement, the Units (or common stock following a change in corporate form) of Parent ("Parent Securities") beneficially owned by the Executives and any other employees of Parent and its subsidiaries who become beneficial owners of Parent Securities (collectively, the "Management Investors") are subject to restrictions on transfer, as well as the other provisions described below.

    The Securityholders Agreement provides that VCP IV, PAE, the Management Investors and all other parties to such agreement will vote all of their Units to elect and continue in office management committees or boards of directors of Parent and each subsidiary of Parent (other than subsidiaries of the Company) consisting of up to seven members or directors composed of:

    (a) up to six designees of VCP IV (one of whom will be a representative of PAE); and

    (b) one member or director who shall be the chief executive officer of the Company.

    In addition, each Management Investor has agreed that until a Sale of the Company (as defined in the Securityholders Agreement) or unless and to the extent the managing underwriter of a public offering of Parent Securities otherwise requires, he will vote all of his Units as directed by VCP IV in connection with amendments to Parent's organizational documents, mergers or other business combinations, the disposition of all or substantially all of Parent's property and assets, reorganizations, recapitalizations or the liquidation, dissolution or winding up of Parent.

    The form of Securityholders Agreement provides (a) the Management Investors with customary "tag-along" rights with respect to transfers of Parent Securities beneficially owned by VCP IV, its partners or their transferees, and (b) VCP IV with "drag-along" rights with respect to Parent Securities owned by the Management Investors in a sale of Parent. In addition, VCP IV has certain rights to require Parent to register Parent securities held by it under the Securities Act of 1933 (the "Securities Act") up to six times, and VCP IV and the Management Investors have certain rights to participate in publicly registered offerings of Parent common stock initiated by Parent or other third parties. If Parent issues or sells any new Parent Securities to VCP IV (subject to certain exceptions), each Management Investor shall have the right to subscribe for a sufficient number of new Parent Securities to maintain its ownership percentage in Parent.

    EMPLOYMENT AGREEMENTS. The following is a summary of the forms of Employment Agreement, which are qualified in their entirety by reference to the forms of Employment Agreement copies of which are filed as exhibits to the Schedule TO.

    The Company will enter into an Employment Agreement with each of the Executives. The Employment Agreements shall become effective as of the first date on which Shares are purchased pursuant to the Offer and will provide for the termination of all previous agreements and arrangements between the Company and the Executives covering the same subject matter. Under the Employment Agreements the Executives will have substantially similar rights to those they previously enjoyed under the terminated agreements and arrangements, except that in the event of the termination of certain Executives' employment following the acquisition of the Company by Purchaser, such Executives may be entitled to severance benefits which, depending on the circumstances surrounding the termination, may be significantly greater.

    MANAGEMENT AGREEMENT. The following is a summary of the form of Management Agreement, which is qualified in its entirety by reference to the form of Management Agreement a copy of which is filed as an exhibit to the Schedule TO.

    Pursuant to the Management Agreement, Park Avenue Equity Management, LLC, a Delaware limited liability company affiliated with PAE ("PAEM"), and Vestar Capital Partners, a New York general partnership affiliated with VCP IV, will, commencing upon the Effective Time, render to each of Parent, Holdings and the Company (and their subsidiaries) certain advisory and consulting services. In consideration of those services, Parent, Holdings and the Company jointly and severally will agree to pay to Vestar Capital Partners and PAEM an aggregate per annum management fee equal to the greater of (i) $750,000 and (ii) an amount per annum equal to 1.25% of the consolidated earnings before depreciation, interest, taxes and amortization of Parent and its subsidiaries for such fiscal year, but before deduction of any such fee, determined as set forth in the Company's senior bank credit documents, commencing at the Effective Time. Parent, Holdings and the Company also jointly and

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
severally will agree to pay Vestar Capital Partners and PAEM at the Effective Time an aggregate transaction fee equal to $5 million plus all out-of-pocket expenses incurred by Vestar Capital Partners and PAEM prior to the Effective Time for services rendered by Vestar Capital Partners and PAEM in connection with the consummation of the Offer and the Merger. Parent, Holdings and the Company also jointly and severally will agree to indemnify Vestar Capital Partners and PAEM and their respective affiliates from and against all losses, claims, damages and liabilities arising out of the performance by Vestar Capital Partners and PAEM of their services pursuant to the Management Agreement. The Management Agreement shall terminate upon the earlier to occur of (i) the termination of the Merger Agreement or (ii) such time after the Effective Time as VCP IV and PAE and their respective partners and the respective affiliates thereof hold, directly or indirectly in the aggregate, less than 20% of the voting power of the Company's outstanding voting stock.

    EMPLOYEE BENEFITS. The Merger Agreement also requires the Surviving Corporation to maintain until the first anniversary of the Effective Time employee benefit plans and arrangements with overall employee benefits which are substantially comparable in the aggregate to the benefits provided by Company Benefit Plans (as defined in the Merger Agreement) as of October 16, 2000 (not taking into account the value of any benefits under any such Company Benefit Plans which are equity-based). See "Special Factors--The Merger Agreement."

    INDEMNIFICATION AND DIRECTOR AND OFFICER LIABILITY INSURANCE. The Merger Agreement provides that until the sixth anniversary of the Effective Time the Surviving Corporation will indemnify and hold harmless each present and former director and officer of the Company (each an "Indemnified Party" and collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any pending, threatened or completed claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission occurring prior to the Effective Time (including, without limitation, any claim, action, suit, proceeding or investigation arising out of or pertaining to the transactions contemplated by the Merger Agreement). In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), to the extent permitted under applicable law, (i) the Company or the Surviving Corporation shall advance expenses to each such Indemnified Party, including the payment of the fees and expenses of counsel selected by such Indemnified Party, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, as the case may be, promptly after statements therefor are received, and (ii) the Company and the Surviving Corporation will cooperate fully in the defense of any such matter. Neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).

    The Merger Agreement provides that the Company shall and, from the Effective Time, the Surviving Corporation shall maintain the right to indemnification and exculpation of officers and directors provided for in the Certificate of Incorporation, By-laws and any other organizational documents of the Company as in effect on the date of the Merger Agreement, with respect to indemnification and exculpation for acts and omissions occurring prior to the Effective Time, including, without limitation, the transactions contemplated by the Merger Agreement.

    Until the sixth anniversary of the Effective Time, the Surviving Corporation must maintain officers' and directors' liability insurance covering the officers and directors who are covered by the Company's officers' and directors' liability insurance policies on the date of the Merger Agreement with respect to actions and omissions occurring prior to the Effective Time, by obtaining tail coverage of such existing insurance policies on terms which are not less favorable than the terms of such current insurance in effect for the Company on the date of the Merger Agreement and providing coverage only with respect to matters occurring prior to the Effective Time, to the extent that such tail coverage can be maintained at an annual cost to the Surviving Corporation of not greater than 225% of the annual premium for the Company's insurance policies in effect on the date of the Merger Agreement and, if such tail coverage cannot be so maintained at such cost, providing as much of such insurance as can be so maintained at a cost equal to 225% of the annual premium for the Company's insurance policies.

    The Merger Agreement also provides that the Surviving Corporation shall maintain policies of insurance of the Company on the terms and conditions set forth in any indemnification agreement to which the Company is party for all periods extending until the expiration of any statute of limitations applicable with respect to actions and omissions occurring prior to the Effective Time.

    SHARE OWNERSHIP. As of the date hereof the Executives own the following number of Shares: Mr. Anderson-Ray--6,354, Mr. Cooper--2,239, Mr. Fetter--0, Mr. Hammes--13,300, Mr. Huggenberger--0, Mr. Jaye--18,657, Mr. Logemann--0, Mr. Radak--2,429, Mr. Riley--0, Mr. Sinasohn--4,848, Ms. Winkel--0.

    STOCK OPTIONS. The Merger Agreement provides that, except as otherwise consented to by an option or unit holder, the Company shall cause each outstanding option and each outstanding performance bonus unit (other than certain options to purchase 1,096,667 shares and 5,000 units whose vesting in based upon the attainment of certain price targets of the Shares (collectively such options and units are referred to as the "Stock Price Securities")) that have been granted under the Company's Performance Bonus Unit Program and Stock Options Plans (as defined in the Merger Agreement), including those granted to directors and executive officers of the Company, to become vested and exercisable with respect to all Shares subject thereto or with respect to all such units. Each such option holder and unit holder will be paid by the Company for such option or unit (other than the Stock Price Securities), provided the exercise price with respect to such option or unit is less than $10.00 per Share, an amount in cash determined by multiplying (i) the excess, if any, of $10.00 per Share over the applicable exercise price of such option or right by
(ii) the number of Shares subject to such options or the number of such units. Each such option and unit will thereafter be canceled by the Company. The Stock Price Securities will not be accelerated and cancelled and will continue in accordance with the documents governing their issuance, and certain holders thereof have consented to their cancellation without any payment therefor. Based on Merger Consideration of $10.00 per Share, the officers and directors of the Company will receive approximately $12.6 million in the aggregate in respect of their vested units and options, including the following approximate amounts that will be payable to the Executives: Mr. Anderson-Ray--$1.1 million, Mr. Cooper-- $0.2 million, Mr. Fetter--$0.3 million, Mr. Hammes--$3.0 million,
Mr. Huggenberger--$1.1 million, Mr. Jaye--$1.1 million, Mr. Logemann--
$0.2 million, Mr. Radak--$0.2 million, Mr. Riley--$0.2 million,
Mr. Sinasohn--$0.2 million, Ms. Winkel--$0.3 million.

    OTHER MANAGEMENT INVESTORS. It is expected that, prior to the Effective Time, other members of the current management of the Company will be offered the opportunity to acquire Parent Units using a portion of the proceeds of the cash paid in cancellation of their options.

FINANCING OF THE TRANSACTIONS.

    The total amount of funds required by Purchaser to purchase all of the outstanding Shares pursuant to the Offer, to consummate the proposed Merger and to pay fees and expenses related to the Offer and the proposed Merger (excluding the Restructuring/Working Capital Refinancing (as defined below)) is estimated to be at least $431 million; PROVIDED that an additional amount of up to $20 million may be required to refinance indebtedness (the "Restructuring/Working Capital Refinancing") of the Company incurred under its existing $58 million senior secured credit agreement prior to the consummation of the Merger so long as the proceeds of such borrowings are used solely in connection with certain transactions related to the restructuring of the Company and/or to finance the working capital requirements of the Company. Purchaser plans to obtain all funds needed for the Offer and the proposed Merger through capital contributions by Parent and its affiliates and through borrowings under two credit facilities with one or more lenders in respect of which Purchaser has obtained commitment letters from Bankers Trust Company (the "Bank Commitment Letters") providing for $165 million of term loan facilities comprised of a tranche A term loan facility having a maturity of six years from the date of the consummation of the Merger and a tranche B term loan facility having a maturity of seven years from the date of the consummation of the Merger (the "Term Loan Facilities"), a $50 million revolving credit facility having a maturity of six years from the date of the consummation of the Merger (the "Revolving Credit Facility" and, together with the Term Loan Facilities, the "Senior Secured Credit Facilities") and a $40 million unsecured subordinated debt financing having a maturity of eight years from the initial purchase of Shares pursuant to the Offer (the "Subordinated Credit Facility" and, together with the Senior Secured Credit Facilities, the "Credit Facilities"). Such commitment letters indicate the bank's commitment to provide funding on customary terms and conditions, including without limitation (i) satisfactory completion of legal and environmental due diligence by Bankers Trust Company regarding the Company, (ii) the absence of any material adverse change in the business, property, assets, liabilities, condition (financial or otherwise) or prospects of the Company and its subsidiaries taken as a whole, and (iii) no material disruption of or material adverse change in financial, banking, capital or currency markets, or in the syndication market for credit facilities similar in nature to the Credit Facilities, that would have a material adverse effect on the syndication of the Credit Facilities. At the option of the Borrower, loans made under the Credit Facilities will bear interest by reference to the eurodollar rate for interest periods of one, two, three or six months (and 9 or 12 months if available to each applicable lender) or the base rate from time to time in effect, in each case as determined by Bankers Trust Company in accordance with its customary practices. Based upon the commitment letters and related term sheets, the interest rate margin applicable to loans bearing interest by reference to the eurodollar rate will be (x) in the case of revolving credit loans and tranche A term loans under the Senior Secured Credit Facilities, 3.5%, (y) in the case of tranche B term loans under the Senior Secured Credit Facilities, 4% and (z) in the case of loans under the Subordinated Facility, 1%. Based upon the commitment letters and related term sheets, the interest rate margin applicable to loans bearing interest by reference to the base rate will be (x) in the case of revolving credit loans and tranche A term loans under the Senior Secured Credit Facilities, 2.5%, (y) in the case of tranche B term loans under the Senior Secured Credit Facilities, 3% and (z) in the case of loans under the Subordinated Facility, 0%. The interest rate margins applicable to loans under the Senior Secured Credit Facilities will be subject after a period to adjustments based on the achievement of certain leverage-based targets. The Offer and the proposed Merger will be financed in part pursuant to the Credit Facilities made available to the Borrower. As used herein "Borrower" refers, prior to the Merger, to the Purchaser and, after the Merger, to the Company, as the Surviving Corporation in the Merger. In addition, the Borrower, in lieu of utilizing the Subordinated Credit Facility, may choose to offer debt securities to lenders on terms not yet determined (the "Alternate Financing"). Proceeds of the Term Loan Facilities will be drawn on the date of initial acceptance of Shares pursuant to the Offer (the "Tender Offer Closing Date") and will be used, in addition to drawings under the Company's revolving credit facility, to finance the Offer, the proposed Merger and the refinancing of certain outstanding indebtedness of the Company and to pay related fees and expenses. Any proceeds which are not used on the Tender Offer Closing Date shall be deposited into an escrow account at Bankers Trust Company until the date of consummation of the Merger and, until such date, shall be released from escrow to the extent required to pay interest on the Credit Facilities.

    Based upon the commitment letters and related term sheets, the Credit Facilities will contain restrictive covenants that limit Holdings, the Borrower and each other subsidiary of Holdings with respect to, among other things, creating liens upon its assets and disposing of material amounts of assets other than in the ordinary course of business. The Borrower will be required to prepay the Credit Facilities from the net cash proceeds of non-ordinary course asset sales and debt and equity issuances, with certain limited exceptions. In addition, the Borrower will be required to prepay the Credit Facilities with a percentage of excess cash flow commencing with the period from January 1,

2001 through June 30, 2002 and for each fiscal year thereafter. The Borrower will also be required to meet certain financial tests under the Credit Facilities. Until the Merger, obligations under the Senior Secured Credit Facilities will be guaranteed by Holdings and secured by an interest in the Shares. After the Merger, the Senior Secured Credit Facilities will be guaranteed by Holdings and all domestic subsidiaries of the Borrower (the "Guarantors") and secured by substantially all present and future assets of the Borrower and the Guarantors. The Subordinated Credit Facility, if utilized, will be guaranteed by VCP IV but will be unsecured. The guaranty fee payable to VCP IV will have the effect of increasing the cost to the Company of the Subordinated Credit Facility. Purchaser has obtained a commitment letter from VCP IV providing for the equity financing required to consummate the transactions. Subject to certain conditions, PAE has agreed to provide to VCP IV $20 million of the required equity financing.

THE MERGER AGREEMENT

    THE MERGER AGREEMENT. The following is a summary of the Merger Agreement, which summary is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Schedule V. Capitalized terms used and not otherwise defined below have the meanings set forth in the Merger Agreement.

    THE OFFER. The Merger Agreement provides for the commencement of the Offer and for the acceptance for payment, purchase and payment for Shares validly tendered on or prior to the expiration of the Offer and not withdrawn, subject to the satisfaction or waiver of the Offer Conditions. Parent and Purchaser have the right, in their sole discretion, to make any changes in the terms and conditions of the Offer, PROVIDED, HOWEVER, without the written consent of the Company, Parent and Purchaser may not (i) decrease the price per Share payable in the Offer, (ii) decrease the number of shares of Company Common Stock sought pursuant to the Offer or change the form of consideration payable in the Offer,
(iii) add, waive, change or amend the terms of or conditions to the Offer in any manner adverse to the holders of shares of Company Common Stock, or (iv) change the expiration date of the Offer; PROVIDED, HOWEVER, that if on any scheduled expiration date of the Offer, which shall initially be 20 Business Days after the commencement date of the Offer, all conditions to the Offer have not been satisfied or waived, Purchaser may, from time to time, extend the expiration date of the Offer for one or more periods of up to ten additional Business Days each (but in no event shall Purchaser be permitted to extend the expiration date of the Offer beyond January 10, 2001). The Purchaser must extend the Offer for up to an aggregate of 20 Business Days at the request of the Company if, among other things, the Minimum Condition has not been satisfied.

    THE MERGER. The Merger Agreement provides that, at the Effective Time and subject to the conditions set forth therein (including the Offer Conditions described in "The Tender Offer--Section 10" ("Certain Conditions of the Offer") and in accordance with the provisions of the DGCL, Purchaser shall merge into the Company and the separate corporate existence of Purchaser shall cease, and the Company shall continue as the Surviving Corporation of the Merger.

    CERTIFICATE OF INCORPORATION, BY-LAWS, DIRECTORS AND OFFICERS. The Merger Agreement provides that at the Effective Time, and by virtue of the Merger, the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended to read in its entirety, except that the name of the Surviving Corporation shall be "Sunrise Medical Inc.," as the Certificate of Incorporation of Purchaser as in effect immediately before the Effective Time and as provided in Exhibit A to the Merger Agreement, and such amended certificate shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended. At the Effective Time, the By-laws of the Company, as in effect immediately prior to the Effective Time, shall be amended to read in its entirety, except that the name of the Surviving Corporation shall be "Sunrise Medical Inc.," as the By-laws of the Purchaser as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided by applicable law. The Merger Agreement further provides that the officers of the Company shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer. The directors of Purchaser shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

    CONVERSION OF SECURITIES. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Purchaser: (i) each issued and outstanding share of capital stock of Purchaser shall be converted into and become 23,000 fully paid and nonassessable shares of common stock, par value $.01 per share, of the Surviving Corporation, (ii) each share of Company Common Stock that is owned by the Company and each share of Company Common Stock that is owned by Parent, Holdings or Purchaser shall automatically be canceled and retired and shall cease to exist, and no common stock of the Parent, Holdings, Purchaser or the Surviving Corporation, or any other form of consideration, shall be delivered in exchange therefor, (iii) each issued and outstanding share of Company Common Stock issued and outstanding immediately before the Effective Time (other than shares to be canceled in accordance with (ii) above and any Dissenting Shares) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive in cash the Price Per Share. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Certificates as provided in the Merger Agreement, the Price Per Share in cash.

    COMPANY OPTIONS. At or prior to the Effective Time, except as otherwise consented to by an option or unit holder, all options to purchase Shares and each equity-related unit (other than options and units whose vesting is based upon the attainment of certain stock price targets) shall become vested. Each such option and unit holder will receive cash for each such option or unit in the amount of the product of (a) the excess, if any, of the Merger Consideration over the exercise price of such option or unit multiplied by (b) the number of Shares for which such option or unit is exercisable.

    DISSENTERS' RIGHTS. The Merger Agreement provides that any Shares issued and outstanding immediately prior to the Effective Time held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Section 262 of the DGCL (and who has neither effectively withdrawn nor lost his right to such appraisal) ("Dissenting Shares"), shall not be converted into a right to receive cash, and the holder thereof shall be entitled to only such rights as are granted by the DGCL. If after the Effective Time such holder fails to perfect or withdraws or otherwise loses his right to appraisal, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into a right to receive cash, without interest thereon. If a holder of Shares who demands appraisal of those Shares under the DGCL shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, those Shares shall be converted into and represent only the right to receive the Merger Consideration without interest, upon the surrender of the certificate or certificates representing those Shares.

    INTERIM OPERATIONS. The Company has agreed that, from October 16, 2000 until the Effective Time (except as expressly contemplated or permitted by the Merger Agreement or to the extent that Parent shall otherwise consent in writing), the businesses of the Company and its Subsidiaries will be conducted in the Ordinary Course (as defined in the Merger Agreement), and, except for the Restructuring Transactions (as defined in the Merger Agreement) and the Company Events (as defined in the Merger Agreement), will use all reasonable efforts to preserve intact the present business organizations of the Company and its Subsidiaries and their relationships with customers, suppliers and others having business dealings with them.

    The Company has also agreed that the Company and its Subsidiaries shall refrain from directly or indirectly taking various actions without Parent's consent. These prohibitions cover, among other things, limitations on making changes to their organizational documents, selling their capital stock or their property or assets, declaring or paying any dividend or other distribution, incurring debt other than in the ordinary course of business beyond specified limits, making capital expenditures beyond specified limits, increasing the compensation payable to its directors, officers and employees (except normal increases in the ordinary course of business for employees who are not directors or officers of the Company), granting any severance or termination pay (except to the extent required under existing policies or agreements), changing accounting or tax policies and settling any litigation beyond specified limits.

    STOCKHOLDERS MEETING. Pursuant to the Merger Agreement the Company will, as soon as practicable following the acquisition by Purchaser of shares of Company Common Stock pursuant to the Offer and in accordance with the Merger Agreement, to the extent necessary to consummate the Merger, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of considering and taking action upon the Merger Agreement and approving the Merger Agreement, and the Company will, through the Company Board, recommend to its stockholders that they adopt the Merger Agreement; PROVIDED, HOWEVER, that the Company Board may withdraw, modify or change such recommendation in accordance with the terms of Section 5.4 of the Merger Agreement. Parent, Holdings and Purchaser shall vote or cause to be voted all the shares of Company Common Stock owned of record or beneficially by the Parent or any of its Subsidiaries in favor of the Merger Agreement and the transactions contemplated by the Merger Agreement. After the date of the Merger Agreement and prior to the expiration of the Offer, the Parent shall not purchase, offer to purchase, or enter into any contract, agreement or understanding regarding the purchase of any shares of Company Common Stock, except pursuant to the terms of the Offer, the Merger and the Merger Agreement.

    The Merger Agreement provides that, notwithstanding the preceding paragraph or any other provision of the Merger Agreement, in the event Purchaser owns 90% or more of the issued and outstanding shares of Company Common Stock following the expiration of the Offer, the Company shall not be required to call the Company Stockholders Meeting or to file or mail the Proxy Statement, and the Company, Purchaser, Holdings and Parent shall, subject to the provisions of the Merger Agreement, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following such expiration without a meeting of stockholders of the Company in accordance with Section 253 of the DGCL.

    PROXY STATEMENT. The Merger Agreement provides that, if required by applicable law, as soon as practicable following the consummation of the Offer, the Company and Parent shall file with the Commission under the Exchange Act and the rules and regulations promulgated thereunder, and shall use its reasonable good faith efforts to have cleared by the Commission and mailed to the Company's stockholders, the proxy or information statement relating to the Stockholders Meeting. Parent, Holdings, Purchaser and the Company have agreed to cooperate with each other in the preparation of the proxy or information statement. Without limiting the generality of the foregoing, each of Parent, Holdings, and Purchaser is obliged to furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company has agreed to use its best efforts, after consultation with the other parties hereto, to respond promptly to any comments made by the Commission with respect to the proxy or information statement and any preliminary version thereof filed by it and cause such proxy or information statement to be mailed to the Company's stockholders at the earliest practicable time.

    COMPANY BOARD REPRESENTATION. The Merger Agreement provides that, promptly upon the acceptance for payment of, and payment by Purchaser in accordance with the Offer for, not less than a majority of the total issued and outstanding shares of Company Common Stock on a fully diluted basis (assuming the exercise of all outstanding Options (other than Options held by the Executives) and any other rights to acquire shares of Company Common Stock on the date of purchase) pursuant to the Offer, Purchaser shall be entitled to designate such number of members of the Company Board, rounded up to the next whole number, equal to that number of directors which equals the product of the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that such number of shares of Company Common Stock owned in the aggregate by Purchaser or the Parent, upon such acceptance for payment, bears to the number of shares of Company Common Stock then outstanding. Upon the written request of Purchaser, the Company shall, on the date of such request, (i) either increase the size of the Company Board or secure the resignations of such number of its incumbent directors as is necessary to enable the Purchaser's designees to be so elected or appointed to the Company Board and (ii) cause the Purchaser's designees to be so elected or appointed. At such time, the Company shall, if requested by Purchaser, also take all action necessary to cause Purchaser's designees to constitute at least the same percentage (rounded up to the next whole number) as such designees represent on the Company Board of (i) each committee of the Company Board,
(ii) each board of directors (or similar body) of each Subsidiary of the Company and (iii) each committee (or similar body) of each such board of directors.

    NO SOLICITATIONS. The Merger Agreement provides that neither the Company nor any of its Subsidiaries will (whether directly or indirectly through advisors, agents or other intermediaries), nor will the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, agents, representatives or advisors to, (a) solicit, initiate, knowingly encourage (including by way of furnishing information) or take any action knowingly to facilitate the submission of any inquiries, proposals or offers (whether or not in writing) from any person (other than Parent and its affiliates) relating to, other than the transactions contemplated by the Merger Agreement, (i) any acquisition or purchase of 10% or more of the consolidated assets of the Company and its Subsidiaries (other than the Restructuring Transactions, the Dispositions and the Sale Leasebacks) or of 10% or more of any class of equity securities of the Company or any of its Subsidiaries, (ii) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of the Company or any of its Subsidiaries, (iii) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 10% or more of the consolidated assets of the Company (other than the Restructuring Transactions, the Dispositions and the Sale Leasebacks), or (iv) any other transaction the consummation of which would or would reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger or which would or would reasonably be expected to materially dilute the benefits to Parent, Holdings or Purchaser of the transactions contemplated by the Merger Agreement (collectively, "Acquisition Proposals"), or agree to or endorse any Acquisition Proposal, or (b) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with respect to its business, properties or assets in connection with the foregoing, or otherwise cooperate in any way with, or participate in or knowingly assist, facilitate, or encourage, any effort or attempt by any other Person (other than any of Parent, Holdings, Purchaser and their affiliates) to do or seek any of the foregoing; PROVIDED, HOWEVER, that the foregoing shall not prohibit the Company (A) from complying with Rule 14e-2 and Rule 14d-9 under the Exchange Act with regard to a bona fide tender offer or exchange offer; (B) from making such disclosure to the Company's stockholders or otherwise which the Company Board concludes in good faith, after consultation with its legal counsel, is necessary under applicable law or the rules of the NYSE or is reasonably necessary in order to comply with its fiduciary duties to the Company's stockholders under applicable law;
(C) from participating in negotiations or discussions with or furnishing information to any person in connection with an Acquisition Proposal not solicited after October 16, 2000 which is submitted in writing by such person to the Company Board after the date of the Merger Agreement; PROVIDED, HOWEVER, that prior to participating in any such discussions or negotiations or furnishing any information, the Company receives from such person an executed confidentiality agreement on terms not less favorable to the Company than the Confidentiality Agreement; and PROVIDED, FURTHER, that the Company Board shall have concluded in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal is reasonably likely to constitute a Superior Proposal (as defined below) and, after consultation with its outside legal counsel, that participating in such negotiations or discussions or furnishing such information is reasonably necessary in order to comply with its fiduciary duties to the stockholders of the Company under applicable law; and PROVIDED, FURTHER, that the Company Board shall not (unless otherwise required by the terms of the Acquisition Proposal) take any of the foregoing actions prior to two business days after it provides Parent with prompt (but in no event later than 24 hours after the occurrence or commencement of such action) written notice thereof. If the Company Board receives an Acquisition Proposal, then the Company shall promptly inform Parent of the material terms and conditions of such proposal and the identity of the person making it.

    The Merger Agreement requires the Company to cease and cause its advisors, agents and other intermediaries to cease any and all activities, discussions or negotiations with any parties conducted prior to October 16, 2000 with respect to any of the foregoing and to use its reasonable best efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of any such party. The Company has agreed not to release any third party from, or waive any confidentiality provisions of, any confidentiality agreement to which the Company is a party. "Superior Proposal" is defined as any of the transactions described in clause (i), (ii) or (iii) of the definition of Acquisition Proposal (with all of the percentages included in the definition of such term raised to 51% for purposes of the definition) with respect to which the Company Board shall have concluded in good faith, after consultation with its outside legal counsel and financial advisors, is reasonably likely to be completed, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal, including the status of the financing therefor, and the person making the proposal, and would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by the Merger Agreement, including the Merger.

    EMPLOYEE BENEFITS. The Merger Agreement also requires the Surviving Corporation to maintain until the first anniversary of the Effective Time employee benefit plans and arrangements with overall employee benefits which are substantially comparable in the aggregate to the benefits provided by Company Benefit Plans (as defined in the Merger Agreement) as of October 16, 2000 (not taking into account the value of any benefits under any such Company Benefit Plans which are equity-based). For purposes of determining eligibility to participate or vesting where length of service is relevant under any employee benefit plan or arrangement of the Surviving Corporation or any of its Subsidiaries, employees of the Company and its Subsidiaries as of the Effective Time shall receive service credit for service with the Company and its Subsidiaries to the same extent such service credit was granted under the Company Benefit Plans, subject to offsets for previously accrued benefits and no duplication of benefits. Except as otherwise consented to by the applicable employee, the Surviving Corporation and its Subsidiaries shall assume and honor in accordance with their respective terms (i) all written employment, indemnification, severance and termination plans and agreements (including change in control provisions and agreements) applicable to employees of the Company and its Subsidiaries, and (ii) the severance pay policies to the extent identified in certain Company disclosure schedules. See "Special Factors--The Merger Agreement."

    INDEMNIFICATION OF DIRECTORS AND OFFICERS AND LIABILITY INSURANCE. The Merger Agreement provides that until the sixth anniversary of the Effective Time the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless each present and former director and officer of the Company (each an "Indemnified Party" and collectively, the "Indemnified Parties") against any costs or expenses (including attorneys'
fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any pending, threatened or completed claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission occurring prior to the Effective Time (including, without limitation, any claim, action, suit, proceeding or investigation arising out of or pertaining to the transactions contemplated by the Merger Agreement). In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), to the extent permitted under applicable law, (i) the Company or the Surviving Corporation shall advance expenses to each such Indemnified Party, including the payment of the fees and expenses of counsel selected by such Indemnified Party, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, as the case may be, promptly after statements therefor are received, and (ii) the Company and the Surviving Corporation will cooperate fully in the defense of any such matter. Neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).

    The Merger Agreement provides that the Company shall and, from the Effective Time, the Surviving Corporation shall maintain the right to indemnification and exculpation of officers and directors provided for in the Certificate of Incorporation, By-laws and any other organizational documents of the Company as in effect on the date of the Merger Agreement, with respect to indemnification and exculpation for acts and omissions occurring prior to the Effective Time, including, without limitation, the transactions contemplated by the Merger Agreement.

    Until the sixth anniversary of the Effective Time, the Surviving Corporation must maintain officers' and directors' liability insurance covering the officers and directors who are covered by the Company's officers' and directors' liability insurance policies on the date of the Merger Agreement with respect to actions and omissions occurring prior to the Effective Time, by obtaining tail coverage of such existing insurance policies on terms which are not less favorable than the terms of such current insurance in effect for the Company on the date of the Merger Agreement and providing coverage only with respect to matters occurring prior to the Effective Time, to the extent that such tail coverage can be maintained at an annual cost to the Surviving Corporation of not greater than 225% of the annual premium for the Company's insurance policies in effect on the date of the Merger Agreement and, if such tail coverage cannot be so maintained at such cost, providing as much of such insurance as can be so maintained at a cost equal to 225% of the annual premium for the Company's insurance policies.

    The Merger Agreement also provides that the Surviving Corporation shall maintain policies of insurance of the Company on the terms and conditions set forth in any indemnification agreement to which the Company is party for all periods extending until the expiration of any statute of limitations applicable with respect to actions and omissions occurring prior to the Effective Time.

    APPROVALS AND CONSENTS; COOPERATION. The Merger Agreement provides that, each of the Company, Parent, Holdings and Purchaser shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) its reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under the Merger Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement as soon as practicable, including without limitation (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental

Entity in order to consummate the Merger or any of the other transactions contemplated by the Merger Agreement (collectively, the "Required Approvals") and (ii) taking all reasonable steps as may be necessary to obtain all such Required Approvals. Without limiting the generality of the foregoing, each of the Company and Parent, Holdings and Purchaser agree to make all necessary filings in connection with the Required Approvals as promptly as practicable after October 16, 2000, and to use its reasonable best efforts to furnish or cause to be furnished, as promptly as practicable, all information and documents requested with respect to such Required Approvals, and shall otherwise cooperate with any applicable Governmental Entity in order to obtain any Required Regulatory Approvals in as expeditious a manner as possible. Each of the Company, Parent, Holdings and Purchaser shall use its reasonable best efforts to resolve such objections, if any, as any Governmental Entity may assert with respect to the Merger Agreement and the transactions contemplated thereby in connection with the Required Approvals. In the event that a suit is instituted by a person or Governmental Entity challenging the Merger Agreement and the transactions contemplated hereby as violative of applicable antitrust or competition laws, each of the Company and Parent shall use its reasonable best efforts to resist or resolve such suit. The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, affiliates, directors, officers and stockholders and such other matters as may reasonably be necessary or advisable in connection with the Proxy Statement or any other statement, filing, tax ruling request, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger or the other transactions contemplated by the Merger Agreement.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties of the Company, Parent, Holdings and Purchaser. Representations and warranties of the Company include, without limitation, certain matters concerning the Company's capitalization, the Company's authority to execute, deliver and perform under the Merger Agreement and the transactions contemplated thereby, absence of any conflicts with charter documents and contracts, required filings and consents, compliance with law, Commission filings and financial statements, absence of certain changes or events, absence of litigation, employee benefit plans, tax matters, environmental matters, interim conduct of business, properties, financial statements and brokers. Some of the representations are qualified by a "Material Adverse Effect" clause. "Material Adverse Effect" means, with respect to any entity, (a) any adverse change, circumstance or effect that, individually or aggregated with other changes, circumstances and effects, is or would reasonably be expected to be materially adverse to the business, operations, assets, liabilities, financial condition or results of operations of such entity and its Subsidiaries taken as a whole; PROVIDED, HOWEVER, that the concept of Material Adverse Effect shall not include any change, circumstance or effect resulting from (i) general economic conditions or conditions affecting firms in the Company's industry generally (other than a change in the Medicare/Medicaid reimbursement policies which materially and adversely affect the Company's products), (ii) the Merger Agreement or the transactions contemplated hereby,
(iii) the Restructuring Transactions, (iv) the Company Events, or (b) a material impairment of the ability of such entity and its Subsidiaries taken as a whole to perform any of their material obligations under the Merger Agreement or to consummate the Merger.

    Representations and warranties of Parent, Holdings and Purchaser include, without limitation, certain matters relating to their organization and qualification to do business, their authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby, their filings with the Commission in connection with the Offer, consents and approvals required for the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby, and brokers. Some of the representations are qualified by a "Material Adverse Effect" clause.

    CONDITIONS OF THE MERGER. Under the Merger Agreement, the respective obligations of Parent, Holdings and Purchaser, on the one hand, and the Company, on the other hand, to consummate the

Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions: (a) if required by the DGCL, the Merger Agreement shall have been adopted by the requisite vote of the stockholders of the Company;
(b) no preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction which prevents the consummation of the Merger shall have been issued and remain in effect; (c) any waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") shall have terminated or expired and any applicable foreign legal requirement relating to competition shall have been complied with; and (d) Purchaser shall have purchased Shares pursuant to the Offer. In addition, the obligations of Parent, Holdings and Purchaser to effect the Merger are subject to the additional condition that the proceeds of the financing contemplated in the Bankers Trust Company Commitment Letters in the amounts necessary to consummate the Merger shall have been received.

    TERMINATION. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption of the Merger Agreement, by the stockholders of the Company under the following circumstances:

    (a) Termination by either the Company or Parent: (i) by mutual written consent of Parent and the Company, by action of their respective Boards of Directors, (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable,
       (iii) if shares of Company Common Stock shall not have been purchased pursuant to the Offer on or prior to January 10, 2001; and

    (b) Termination by Parent at any time prior to the purchase of issued and outstanding shares of Company Common Stock pursuant to the Offer: (i) if the Company or the Company Board shall have (A) withdrawn, modified or amended in any respect adverse to Parent, Holdings or Purchaser any of its recommendations described in Section 1.3(a)(i) of the Merger Agreement, (B) failed as promptly as reasonably practicable to mail the
       Schedule 14D-9 to its stockholders (provided that the failure of Parent or Purchaser to fulfill any of their material obligations under the Merger Agreement shall not have been the cause of, or resulted in, the failure by the Company to mail the Schedule 14D-9) or failed to include in such Schedule 14D-9 such recommendations, (C) approved, recommended or entered into an agreement with respect to, or consummated, any Acquisition Proposal from a person other than Parent or any of its affiliates, (D) in response to the commencement of any tender offer or exchange offer (other than the Offer) for outstanding shares of Company Common Stock, not recommended rejection of such tender offer or exchange offer within five Business Days of commencement of such tender offer or exchange offer, or (E) resolved to do any of the foregoing or publicly announced its intention to do any of the foregoing; (ii) upon a material breach of any covenant or agreement on the part of the Company set forth in the Merger Agreement (other than a breach of any covenant or agreement by the Company directly related to the cancellation of the Megagrant Options (other than the Stock Price Megagrant Options) without first accelerating the vesting and exercisability of the Stock Price Megagrant Options, provided the Company or the appropriate body or entity has resolved to cancel (and has not rescinded such resolution or cancellation) the Megagrant Options (other than the Stock Price Megagrant Options)), or if (A) any representation or warranty of the Company that is qualified as to materiality shall have become untrue or (B) any such representation or warranty of the Company that is not so qualified shall have become untrue in any material respect (a "Terminating Company Breach"); PROVIDED, HOWEVER, that, if such Terminating Company Breach is reasonably capable of being cured by the Company no later than ten calendar days after the Parent has furnished the Company with written notice of such Terminating Company Breach, through the exercise of best efforts, so long as the Company continues to exercise such best efforts, Parent may not terminate the Merger Agreement prior to the expiration of such ten-day period; or
       (iii) the Offer expires or is terminated in accordance with its terms without any shares of Company Common Stock being purchased thereunder; PROVIDED, HOWEVER, that the breach of any representation or warranty by Parent, Holdings or Purchaser or failure of Parent, Holdings and Purchaser to fulfill any obligations under the Merger Agreement has not been the cause of, or resulted in, the failure to purchase shares pursuant to the Offer.

    (c) Termination by the Company at any time prior to the purchase of Shares pursuant to the Offer: (i) upon a material breach of any covenant or agreement on the part of Parent, Holdings or Purchaser set forth in the Merger Agreement, or if (A) any representation or warranty of Parent, Holdings or Purchaser set forth in the Merger Agreement that is qualified as to materiality shall have become untrue or (B) any such representation or warranty of Parent, Holdings or Purchaser that is not so qualified shall have become untrue in any material respect (a "Terminating Parent Breach"); PROVIDED, HOWEVER, that, if such Terminating Parent Breach is reasonably capable of being cured by Parent, Holdings or Purchaser, as the case may be, no later than ten calendar days after the Company has furnished Parent with written notice of such Terminating Parent Breach, through the exercise of best efforts, so long as Parent, Holdings or Purchaser, as the case may be, continues to exercise such best efforts, the Company may not terminate the Merger Agreement prior to the expiration of such ten-day period; (ii) if (A) Purchaser shall have failed to commence the Offer within the ten-Business Day period specified in the Merger Agreement, or (B) the Offer expires or is terminated in accordance with its terms without any shares of Company Common Stock being purchased thereunder; PROVIDED, HOWEVER, that the breach of any representation or warranty by the Company or the failure of the Company to fulfill any obligation under the Merger Agreement has not been the cause of, or resulted in, the failure to purchase such shares pursuant to the Offer; or (iii) if the Company Board approves a Superior Proposal; PROVIDED, HOWEVER, that (A) the Company shall have complied with the terms of the Merger Agreement; and (B) the Merger Agreement may not be terminated unless (x) concurrently with such termination, the Company pays to Parent the Termination Fee (as hereinafter defined) less any amount previously paid to Parent in respect of Parent Expenses (as hereinafter defined) and (y) the Company shall have provided Parent with at least two business days' advance notice of such termination.

    TERMINATION FEE AND EXPENSES. (a) The Company shall (provided that neither Parent, Holdings nor Purchaser is then in material breach of its obligations under the Merger Agreement) upon the termination of the Merger Agreement if such termination shall have occurred, in whole or in part, by reason of (i) the failure of any of the Offer Conditions set forth in paragraphs (a), (b), (d),
(f), (g), and (h) described in "The Tender Offer--Section 10" ("Certain Conditions of the Offer") or the Minimum Condition or (ii) paragraphs (b)(i),
(b)(ii) or (c)(iii) under "Termination" above, reimburse Parent, Holdings and Purchaser, in an aggregate amount of up to $4,000,000, for all reasonable out-of-pocket expenses and fees (including fees payable to all banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees of counsel, accountants, financial printers, advisors, experts and consultants to Parent and its affiliates), whether incurred prior to, concurrently with or after the execution of the Merger Agreement in connection with the Offer or the Merger or the consummation of any other transaction contemplated by the Merger Agreement, the financing thereof or consents related thereto (collectively, the "Expenses"). Such payment, together with any Termination Fee which may be paid, shall serve as full liquidated damages in respect of such breach by the Company, and Parent, Holdings and Purchaser have waived all claims against the Company in respect of breach or breaches occasioning this payment. It is understood that if Purchaser is paid a Termination Fee (as defined below), to the extent not previously paid, no amounts shall be payable as Parent Expenses.

    (b) If the Merger Agreement is terminated by the Company pursuant to paragraphs (b)(i) or (c)(ii)(B) under "Termination" above (only if the Merger Agreement was also terminable pursuant to paragraph (b)(i) under "Termination" above at the time of such termination) or paragraph (c)(iii) under "Termination" above, the Company shall pay to Parent by wire transfer of immediately available funds to an account designated by Parent on the next business day following such termination (or, in the case of a termination pursuant to paragraph (c)(iii) under "Termination" above, concurrently with the effectiveness of such termination) an amount equal to $10,000,000 (the "Termination Fee") less any amount previously paid to Parent in respect of Parent Expenses.

    (c) If all of the following events have occurred:

        (i) (A) an Acquisition Proposal is publicly disclosed or publicly proposed to the Company or its stockholders at any time on or after the date of the Merger Agreement but prior to any termination of the Merger Agreement, and (B) the Merger Agreement is terminated pursuant to paragraphs (a)(iii), (b)(ii), (b)(iii), or
            (c)(ii) under "Termination" above; and

        (ii) thereafter, within 12 months of the date of such termination, the Company enters into a definitive agreement with respect to, or consummates, the Acquisition Proposal referred to in clause (i), or any Significant Proposal;

then, the Company shall pay to Parent, concurrently with the earlier of the execution of such definitive agreement or the consummation of such Acquisition Proposal, an amount equal to the Termination Fee (less any amount previously paid to Parent in respect of Parent Expenses).

EFFECTS OF THE OFFER ON THE MARKETS FOR THE SHARES; STOCK EXCHANGE LISTING; EXCHANGE ACT REGISTRATION.

    The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. Following the completion of the Offer, a majority of the outstanding Shares will be owned by Purchaser.

    Depending upon the number of Shares purchased pursuant to the Offer, the Common Stock may no longer meet the requirements of the New York Stock Exchange (the "NYSE") for continued inclusion on the NYSE and may therefore be delisted from the NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, (i) the number of holders of Shares (including beneficial holders of Shares held in the names of NYSE member organizations in addition to holders of record) should fall below 1,200 and the average monthly trading volume of Shares for the most recent 12 months should be less than 100,000 Shares, (ii) the number of publicly held Shares (exclusive of the holdings of officers, directors or their immediate families and other concentrated holdings of 10% or more) should fall below 600,000 (exclusive of the holdings of officers, directors or their immediate families and other concentrated holdings of 10% or more), (iii) the Shares are no longer registered under the Exchange Act, as described below, or (iv) the number of holders of Shares (including beneficial holders of Shares held in the names of NYSE members organizations in addition to holders of record) should fall below 400.

    If the NYSE were to delist the Common Stock, it is possible that the Common Stock would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through the Nasdaq Stock Market, Inc.'s National Market System or other sources. However, the extent of the public market for the Shares and the availability of such quotations would depend upon such factors as the number of stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act (as described below) and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of Shares or whether it would cause future market prices to be greater or less than the Offer price.

    The Common Stock is currently registered under the Exchange Act. The purchase of Shares pursuant to the Offer may result in the Common Stock becoming eligible for deregistration under the Exchange Act. Registration of the Common Stock may be terminated upon application of the Company to the Commission if the Common Stock is not listed on a national securities exchange and there are fewer than 300 holders of record. The termination of the registration of the Common Stock under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of shares of Common Stock and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Common Stock or the holders thereof, as the case may be. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of the securities pursuant to Rule 144 under the Securities Act.

    The shares of Common Stock are currently "margin securities" under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Common Stock for the purpose of buying, carrying or trading in securities ("purpose loans"). Depending upon factors similar to those described above with respect to listing and market quotations, it is possible that, following the Offer, the Common Stock might no longer constitute "margin securities" for the purpose of the Federal Reserve Board's margin regulations and therefore could no longer be used as collateral for purpose loans made by brokers.

                                THE TENDER OFFER

    1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment, purchase and pay for all Shares validly tendered on or prior to the Expiration Date (as hereinafter defined) and not properly withdrawn as permitted by Section 4 ("Withdrawal Rights"). The term "Expiration Date" means 12:00 Midnight, New York City time, on November 28, 2000, unless and until Purchaser (but subject to the terms and conditions of the Merger Agreement) shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, SATISFACTION OF THE MINIMUM CONDITION AND THE FINANCING CONDITION. SEE SECTION 10 ("CERTAIN CONDITIONS OF THE OFFER"), WHICH SETS FORTH IN FULL THE OFFER CONDITIONS. SUBJECT TO THE PROVISIONS OF THE MERGER AGREEMENT AND THE APPLICABLE RULES AND REGULATIONS OF THE COMMISSION, PURCHASER RESERVES THE RIGHT, IN ITS SOLE DISCRETION, TO MAKE ANY CHANGES IN THE TERMS AND CONDITIONS OF THE OFFER, PROVIDED, HOWEVER, WITHOUT THE WRITTEN CONSENT OF THE COMPANY, PURCHASER MAY NOT, (I) DECREASE THE PRICE PER SHARE PAYABLE IN THE OFFER, (II) DECREASE THE NUMBER OF SHARES OF COMPANY COMMON STOCK SOUGHT PURSUANT TO THE OFFER OR CHANGE THE FORM OF CONSIDERATION PAYABLE IN THE OFFER, (III) ADD, WAIVE, CHANGE OR AMEND THE TERMS OF OR CONDITIONS TO THE OFFER IN ANY MANNER ADVERSE TO THE HOLDERS OF SHARES OF COMPANY COMMON STOCK OR (IV) CHANGE THE EXPIRATION DATE OF THE OFFER; PROVIDED, HOWEVER, THAT IF ON ANY SCHEDULED EXPIRATION DATE OF THE OFFER, WHICH SHALL INITIALLY BE 20 BUSINESS DAYS AFTER THE COMMENCEMENT DATE OF THE OFFER, ALL CONDITIONS TO THE OFFER HAVE NOT BEEN SATISFIED OR WAIVED, PURCHASER MAY, FROM TIME TO TIME, EXTEND THE EXPIRATION DATE OF THE OFFER FOR ONE OR MORE PERIODS OF UP TO TEN ADDITIONAL BUSINESS DAYS EACH (BUT IN NO EVENT SHALL PURCHASER BE PERMITTED TO EXTEND THE EXPIRATION DATE OF THE OFFER BEYOND JANUARY 10, 2001 UNLESS THE PARTIES TO THE MERGER AGREEMENT SO AGREE), PROVIDED, FURTHER, THAT IF ON ANY SCHEDULED EXPIRATION DATE OF THE OFFER, THE OFFER SHALL NOT HAVE BEEN CONSUMMATED (A) DUE TO (I) THE FAILURE TO SATISFY THE MINIMUM CONDITION, (II) THE FAILURE OF ANY REPRESENTATION OR WARRANTY OF THE COMPANY TO BE TRUE (SO LONG AS THE RELEVANT REPRESENTATION OR WARRANTY IS REASONABLY CAPABLE OF BEING CURED WITHIN TEN CALENDAR DAYS BY THE EXERCISE OF REASONABLE BEST EFFORTS AND AN EXECUTIVE OFFICER OF THE COMPANY CERTIFIES IN WRITING THAT SUCH REPRESENTATION OR WARRANTY IS REASONABLY CAPABLE OF BEING CURED BY THE COMPANY WITHIN TEN CALENDAR DAYS THROUGH THE EXERCISE OF SUCH REASONABLE BEST EFFORTS), OR, OTHER THAN BECAUSE OF A BREACH BY THE COMPANY OF ITS COVENANTS AND AGREEMENTS CONTAINED IN THE MERGER AGREEMENT THERE HAS BEEN AN ACTION OR PROCEEDING OR A THREAT IN WRITING OF AN ACTION OR PROCEEDING BY A GOVERNMENTAL ENTITY, A RULE, ORDER OR REGULATION BY A GOVERNMENTAL ENTITY OR A COURT THAT WOULD RESTRAIN, PROHIBIT OR MATERIALLY DELAY THE OFFER OR THE MERGER, PROHIBIT OR RESTRICT THE OWNERSHIP OR OPERATION BY THE PURCHASER OF THE COMPANY'S BUSINESS OR ASSETS, FORCE PURCHASER TO DISPOSE OF OR HOLD SEPARATE ANY PART OF THE COMPANY'S BUSINESS OR ASSETS, LIMIT HOLDINGS' RIGHTS TO ACQUIRE OR HOLD OR EXERCISE RIGHTS OVER THE STOCK OF THE COMPANY, OR OBTAIN MATERIAL DAMAGES FROM PURCHASER, HOLDINGS OR PARENT FOR MAKING THE OFFER OR COMPLETING THE MERGER AT THE REQUEST OF THE COMPANY, PURCHASER SHALL FROM TIME TO TIME EXTEND THE EXPIRATION DATE OF THE OFFER FOR ONE OR MORE PERIODS OF UP TO TEN ADDITIONAL BUSINESS DAYS EACH FOR UP TO AN AGGREGATE OF 20 BUSINESS DAYS (BUT IN NO EVENT SHALL PURCHASER BE REQUIRED TO EXTEND THE EXPIRATION DATE OF THE OFFER BEYOND JANUARY 10, 2001); OR (B) DUE TO THE FAILURE TO SATISFY THE CONDITION TO THE OFFER RELATING TO THE EXPIRATION OR TERMINATION OF THE WAITING PERIOD UNDER THE HSR ACT OR THE COMPLIANCE WITH ANY APPLICABLE FOREIGN LEGAL REQUIREMENTS RELATING TO COMPETITION OR THE FINANCING CONDITION, THEN, AT THE REQUEST OF THE COMPANY, PURCHASER SHALL EXTEND ANY SUCH EXPIRATION DATE OF THE OFFER FOR ONE OR MORE PERIODS OF UP TO TEN ADDITIONAL BUSINESS DAYS EACH (BUT IN NO EVENT SHALL PURCHASER BE REQUIRED TO EXTEND THE EXPIRATION DATE OF THE OFFER BEYOND
JANUARY 10, 2001); AND PROVIDED, FURTHER, THAT PURCHASER MAY, (1) WITHOUT THE CONSENT OF THE COMPANY, EXTEND THE OFFER FOR ANY PERIOD REQUIRED BY ANY RULE, REGULATION, INTERPRETATION OR POSITION OF THE SEC (AS DEFINED BELOW) APPLICABLE TO THE OFFER IN THE EVENT OF AN INCREASE IN THE PRICE

PER SHARE OR AS OTHERWISE REQUIRED BY LAW AND (2) EXTEND THE OFFER IN ACCORDANCE WITH RULE 14D-11 UNDER THE EXCHANGE ACT IF (X) THE CONDITIONS TO THE OFFER SHALL HAVE BEEN SATISFIED OR WAIVED AND SHALL NOT APPLY TO ANY EXTENSION, (Y) THE NUMBER OF SHARES THAT HAVE BEEN VALIDLY TENDERED AND NOT WITHDRAWN REPRESENT MORE THAN 50% BUT LESS THAN 90% OF THE ISSUED AND OUTSTANDING SHARES AND
(Z) PURCHASER SHALL ACCEPT AND PROMPTLY PAY FOR ALL SHARES VALIDLY TENDERED AND NOT WITHDRAWN AND AGREE TO CONTINUE TO DO SO THROUGHOUT THE EXTENSION PERIOD; PROVIDED, HOWEVER, THAT IN NO EVENT SHALL THE EXTENSIONS PERMITTED UNDER THE FOREGOING CLAUSE (2) EXCEED, IN THE AGGREGATE, TEN BUSINESS DAYS.

    The Rights are currently evidenced by the certificates for the Common Stock, and the tender by a stockholder of such stockholder's Shares also will constitute a tender of the associated Rights. Pursuant to the Offer, no separate payment will be made by Purchaser for the Rights.

    Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made in accordance with Rule 14e-1(d) under the Exchange Act, no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, except as provided by applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

    If Purchaser makes a material change in the terms of the Offer or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum 10 business day period from the day of such change is generally required to allow for adequate dissemination to stockholders. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday, or a federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

    The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed by Purchaser to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

    2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. The obligation of Purchaser to accept for payment Shares tendered shall be subject to the satisfaction of the Offer Conditions. Purchaser covenants and agrees that, subject to the terms and conditions of the Merger Agreement, including the Offer Conditions, it will accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer as promptly as reasonably practicable. In addition, subject to the applicable rules of the Commission, Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares pending receipt of any other regulatory approvals specified in Section 11 ("Certain Legal Matters and Regulatory Approvals"). Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act. If following acceptance for payment of Shares, Purchaser asserts such regulatory approvals as a condition and does not promptly pay for Shares tendered, Purchaser will promptly return such Shares.

    For information with respect to approvals required to be obtained prior to the consummation of the Offer, including the HSR Act, see Section 11 ("Certain Legal Matters and Regulatory Approvals").

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of
(i) certificates representing such Shares ("Share Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at the Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in
Section 3 ("Procedure for Tendering Shares"), (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

    The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID OR ACCRUED FOR THE BENEFIT OF HOLDERS OF SHARE CERTIFICATES ON THE PRICE PER SHARE PAYABLE UPON THE SURRENDER OF THE SHARE CERTIFICATES REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. If for any reason acceptance for payment of or payment for any Shares tendered pursuant to the Offer is delayed or Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then without prejudice to Purchaser's rights set forth herein, the Depositary may nevertheless, on behalf of Purchaser and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in Section 4 ("Withdrawal Rights").

    If any tendered Shares are not accepted for payment for any reason or if Share Certificates are submitted for more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3 ("Procedure for Tendering Shares"), such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

    PURCHASER RESERVES THE RIGHT TO TRANSFER OR ASSIGN, IN WHOLE OR FROM TIME TO TIME IN PART, TO ONE OR MORE OF ITS AFFILIATES THE RIGHT TO PURCHASE ALL OR ANY PORTION OF THE SHARES TENDERED PURSUANT TO THE OFFER, BUT ANY SUCH TRANSFER OR ASSIGNMENT WILL NOT RELIEVE PURCHASER OF ITS OBLIGATIONS UNDER THE OFFER AND WILL IN NO WAY PREJUDICE THE RIGHTS OF TENDERING STOCKHOLDERS TO RECEIVE PAYMENT FOR SHARES VALIDLY TENDERED AND ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER.

    3. PROCEDURE FOR TENDERING SHARES. VALID TENDERS. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of

Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures described below must be complied with. If Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) must accompany each such delivery.

    THE METHOD OF DELIVERY OF THE SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING HOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    401(K) PLAN. American Express Trust Company ("AMEX"), as the trustee for the Company's Profit Sharing and Savings Plan (the "401(k) Plan), is the holder of the Shares held in the Company Stock Fund under the 401(k) Plan. In order for Shares held in a participant's or beneficiary's account to be tendered, the participant or beneficiary in the 401(k) Plan must complete and execute the Direction Form and deliver it to AMEX. AMEX shall tender Shares, which it holds in the Company Stock Fund under the 401(k) Plan, only as directed by the participants and beneficiaries in the Plan.

    BOOK-ENTRY TRANSFER. The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other documents required by the Letter of Transmittal, must in any case be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with.

    DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEES. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) (any such financial institution an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holder of the Shares tendered and such holder has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

    If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Share Certificates not accepted for payment or not tendered are to be returned, to a person other than the registered holder, the Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name of the registered holder appears on such certificates, with the signatures on such certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 of the Letter of Transmittal.

    If Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and any other documents required by the Letter of Transmittal must accompany each such delivery.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available, or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary on or prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

        (i) such tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form made available by Purchaser is received by the Depositary as provided below on or prior to the Expiration Date; and

        (iii) the Share Certificates (or a Book-Entry Confirmation), representing all tendered Shares in proper form for transfer, together with the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq trading days after the date of execution of such Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution and a representation that the stockholder owns the Shares tendered within the meaning of, and that the tender of the Shares effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in such Notice of Guaranteed Delivery.

    Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time and will depend upon when Share Certificates or Book-Entry Confirmations of such Shares are received into the Depositary's account at the Book-Entry Transfer Facility.

    APPOINTMENT AS PROXY. By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of Purchaser and each of them as such stockholder's attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares, other securities or rights issued or issuable in respect of such Shares on or after the date hereof). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares will be revoked without further action, and no subsequent powers of attorney and proxies may be given nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). The designees of Purchaser will, with respect to the Shares for which such appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares and other securities, including voting at any meeting of stockholders.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, the Parent, Holdings, any of their affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    BACKUP FEDERAL INCOME TAX WITHHOLDING AND SUBSTITUTE FORM W-9. Under the "backup withholding" provisions of federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments of cash pursuant to the Offer. In order to avoid backup withholding, each stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the payor of such cash with such stockholder's correct taxpayer identification number ("TIN") on a substitute Form W-9 and certify, under penalties of perjury, that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the substitute Form W-9 included in the Letter of Transmittal to provide the information and certification necessary to avoid back-up withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Certain stockholders (including among others all corporations and certain foreign individuals and entities) are not subject to back-up withholding. Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

    OTHER REQUIREMENTS. Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer, including the tendering stockholder's representation and warranty that the stockholder is the holder of the Shares within the meaning of, and that the tender of the Shares complies with, Rule 14e-4(a) (4) under the Exchange Act.

    4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable except that they may be withdrawn after November 28, 2000 unless theretofore accepted for payment as provided in this Offer to Purchase.

    If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to purchase Shares validly tendered pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except as otherwise described in this Section 4. Any such delay will be an extension of the Offer to the extent required by law.

    For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the class and number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of the certificates, the name of the registered holder (if different from the tendering stockholder) and the serial numbers shown on such certificates must be submitted to the Depositary, together with a signed notice of withdrawal, the signatures on which must be guaranteed by an Eligible Institution unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in
Section 3 ("Procedures for Tendering Shares"), any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. Purchaser reserves the absolute right to reject any and all withdrawals determined by it not to be in proper form. Purchaser also reserves the absolute right to waive any defect or irregularity in any withdrawal of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No withdrawal of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, the Parent, Holdings, any of their affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3 ("Procedures for Tendering Shares").

    5. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES. The summary of tax consequences set forth below is for general information only is based on the law as currently in effect. The tax treatment of each holder will depend in part upon such holder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, insurance companies, foreign corporations, foreign partnerships, foreign trusts, foreign estates, persons who are not citizens or residents of the United States, tax-exempt entities, Holders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation, and persons who received payments in respect of options to acquire Shares. ALL HOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX LAWS AND CHANGES IN SUCH TAX LAWS.

    The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local, foreign income or other tax laws. Generally, for federal income tax purposes, a holder will recognize gain or loss in an amount equal to the difference between the cash received by the Holder pursuant to the Offer or the Merger and the holder's adjusted tax basis in the Shares purchased pursuant to the Offer or converted to cash in the Merger. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted in the Merger, as the case may be. For federal income tax purposes, such gain or loss will be a capital gain or loss if the Shares are a capital asset in the hands of the holder, and a long-term capital gain or loss if the holder's holding period is more than one year as of the date the Purchaser accepts such Shares for payment pursuant to the Offer or the effective date of the Merger, as the case may be. In the case of a noncorporate holder, capital gain is currently eligible for reduced rates of taxation if the Shares were held for more than one year. There are limitations on the deductibility of capital losses. All holders should consult their own tax advisors to determine the U.S., federal, state, local or foreign income or other tax consequences that may be relevant to them.

    6. PRICE RANGE OF SHARES; DIVIDENDS. According to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2000 (the "2000 Annual Report"), the Shares are listed and traded on the NYSE under the symbol "SMD". The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the NYSE with respect to periods occurring in 1998, 1999 and 2000 as reported by the Dow Jones News Service. The Company has never paid any dividends on Shares.

                                            HIGH         LOW
                                         ----------   ----------
YEAR ENDED DECEMBER 31, 1998:
  First Quarter......................... $16 3/16     $13 9/16
  Second Quarter........................  16 3/16      14 1/8
  Third Quarter.........................  14 11/16      6 9/16
  Fourth Quarter........................  13 1/2        8 5/16
YEAR ENDED DECEMBER 31, 1999:
  First Quarter......................... $12 3/8      $ 6 1/8
  Second Quarter........................   9 1/4        5 15/16
  Third Quarter.........................   7 1/2        6
  Fourth Quarter........................   7 1/16       4 3/4
YEAR 2000 TO DATE:
  First Quarter......................... $ 6 1/4      $ 4 3/16
  Second Quarter........................   6 3/16       3 13/16
  Third Quarter.........................   6 1/8        4 3/8
  Fourth Quarter (through October 27)...   9 3/8        5 7/8

    On October 16, 2000, the last full trading day prior to announcement of the execution of the Merger Agreement, the closing sale price per Share reported on the NYSE was $6 7/16. On October 27, 2000, the last full trading day before commencement of the Offer, the closing sale price per Share reported on NYSE was $9 5/16. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

    7. CERTAIN INFORMATION CONCERNING THE COMPANY. The information concerning the Company contained in this Offer to Purchase, including without limitation financial information, information concerning the background of the transactions contemplated by the Merger Agreement, the recommendation of the Company Board, the presentations, analyses and opinions of the Financial Advisors and the interests of certain directors and officers of the Company in the transactions contemplated by the Merger Agreement, has been furnished by the Company or its representatives or taken from or based upon publicly available reports on file with the Commission and other public sources. The summary information set forth below is qualified in its entirety by reference to such publicly available information (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available documents filed by the Company with the Commission and other publicly available information. Although Purchaser, Holdings and Parent do not have any knowledge that would indicate that any statements contained herein based upon such information is untrue, neither Purchaser, Holdings nor Parent assumes any responsibility for the accuracy or completeness of such information, or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to Purchaser, Holdings and Parent.

    GENERAL. The Company was incorporated in Delaware on January 18, 1983. The Company's principal executive offices are located at 2382 Faraday Avenue, Suite 200, Carlsbad, California 92008. The telephone number of the Company at such offices is (760) 930-1500.

    The Company is a worldwide leader in the design, manufacture and marketing of medical products and assistive technology devices that address the recovery, rehabilitation and respiratory needs of patients in institutional and homecare settings. The Company manufactures its products in the United States, Mexico, the United Kingdom, Germany, France and Spain and distributes them through company-owned sales organizations in 19 countries and through independent importer-distributors in about 80 other countries.

    Certain information concerning the directors and executive officers of the Company is set forth in Schedule II hereto.

    FINANCIAL INFORMATION. Set forth below are certain selected consolidated financial data for the Company which was derived from the 2000 Annual Report. More comprehensive financial information (including management's discussion and analysis of financial condition and results of operations) is included in the reports and other documents filed by the Company with the Commission, and the following financial data is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein and set forth in Schedule I hereto. Such reports and other documents may be examined and copies thereof may be obtained from the offices of the Commission and NYSE in the manner set forth below.

                              SUNRISE MEDICAL INC.
                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                    FISCAL YEAR ENDED
                                                              ------------------------------
                                                              JUNE 30,   JULY 2,    JULY 3,
                                                                2000       1999       1998
                                                              --------   --------   --------
Consolidated Statements of Operations Data:
Net sales...................................................  $644,488   $660,248   $657,169
Gross profit................................................   195,774    199,494    205,538
Marketing, selling, administrative, research and
  development, and amortization expenses....................   173,233    176,691    182,357
Re-engineering expenses and merger costs....................        --         --     29,016
Operating income (loss).....................................    22,541     22,803     (5,835)
Other income (expense), net.................................   (14,069)   (14,534)    (5,967)
Income (loss) before income taxes...........................     8,472      8,269    (11,802)
Net income (loss)...........................................     4,127      4,498    (12,010)
Basic earnings (loss) per share.............................      0.19       0.20      (0.55)
                                                              ========   ========   ========
Diluted earnings (loss) per share...........................      0.18       0.20      (0.55)
                                                              ========   ========   ========

                                                                    FISCAL YEAR ENDED
                                                              ------------------------------
                                                              JUNE 30,   JULY 2,    JULY 3,
                                                                2000       1999       1998
                                                              --------   --------   --------
Consolidated Balance Sheet Data:
  Current assets............................................  $229,530   $262,571   $256,739
  Total assets..............................................   543,789    607,190    616,305
  Current liabilities.......................................   121,066    142,484    149,160
  Total liabilities.........................................   278,771    340,192    343,645
  Total stockholder's equity................................   265,018    266,998    272,660
  Book value per share......................................     11.91      12.02      12.31

    According to the Company, the ratios of earnings to fixed charges for the years ended June 30, 2000 and July 2, 1999 were 1.37 to 1 and 1.40 to 1, respectively, and the book value per Share as of June 30, 2000 was $11.91.

    CERTAIN PROJECTIONS AND OTHER INFORMATION. The Company does not as a matter of course make public forecasts as to future sales or earnings. However, in connection with the proposed sale of the Company, the Company distributed to the members of Parent projections of the Company's financial performance from and including fiscal year 2000 through fiscal year 2005. Summaries of these projections are set forth below. The projections have not been updated to, among other things, reflect actual fiscal year 2000 results, and do not give effect to the Offer, the Merger or the Financing. The projections also do not reflect the pending disposition of the Parker Bath business (which generated revenues of approximately $15 million in fiscal year
2000).

                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                           2000       2001       2002       2003       2004       2005
                                         --------   --------   --------   --------   --------   --------
Total Revenue..........................  $644,787   $658,976   $685,362   $728,062   $772,871   $821,604
Restructuring Charges..................     --        26,533      7,893      --         --         --
EBITDA.................................    49,939     38,988     90,177    120,808    133,352    142,776
Net Income.............................     4,604          5     29,311     49,295     59,211     66,897
Earnings Per Share (on a fully diluted
  basis)...............................      0.21       0.00       1.19       1.92       2.30       2.59

    The following assumptions, among others, were used by management of the Company and its subsidiaries in developing the foregoing projections:

    1. The Company's total revenue is projected to grow at 2.2% in 2001, 4.0% in 2002 and approximately 6% in 2003 and thereafter. The primary reasons for this revenue growth are projected to be new products, improved market share positions in certain markets, a healthier marketplace for the Company's long-term care products, and industry growth in the markets in which the Company competes. The projections assume that pricing and foreign currency translation rates remain stable during these years.

    2. Operating margins, excluding restructuring charges, are projected to increase from 4% in 2000 to 13.6% in 2004. Improvements in margins are projected to come from the Company's previously announced restructuring program. This program consists of three parts. First, a reduction in operating expenses driven primarily by the reorganization of the Company into three operating groups (North America Operations, European Operations and the Global Business Group). Second, the implementation of a common worldwide management information system platform and common transaction processing procedures worldwide are projected to yield cost savings as administrative functions are consolidated. Third, the Company projects that significant savings will be realized in cost of goods sold, through coordinated global purchasing efforts, manufacturing efficiencies, low cost product designs, improved efficiency in distribution and logistics and other initiatives.

    3. The Company's effective tax rate is projected to be 47.1% in 2001, excluding the impact of restructuring charges, declining to 43.5% in 2002 and declining slightly thereafter as the Company's fixed goodwill charge becomes smaller relative to pre-tax income.

    4. The Company projects that the cost of its restructuring program will be $34.4 million, incurred over a two-year period beginning in 2001. This cost projection includes the following types of charges: severance and completion bonuses for work force reductions, and costs to consolidate distribution centers. In addition, the Company projects that it will spend $17.2 million primarily to implement a global management information system. These costs are projected to be capitalized and amortized over the useful life of the related assets.

    BECAUSE THE ESTIMATES AND ASSUMPTIONS UNDERLYING THE ABOVE PROJECTIONS ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES BEYOND THE COMPANY'S CONTROL, THERE CAN BE NO ASSURANCE THAT THE PROJECTED RESULTS COULD BE REALIZED, OR THAT ACTUAL RESULTS WOULD NOT BE HIGHER OR LOWER THAN THOSE PROJECTED. MOREOVER, THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO COMPLYING WITH PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. UNDER NO CIRCUMSTANCES SHOULD THE INCLUSION OF THE ABOVE PROJECTIONS BE REGARDED AS A REPRESENTATION, WARRANTY OR PREDICTION THAT ANY PARTICULAR RESULT WILL BE ACHIEVED OR THAT THE COMPANY, PURCHASER, HOLDINGS, PARENT OR THE MEMBERS OF PARENT CONSIDER EITHER OF THE ABOVE PROJECTIONS AN ACCURATE PREDICTION OF FUTURE EVENTS OR THAT THE PURCHASER, HOLDINGS, PARENT OR THE MEMBERS OF PARENT AGREE WITH THE ASSUMPTIONS UNDERLYING SUCH PROJECTIONS. THE PROJECTIONS ARE

INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO THE MEMBERS OF PARENT AND OTHER POTENTIAL PURCHASERS OF THE COMPANY.

    AVAILABLE INFORMATION. The Common Stock registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and in accordance therewith is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Seven World Trade Center, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Electronic filings filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system ("EDGAR"), including those made by or in respect of the Company, are publicly available through the Commission's home page on the Internet at http://www.sec.gov. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material should also be available for inspection at the library of NYSE, 20 Broad Street, New York, NY 10005.

    8. CERTAIN INFORMATION CONCERNING PURCHASER, HOLDINGS AND
PARENT. Purchaser, a Delaware corporation and a wholly owned subsidiary of Holdings, was organized for the sole purposes of entering into the Merger Agreement and consummating the transactions contemplated thereby, including making the Offer, and has not carried on any activities to date other than those incident to its formation, entering into the Merger Agreement and certain other agreements contemplated thereby, and the commencement of the Offer.

    Holdings, a Delaware corporation and a wholly owned subsidiary of Parent, was organized for the sole purposes of entering into the Merger Agreement and consummating the transactions contemplated thereby, including making the Offer, and has not carried on any activities to date other than those incident to its formation, entering into the Merger Agreement and certain other agreements contemplated thereby, and the commencement of the Offer.

    Parent, a Delaware limited liability company and a subsidiary of Vestar Capital Partners IV, L.P. ("VCP IV"), was organized for the sole purpose of effectuating the transactions contemplated by the Merger Agreement, and has not carried on any activities to date other than those incident to its formation, entering into certain agreements contemplated by the Merger Agreement and the commencement of the Offer.

    VCP IV is a Delaware limited partnership formed in 1999 principally for the purpose of investing in securities.

    The sole general partner of VCP IV is Vestar Associates IV, L.P. ("VA IV"), a Delaware limited partnership. VA IV is principally engaged in the business of investing in securities.

    The sole general partner of VA IV is Vestar Associates Corporation IV ("VAC IV"), a Delaware corporation. VAC IV is principally engaged in the business of investing in securities.

    At the Effective Time, it currently is anticipated that the securities of Parent (other than Preferred Units) will be owned approximately 69.1% by VCP IV, 10.0% by PAE and 20.9% by the Executives and other employees of the Company (assuming full vesting of the Executives' and other employees' Units and no dilution due to issuances of additional Units or rights to acquire Units).

    Each of VCP IV, VAC IV, VA IV, Parent, Holdings and Purchaser have their principal executive offices at 245 Park Avenue, 41st Floor, New York, New York 10167. The telephone number for each of VCP IV, VAC IV, VA IV, Parent, Holdings and Purchaser is (212) 351-1600.

    Except as set forth in this Offer to Purchase (i) none of VCP IV, VAC IV, VA IV, Parent, Holdings or Purchaser nor, to the best knowledge of VCP IV, VAC IV, VA IV, Parent, Holdings and Purchaser, any of the persons listed in
Schedule III or any associate or majority owned subsidiary of any of the foregoing or any pension, profit sharing or similar plan of VCP IV, VAC IV, VA IV, Parent, Holdings or Purchaser, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company, (ii) none of VCP IV, VAC IV, VA IV, Parent, Holdings or Purchaser nor, to the best knowledge of VCP IV, VAC IV, VA IV, Parent, Holdings and Purchaser, any of the other persons or entities referred to in clause (i) above, has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days,
(iii) none of VCP IV, VAC IV, VA IV, Parent, Holdings or Purchaser nor, to the best knowledge of VCP IV, VAC IV, VA IV, Parent, Holdings and Purchaser, any of the other persons or entities listed in clause (i) above, has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company, including but not limited to the transfer or voting thereof, joint ventures, loan or option agreements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of properties, consents or authorizations, (iv) there have been no transactions which could require reporting under the rules and regulations of the Commission between VCP IV, VAC IV, VA IV, Parent, Holdings or Purchaser or, to the best knowledge of VCP IV, VAC IV, VA IV, Parent, Holdings and Purchaser, any of the other persons or entities listed in clause (i) above, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, and
(v) there have been no contracts, negotiations or transactions between VCP IV, VAC IV, VA IV, Parent, Holdings or Purchaser or, to the best knowledge of VCP IV, VAC IV, VA IV, Parent, Holdings and Purchaser, any of the other persons or entities listed in clause (i) above, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation, acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets of the Company.

    For certain other information concerning Purchaser, Holdings, Parent and VAC IV, see Schedule III.

    9. DIVIDENDS AND DISTRIBUTIONS. If the Company should, on or after the date of the Merger Agreement, split, combine or otherwise change the Shares or its capitalization, or disclose that it has taken any such action, then without prejudice to Purchaser's rights under Section 10 ("Certain Conditions of the Offer"), Purchaser may make such adjustments to the purchase price and other terms of the Offer as it deems appropriate to reflect such split, combination or other change.

    If on or after October 16, 2000, the Company should declare or pay any cash or stock dividend or other distribution on, or issue any rights with respect to, the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of Purchaser or the nominee or transferee of Purchaser on the Company's stock transfer records of such Shares that are purchased pursuant to the Offer, then without prejudice to Purchaser's rights under Section 10 ("Certain Conditions of the Offer"), (i) the purchase price payable per Share by Purchaser pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution (including additional Shares) or right received and held by a tendering stockholder shall be required to be promptly remitted and transferred by the tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance or appropriate assurance thereof, Purchaser will, subject to applicable law, be entitled to all rights and privileges as the owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

    10. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer, and (subject to any such rules or regulations) may delay the acceptance for payment or, subject to the restriction referred to above, payment for any Shares tendered pursuant to the Offer, and may (except as provided below) amend or terminate the Offer as to any Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer) (A) unless the following conditions shall have been satisfied, (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which represents at least a majority of the number of Shares outstanding on a fully diluted basis (assuming the exercise of all outstanding options to purchase Shares (other than options held by the Executives) and any other rights to acquire Shares on the date of purchase), (ii) any applicable waiting period under the HSR Act shall have expired or been terminated prior to the expiration of the Offer,
(iii) compliance with any applicable foreign legal requirements relating to competition, and (iv) Purchaser shall have received the proceeds of the financing contemplated by the Bankers Trust Company Commitment Letters on terms and conditions set forth therein or otherwise on terms reasonably satisfactory to Parent, in amounts sufficient to pay for all Shares validly tendered pursuant to the Offer and to pay all fees and expenses related to the Offer or (B) if at any time after the date of the Merger Agreement and before the acceptance for payment of any Shares, any of the any of the following conditions exists:

    (a) there shall have been any action or proceeding brought or threatened in writing by a Governmental Entity (as defined in the Merger Agreement) of competent jurisdiction or a statute, rule, regulation, executive order or other action shall have been promulgated, enacted, taken or threatened by a Governmental Entity of competent jurisdiction which would have the effect of (i) restraining, prohibiting or materially delaying the making or consummation of the Offer or the consummation of the Merger,
       (ii) prohibiting or restricting the ownership or operation by Parent (or any of its affiliates or Subsidiaries (as defined in the Merger Agreement)) of any portion of the Company's business or assets, or compelling Parent (or any of its affiliates or Subsidiaries) to dispose of or hold separate any portion of the Company's business or assets,
       (iii) imposing material limitations on the ability of Parent (or any of its affiliates or Subsidiaries) effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote such Shares purchased by Parent (or any of its affiliates or subsidiaries) on all matters properly presented to the stockholders of the Company, (iv) imposing any material limitations on the ability of Parent (or any of its affiliates or Subsidiaries) effectively to control in any material respect the business and operations of the Company or (v) obtaining material damages from Parent or any of its affiliates in connection with the making or consummation of the Offer or the consummation of the Merger; or

    (b) there shall be in effect any injunction, order, decree, judgment or ruling issued by a court of competent jurisdiction having any effect set forth in (a) above; or

    (c) the Merger Agreement shall have been terminated by the Company or Parent in accordance with its terms or the Offer shall have been terminated with the consent of the Company; or

    (d) (i) the representations and warranties of the Company contained in the Merger Agreement which are qualified as to materiality shall not be true and correct in all respects when made, or shall have ceased to be true and correct in all respects as of the expiration date of the Offer as if made as of such date or the representations and warranties of the Company contained in the Merger Agreement which are not so qualified shall not be true and correct in all material respects when made, or shall have ceased to be true and correct in all material respects as of the expiration date of the Offer as if made as of such date (except, in each case, to the extent such representations and warranties of the Company address matters only as of a particular date, in which case as of such date) or (ii) as of the expiration date of the Offer the Company shall not in all material respects have performed any obligation or agreement of the Company under the Merger Agreement or not have complied in all material respects with its material covenants to be performed and complied with by it under the Merger Agreement; or

    (e) there shall have occurred (i) any suspension or limitation of trading in securities generally on the NYSE (which suspension or limitation shall continue for at least three hours) or any setting of minimum prices for trading on such exchange, (ii) any banking moratorium declared by the U.S. federal or New York authorities or any suspension of payments in respect of banks in the United States, (iii) any material limitation (whether or not mandatory) by any Governmental Entity on the extension of credit by commercial banks or other commercial lending institutions,
       (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) a decline of at least 25% in either the Dow Jones Average of Industrial Stocks or the Standard and Poor's 500 Index from the date of the Merger Agreement or (vi) in the case of any of the foregoing existing on the date of the Merger Agreement, a material acceleration or worsening thereof, or

    (f) the Company Board shall have (a) withdrawn its recommendation of the Offer, the Merger or the Merger Agreement in a manner adverse to Parent, Holdings or Purchaser, and (b) recommended to the stockholders of the Company in a Schedule 14D-9 filing that they approve an Acquisition Proposal other than the transactions contemplated by the Merger Agreement; or

    (g) to the Company's knowledge, the Company or one of its subsidiaries is determined to have violated the "Stark" laws, anti-kickback laws or the law relating to Medicare, Medicaid, Champus or any rules or regulations related thereto; or

    (h) there shall have occurred any event or circumstance that has had or would be reasonably likely to have a Material Adverse Effect (as defined in the Merger Agreement) on the Company.

    Subject to the last sentence of this paragraph, the foregoing conditions are for the sole benefit of Purchaser, Holdings and Parent and may be asserted by Parent regardless of the circumstances (including any action or inaction by Parent) giving rise to any such condition and may be waived by Parent in whole or in part at any time and from time to time, in each case, in the exercise of the good faith judgment of Parent and subject to the terms of the Merger Agreement. The failure by Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. The foregoing notwithstanding, the conditions set forth in (A)(i),
(A)(ii) and (A)(iii) above are for the mutual benefit of the Company and Parent, Holdings and Purchaser, and may not be waived by Parent, Holdings and Purchaser without the prior written consent of the Company.

    11. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS. GENERAL. Except as set forth below, based upon its examination of publicly available filings by the Company with the Commission and other publicly available information concerning the Company, none of Purchaser, Holdings and Parent is aware of any licenses or other regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or of any filings, approvals or other actions by or with any domestic (federal or state), foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the

Company's subsidiaries) by Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. However, Purchaser does not presently intend to delay the purchase of Shares tendered pursuant to the Offer pending the receipt of any such approval or the taking of any such action (subject to Purchaser's right to delay or decline to purchase Shares if any of the Offer Conditions in Section 10 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without the imposition of substantial conditions that must be complied with or that adverse consequences might not result to the business of the Company, Holdings, Parent or Purchaser as a result of the imposition of such conditions or in the event that such approval was not obtained or such other action was not taken, any of which could cause Purchaser to elect to terminate the Offer without the purchase of the Shares thereunder. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in Section 10 ("Certain Conditions of the Offer").

    STATE TAKEOVER LAWS.  Except as described herein with respect to
Section 203 of the DGCL, Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase or pay for, any Shares tendered. See
Section 10 ("Certain Conditions of the Offer").

    ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is subject to such requirements.

    VCP IV filed on October 18, 2000 with the FTC and the Antitrust Division a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following such filing, unless such waiting period is extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. If either the FTC or the Antitrust Division were to request additional information or documentary material from VCP IV, the waiting period would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by VCP IV with such request. Thereafter, the waiting period could be extended only by court order or by an agreement involving the Parent and the Company. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and in any event the purchase of and payment for Shares will be deferred until ten days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. See Section 2 ("Acceptance for Payment and Payment for Shares"). Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4 ("Withdrawal Rights").

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase by Purchaser of Shares pursuant to the Offer, either of the FTC or the

Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of the Parent, its subsidiaries or the Company. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances.

    Although Purchaser believes that the acquisition of Shares pursuant to the Offer would not violate the antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such challenge is made, what the outcome will be. See Section 10 for the Offer Conditions, including conditions with respect to litigation and certain government actions.

    MARGIN CREDIT REGULATIONS. Federal Reserve Board Regulations T, U and X (the "Margin Credit Regulations") restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Common Stock, if the credit is secured directly or indirectly thereby. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of the margin stock. Under the Margin Credit Regulations, the Common Stock is presently margin stock and the maximum loan value thereof is generally 50% of its current market value. The definition of "indirectly secured" contained in the Margin Credit Regulations provides that the term does not include an arrangement with a customer if the lender in good faith has not relied upon margin stock as collateral in extending or maintaining the particular credit.

    PENDING LITIGATION. On October 17, 18 and 20, 2000, purported class action lawsuits entitled KRIM V. SUNRISE MEDICAL INC., ET AL., ROGERS V. SUNRISE MEDICAL INC., ET AL. and HARBOR FINANCE PARTNERS V. SUNRISE MEDICAL INC., ET AL. were filed in Delaware Chancery Court, California Superior Court and Delaware Chancery Court, respectively, by holders of Shares. All three complaints name as defendants the Company and the directors of the Company, and ROGERS also refers to unknown defendants that allegedly contributed to the conduct alleged. Among other things, the plaintiffs allege that:

    (1) the purchase price of the Shares is inadequate relative to the true value of the Company;

    (2) the terms of the transactions contemplated by the Merger Agreement are the product of a conflict of interest and self-dealing on the part of defendants; and

    (3) the defendants violated their fiduciary duties owed to the public stockholders of the Company by agreeing to the terms of the transactions contemplated by the Merger Agreement.

    The lawsuits seek unspecified damages and costs and to enjoin or rescind the transactions contemplated by the Merger Agreement, among other things. The Company, Purchaser, Holdings and Parent believe that these lawsuits are wholly without merit and intend to defend them vigorously.

    12. FEES AND EXPENSES. Purchaser has retained MacKenzie Partners, Inc. to act as the Information Agent and The Bank of New York to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward the Offer materials to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. Purchaser also has agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

    Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer (other than to the Information Agent and the Depositary). Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for reasonable and customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

    It is estimated that the expenses incurred by the Company, Holdings, Parent and the Purchaser in connection with the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Securityholder Documents will be approximately as set forth below:

                                                              (IN MILLIONS)
                                                              -------------
Filing Fees.................................................      $ 0.1
Financial Advisory and Financing Fees and Expenses..........       15.5
Accounting Fees and Expense.................................        0.8
Legal Fees and Expenses.....................................        2.1
Printing and Mailing Costs..................................        0.3
Miscellaneous...............................................        1.2
                                                                  -----
      Total:................................................      $20.0
                                                                  =====

    The Surviving Corporation will be responsible for all of the foregoing fees and expenses if the Effective Time occurs. Under certain circumstances, the Company is obligated to reimburse the Purchaser for its Expenses and/or to pay a Termination Fee. See "SPECIAL FACTORS--The Merger Agreement."

    13. MISCELLANEOUS. The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If after such good faith effort, Purchaser cannot comply with such state statute, the Offer win not be made to nor will tenders be accepted from or on behalf of the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

    Purchaser, Holdings and Parent have filed with the Commission the Schedule TO, together with exhibits pursuant to Section 14(d)(1) of the Exchange Act and Rules 13e-3 and 14d-3 promulgated thereunder, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the manner set forth in
Section 7 ("Certain Information Concerning the Company") of this Offer to Purchase (except that they will not be available at the regional offices of the Commission).

    No person has been authorized to give any information or to make any representation on behalf of Purchaser, Parent or Holdings not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                                          V.S.M. INVESTORS, LLC
                                          V.S.M. HOLDINGS, INC.
                                          V.S.M. ACQUISITION CORP.

October 30, 2000

                                                                         ANNEX A

                 [LETTERHEAD OF DEUTSCHE BANK SECURITIES INC.]

                                                October 16, 2000

Special Committee of the Board of Directors
Sunrise Medical Inc.
2382 Faraday Avenue, Suite 200
Carlsbad, California 92008

Members of the Special Committee:

    Deutsche Bank Securities Inc. ("Deutsche Bank") has acted as financial advisor to the Special Committee of the Board of Directors (the "Special Committee") of Sunrise Medical Inc. ("Sunrise") in connection with the proposed transaction involving Vestar Capital Partners IV, L.P. ("Vestar"), Park Avenue Equity Partners, L.P. ("Park Avenue" and, together with Vestar and the respective affiliates of Park Avenue and Vestar, the "Buyer Group") and Sunrise pursuant to an Agreement and Plan of Merger, dated as of October 16, 2000 (the "Agreement"), by and among V.S.M. Investors, LLC, a company wholly owned by the Buyer Group ("VSM"), V.S.M. Holdings, Inc., a wholly owned subsidiary of VSM ("VSM Holdings"), V.S.M. Acquisition Corp., a wholly owned subsidiary of VSM Holdings ("Sub"), and Sunrise. As set forth more fully in the Agreement,
(i) Sub will commence a tender offer to purchase all outstanding shares of the common stock, par value $1.00 per share, of Sunrise ("Sunrise Common Stock") at a purchase price of $10.00 per share, net to the seller in cash (the "Cash Consideration" and, such tender offer, the "Tender Offer"), and (ii) subsequent to the Tender Offer, Sub will be merged with and into Sunrise (the "Merger" and, together with the Tender Offer, the "Transaction") pursuant to which each outstanding share of Sunrise Common Stock not acquired in the Tender Offer will be converted into the right to receive the Cash Consideration. We have been advised by representatives of Sunrise that certain members of the management of Sunrise (the "Management Group") will, in connection with the Transaction, have the right to acquire membership interests in VSM.

    You have requested Deutsche Bank's opinion as to the fairness, from a financial point of view, of the Cash Consideration to the holders of Sunrise Common Stock (other than VSM, the Management Group and their respective affiliates).

    In arriving at its opinion, Deutsche Bank has reviewed certain publicly available financial and other information concerning Sunrise and certain internal analyses and other information furnished to or discussed with it by Sunrise and its advisors. Deutsche Bank also has held discussions with members of the senior management of Sunrise regarding the business and prospects of Sunrise. In addition, Deutsche Bank has (i) reviewed the reported prices and trading activity for Sunrise Common Stock, (ii) compared certain financial and stock market information for Sunrise with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the Agreement and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

    Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning Sunrise, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has assumed and

Special Committee of the Board of Directors
Sunrise Medical Inc.
October 16, 2000
Page 2

relied upon the accuracy and completeness of all such information, and Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise), of Sunrise. With respect to the financial forecasts and projections made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Sunrise as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. In connection with its engagement, Deutsche Bank was authorized to approach, and held discussions with, certain third parties to solicit indications of interest with respect to the acquisition of Sunrise. Deutsche Bank's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

    For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis, the representations and warranties of Sunrise, VSM, VSM Holdings and Sub contained in the Agreement are true and correct, Sunrise, VSM, VSM Holdings and Sub will each perform all of the covenants and agreements to be performed by it under the Agreement and all conditions to the obligations of each of Sunrise, VSM, VSM Holdings and Sub to consummate the Transaction will be satisfied without any waiver thereof. Deutsche Bank also has assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which Sunrise, VSM, VSM Holdings or Sub is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on the Transaction.

    This opinion is addressed to, and is for the use and benefit of, the Special Committee and is not a recommendation to any stockholder as to whether such stockholder should tender shares in the Tender Offer or how such stockholder should vote with respect to matters relating to the proposed Merger. This opinion is limited to the fairness, from a financial point of view, of the Cash Consideration to the holders of Sunrise Common Stock (other than VSM, the Management Group and their respective affiliates), and Deutsche Bank expresses no opinion as to the merits of the underlying decision by Sunrise to engage in the Transaction.

    Deutsche Bank, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. Deutsche Bank has acted as financial advisor to the Special Committee in connection with the Transaction and will receive a fee for its services, a significant portion of which is contingent upon the consummation of the Transaction and a portion of which is payable upon delivery of this opinion. Deutsche Bank and its affiliates in the past have provided financial services to Sunrise and Vestar and its affiliates unrelated to the proposed Transaction, for which services Deutsche Bank and its affiliates have received compensation. Deutsche Bank and its affiliates also have an outstanding bank credit facility with Sunrise and investments in certain affiliates of Vestar. In addition, Deutsche Bank and its affiliates will participate in the financing for the Transaction, for which services Deutsche Bank and its affiliates will receive compensation. Deutsche Bank maintains a market in the securities of, and regularly publishes research reports regarding, publicly traded companies in the healthcare industry. In the ordinary course of business, Deutsche Bank and its affiliates may actively trade or hold the securities and other instruments and obligations of Sunrise and affiliates of the Buyer

Special Committee of the Board of Directors
Sunrise Medical Inc.
October 16, 2000
Page 3

Group for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities, instruments or obligations.

    Based upon and subject to the foregoing, it is Deutsche Bank's opinion that, as of the date of this letter, the Cash Consideration is fair, from a financial point of view, to the holders of Sunrise Common Stock (other than VSM, the Management Group and their respective affiliates).

                                        Very truly yours,

                                        /s/ Deutsche Bank Securities Inc.

                                        DEUTSCHE BANK SECURITIES INC.

                                                                         ANNEX B

                            BATCHELDER & PARTNERS, INC.
                        11975 EL CAMINO REAL, SUITE 300
                          SAN DIEGO, CALIFORNIA 92130

                                                       TELEPHONE: (858) 704-3300
                                                      TELECOPIER: (858) 704-3340

                                                October 16, 2000

Special Committee of the Board of Directors
Sunrise Medical Inc.
2382 Faraday Avenue
Suite 200
Carlsbad, CA 92008

Gentlemen:

    You have asked us to advise you with respect to the fairness from a financial point of view of the Consideration (as herein defined) to be paid by V.S.M. Investors, LLC, V.S.M. Holdings, Inc. and V.S.M. Acquisition Corp. (individually and collectively, the "Acquiror") to the common shareholders (other than the Parent, the Management Group, any other members of management who have agreed to invest in the Parent and their affiliates) of Sunrise
Medical Inc., (the "Company"), pursuant to the terms of the Agreement and Plan of Merger dated as of October 16, 2000 (the "Merger Agreement") as of the date hereof. The Merger Agreement provides for, among other things, the acquisition by the Acquiror of all of the outstanding shares of common stock, $1.00 par value per share (the "Shares") of Sunrise Medical Inc. in exchange for $10.00 per Share in cash (the "Consideration"), subject to certain terms and conditions more fully described in the Merger Agreement (the "Merger"). We are acting as non-exclusive financial advisor to the Company's Special Committee in connection with the Merger (although in so acting, we are not entering into an agency or other fiduciary relationship with the Special Committee, the Company, its Board or stockholders or any other person) and will receive a fee from the Company for our services. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Except as otherwise defined herein, capitalized terms have the meanings ascribed to such terms in the Merger Agreement.

    In connection with our opinion, we have, among other things: (i) reviewed certain publicly available and internal financial and other data with respect to the Company, including the financial statements for recent years (the last audited Company financial statements provided to Batchelder & Partners, Inc. were as of June 30, 2000) and certain other relevant financial and operating data relating to the Company made available to us from published sources and from the internal records of the Company; (ii) reviewed the financial terms and conditions of the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for the Common Stock; (iv) reviewed and discussed with Deutsche Banc Alex. Brown, the Company's financial advisor, the background, history and terms of the transaction;
(v) compared the Company from a financial point of view with certain other companies that we deemed to be relevant; (vi) considered the financial terms, as they relate to the Company and to the extent publicly available, of selected recent business combinations of companies that we deemed to be comparable, in whole or in part, to the Merger; (vii) discussed with the Company's management the prospects for, and business challenges facing, the Company absent the Merger; (viii) reviewed and discussed with representatives of the Company's management certain information of a business and financial nature regarding the Company, furnished to us by them, including management's financial forecasts and related assumptions of the Company and the benefits expected to result from the Merger; (ix) made inquires regarding, and discussed, the Merger and the Merger Agreement and other matters related thereto with Company's counsel; and (x) performed such other analyses and examinations as we deemed appropriate.

    In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its accuracy and completeness in all material respects. With respect to the financial forecasts provided to us by representatives of the Company's management, (i) management has advised us that the forecasts provided to us accurately reflect the judgment of management; (ii) upon their advice and with your consent we have assumed for purposes of our opinion that the forecasts, including projections of restructuring charges, have been reasonably prepared on bases reflecting the best available estimates and judgments of the Company's management at the time and through the date hereof as to the future financial performance of the Company; and (iii) that such projections provide a reasonable basis upon which we can form our opinion. In rendering our opinion, we express no view as to the reasonableness of the forecasts provided to us by the Company's management or the assumptions on which such forecasts are based. You have advised us and we have assumed, that there have been no material changes in the Company's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. The management of the Company has advised us and we have assumed that they are not aware of any facts or circumstances that would make the information reviewed by us inaccurate or misleading. We have relied on advice of your counsel and the independent accountants to the Company as to all legal and financial reporting matters with respect to the Company, the Merger and the Merger Agreement. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations including any applicable foreign laws. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such appraisals. We were not retained or requested to consider any strategic alternatives to the Merger or to seek indications of interest from potential buyers in connection with rendering an opinion nor have we done so. We have assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us. Finally, our opinion is based on economic, monetary, currency exchange, financial markets and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, and except as specifically provided below, we do not assume any obligation to update, revise or reaffirm this opinion.

    We have further assumed with your consent that the representations and warranties of each party in the Merger Agreement are true and correct, that each party to the Merger Agreement will perform all of the covenants and agreements required to be performed by such party under the Merger Agreement, and that the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by the Company of any of the conditions to its obligations thereunder. We have also assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

    Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of Shares (other than the Parent, the Management Group, any other members of management who have agreed to invest in the Parent and their affiliates) pursuant to the Merger Agreement is fair to such holders from a financial point of view.

    This opinion is directed to the Special Committee for use only in connection with its consideration of the Merger and is not a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger or otherwise. This opinion is not a recommendation to any stockholder as to whether any stockholder should tender Shares into the Tender Offer pursuant to the Merger Agreement. Further, this opinion addresses only the financial fairness of the Consideration to be received by the stockholders of the Company (other than the Parent, the Management Group, any other members of management who have agreed to invest in the Parent and their affiliates) as of the date hereof, and it does not address any other aspect of the Merger including, without limitation, the relative merits of the Merger, any alternatives to the Merger or the Company's underlying business decision to proceed with or effect the Merger including the benefits to be obtained from ongoing independent operations. This opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any manner, without our prior written consent except that, if required by law, this opinion may be quoted in its entirety without deletion or modification in any materials to be presented to the shareholders of the Company in connection with the Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of
Section 11 of the Securities Act.

                                        Respectfully,

                                        /s/ BATCHELDER & PARTNERS, INC.

                                        BATCHELDER & PARTNERS, INC.

                     SUNRISE MEDICAL INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Sunrise Medical Inc. designs, manufactures and markets medical products used by the disabled and the elderly. Products include custom, manual and power wheelchairs and related seating systems, home respiratory devices, personal care products, nursing home beds and furnishings, specialized bathing systems and speech devices.

    BASIS OF CONSOLIDATION. The consolidated financial statements include domestic and foreign subsidiaries. All significant intercompany balances and transactions have been eliminated. The applicable local currency of each of our foreign subsidiaries is the functional currency. The translation from the foreign currencies is performed using year-end exchange rates for assets and liabilities, and for revenue and expense accounts using a weighted average exchange rate during the year. Gains and losses resulting from translating assets and liabilities from the functional currency to U.S. dollars are included in "Accumulated other comprehensive income," which is part of stockholders' equity. As described more fully in Note 4, on April 13, 1998 we merged with Sentient Systems, Inc., now named DynaVox Systems (DynaVox). The merger was accounted for as a pooling of interests. Accordingly, our consolidated financial statements have been restated for all periods prior to the business combination to include the results of DynaVox. The preparation of financial statements in conformity with generally accepted accounting principles requires management estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from management's estimates.

    FISCAL YEAR END. Our fiscal year ends on the Friday closest to June 30, resulting in years of either 52 or 53 weeks. The years ended June 30, 2000 and July 2, 1999 were 52 weeks, and the year ended July 3, 1998 was 53 weeks.

    INVENTORIES. Certain inventories are stated at the lower of last-in, first-out (LIFO) cost or market value. All other inventories are stated at the lower of first-in, first-out (FIFO) cost or market value.

    PROPERTY AND EQUIPMENT. Property and equipment are stated at cost and depreciated over estimated useful lives by the straight-line or declining balance methods. Assets recorded under capital leases and leasehold improvements are amortized over the shorter of their useful lives or the related lease terms by the straight-line method. The estimated useful lives are three to 40 years for buildings and improvements and two to 12 years for machinery and equipment.

    GOODWILL. The excess of purchase price over the fair value of net assets of acquired businesses (goodwill) is amortized on a straight-line basis over periods of 20 to 40 years, depending on the nature and type of business acquired.

    LONG-LIVED ASSETS. We evaluate long-lived assets for impairment and record impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets carrying amount. This loss is measured by the difference between carrying amounts and estimated fair values.

    FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK. In the ordinary course of business, we utilize derivative financial instruments to reduce our exposure to market risks from changes in interest rates and foreign exchange rates. We enter into these transactions with major international financial

                     SUNRISE MEDICAL INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) institutions utilizing over-the-counter as opposed to exchange traded instruments. These transactions are entered into only for purposes of market risk management.

    We attempt to minimize interest expense while also managing exposure to variable interest rates by periodically employing interest rate exchange agreements, or swaps, to convert bank borrowings from floating rate into the equivalent of fixed rate debt. We have used foreign-denominated borrowings from our multi-currency credit facility to hedge against foreign currency balance sheet exposures that would otherwise result from changes in currency values.

    We enter into foreign exchange forward and option contracts with financial institutions primarily to protect against currency exchange risks associated with existing assets and liabilities, and certain firmly committed transactions, as well as probable but not firmly committed transactions. In addition, we have entered into foreign exchange forward contracts to hedge certain intercompany loan transactions between our European divisions. Our foreign exchange risk management policy calls for the company to hedge substantially all material foreign exchange transaction exposures. However, we may not hedge certain foreign exchange transaction exposures that are immaterial either in terms of their minimal U.S. dollar value or in terms of their historically high correlation with the U.S. dollar.

    Probable but not firmly committed transactions comprise sales of our products in currencies other than the U.S. dollar. A majority of these non-U.S. dollar-based sales are made through our European subsidiaries. The duration of foreign exchange hedging instruments, whether for firmly committed transactions or for probable but not firmly committed transactions, currently does not exceed one year.

    Interest rate and foreign exchange instruments generally qualify as accounting hedges if their maturity dates are the same as the hedged transactions and if the hedged transactions meet certain requirements. Sold interest rate and foreign exchange instruments do not qualify as accounting hedges. Gains and losses on accounting hedges of existing assets or liabilities are generally recorded currently in income or stockholders' equity against the losses and gains on the hedged transactions. Gains and losses related to qualifying accounting hedges of firmly committed or probable but not firmly committed transactions are deferred and recognized in income in the same period as the hedged transactions. Gains and losses on interest rate and foreign exchange contracts that do not qualify as accounting hedges are recorded currently in income. Gains and losses on accounting hedges realized before the settlement date of the related hedged transaction are also generally deferred and recognized in income in the same period as the hedged transactions.

    We monitor interest rate and foreign exchange positions based on applicable and commonly used pricing models. The correlation between the changes in the fair value of hedging instruments and the changes in the underlying hedged items is assessed periodically over the life of the hedged instrument. In the event that it is determined that a hedge is ineffective, including if and when the hedged transactions no longer exists, we would recognize in income the change in market value of the instrument beginning on the date it was no longer an effective hedge.

    Further information regarding our accounting treatment of financial instruments may be found in Note 8--"Derivatives."

    REVENUE RECOGNITION. We recognize revenue from product sales upon shipment and provide an appropriate allowance for estimated returns and adjustments.

                     SUNRISE MEDICAL INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    WARRANTY COSTS. Certain products are covered by warranties against defects in material and workmanship for periods of up to five years. Components of certain products carry a lifetime warranty. The estimated warranty cost is recorded at the time of sale and is adjusted periodically to reflect actual experience.

    RESEARCH AND DEVELOPMENT COSTS. Research and development costs relate to both present and future products and are expensed in the year incurred.

    STOCK-BASED COMPENSATION.  Statement of Financial Accounting Standards
No. 123 (SFAS 123), "Accounting for Stock-Based Compensation," encourages but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. We have chosen to present the required disclosures and to continue to account for stock-based employee compensation using the method prescribed in Accounting Principles Board Opinion No. 25 (APB
25), "Accounting for Stock Issued to Employees," and as interpreted by the Financial Accounting Standards Board Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation." Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of our stock at the date of grant over the amount an employee must pay to acquire the stock.

    NET INCOME (LOSS) PER SHARE.  Basic EPS is calculated by dividing net income
(loss) by the weighted-average common shares outstanding during the period. Diluted EPS reflects the potential dilution to basic EPS that could occur upon conversion or exercise of securities, options, or other such items, to common shares using the treasury stock method based upon the weighted-average fair value of our common shares during the period.

    COMPREHENSIVE INCOME (LOSS). Components of comprehensive income (loss) include net income (loss) and foreign currency translation adjustments.

    CASH FLOW INFORMATION. Cash payments for interest were $15,323 in 2000, $17,356 in 1999, and $14,380 in 1998. Cash payments for income taxes were $2,824 in 2000, $6,012 in 1999, and $5,696 in 1998. We received income tax refunds of $1,152 in 2000, $4,400 in 1999, and $6,131 in 1998.

2. FINANCIAL INSTRUMENTS

    CASH AND CASH EQUIVALENTS. Cash and cash equivalents include all cash balances and highly liquid investments with original maturities of three months or less. The carrying amount of cash and cash equivalents approximates their fair value.

                     SUNRISE MEDICAL INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2. FINANCIAL INSTRUMENTS (CONTINUED)
    INSTALLMENT RECEIVABLES.  Installment receivables consist of the following:

                                                       JUNE 30, 2000   JULY 2, 1999
                                                       -------------   ------------
Current portion......................................     $ 6,913        $27,832
Less:
Unearned interest....................................        (653)        (3,055)
Allowance for doubtful accounts......................      (1,415)        (1,709)
                                                          -------        -------
Net current portion..................................       4,845         23,068
Due after one year (included in other assets)........          --          8,509
                                                          -------        -------
Total installment receivables, net...................     $ 4,845        $31,577
                                                          =======        =======

    The carrying amount of installment receivables approximates their fair value. The related interest rates and terms have not varied significantly over the past two years. In December 1999, the company sold approximately
$23 million of its installment receivable portfolio to an independent third party. The company received $21 million in cash and recorded a loss of $528 on the sale, which is included in other income and (expense), net.

    TRADE RECEIVABLES, INCOME TAX REFUNDS RECEIVABLE, TRADE ACCOUNTS PAYABLE AND ACCRUED EXPENSES. The carrying amounts of these instruments approximate their fair values due to their short term nature.

    LONG-TERM DEBT. Based on borrowing rates currently available to us for bank loans with similar terms and average maturities, the carrying amount of long-term debt at June 30, 2000 and July 2, 1999 approximated its fair value.

    FOREIGN CURRENCY FORWARD EXCHANGE CONTRACTS. We transact business in various foreign currencies, primarily European currencies. We use currency forward contracts and currency options to protect against reductions in value and volatility of future cash flows caused by changes in foreign exchange rates. The maturities of these instruments are generally less than one year. Deferred gains or losses attributable to foreign currency instruments are not material.

3. BALANCE SHEET ITEMS

    Inventories consist of the following:

                                                       JUNE 30, 2000   JULY 2, 1999
                                                       -------------   ------------
Raw material.........................................     $26,735        $37,477
Work-in-progress.....................................       9,454         12,758
Finished goods.......................................      31,224         37,706
                                                          -------        -------
Total inventories....................................     $67,413        $87,941
                                                          =======        =======

    If all inventories had been valued at FIFO cost, inventories would have been approximately $69,166 at June 30, 2000 and $89,474 at July 2, 1999.

                     SUNRISE MEDICAL INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

3. BALANCE SHEET ITEMS (CONTINUED)
    The components of property and equipment are as follows:

                                                       JUNE 30, 2000   JULY 2, 1999
                                                       -------------   ------------
Land.................................................    $  2,277        $  4,439
Buildings, machinery and equipment...................     154,724         164,410
Leasehold improvements...............................       6,014           5,222
                                                         --------        --------
                                                          163,015         174,071
Less accumulated depreciation and amortization.......     (95,756)        (90,511)
                                                         --------        --------
Property and equipment, net..........................    $ 67,259        $ 83,560
                                                         ========        ========

    In February 2000, the company entered into a $21 million sale-leaseback transaction whereby the company sold and leased back its manufacturing facilities in Fresno, California and Stevens Point, Wisconsin. The company received net proceeds of $14 million in cash plus $4 million in notes receivable. The company recorded deferred gains of $4.6 million, which are included in other liabilities. The gains are being amortized over the lease terms, which are 20 and 15 years. The related leases are being accounted for as operating leases.

4. ACQUISITIONS AND MERGERS

    On April 13, 1998, we issued 2.7 million shares of our common stock for all outstanding common stock of DynaVox, a manufacturer of speech augmentation devices. This merger has been accounted for as a pooling of interests and, accordingly, the consolidated financial statements for periods prior to the combination have been restated to include the accounts and results of operations of DynaVox.

5. RE-ENGINEERING EXPENSES AND MERGER COSTS

    In 1997 we announced the consolidation of our four U.S. rehabilitation divisions into the Home Healthcare Group based in Longmont, Colorado, and a series of consolidations in our European operations. These actions were designed to reduce operating costs and improve manufacturing and marketing efficiencies.

    Approximately $27 million in non-recurring costs were incurred during 1998 to complete these activities, principally to complete our factory consolidations and to implement related information system conversions. In addition, we completed our merger with DynaVox in April 1998. Merger related expenses incurred were approximately $2 million. Of the total charges of $29 million incurred in 1998, approximately $23 million required cash payments and $6 million represented non-cash charges.

6. LEASES

    We lease office and operating facilities, machinery and equipment and automobiles under operating leases that expire over the next 20 years. Rent expense for operating leases was $14,076 in 2000, $12,521 in 1999, and $11,900 in 1998.

                     SUNRISE MEDICAL INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

6. LEASES (CONTINUED)
    Minimum lease payments under operating leases expiring subsequent to June 30, 2000 are:

YEAR ENDED                                                     AMOUNT
----------                                                    --------
2001........................................................  $12,955
2002........................................................   10,846
2003........................................................    8,387
2004........................................................    6,216
2004........................................................    5,769
Thereafter..................................................   33,789
                                                              -------
Total minimum lease payments................................  $77,962
                                                              =======

7. LONG-TERM DEBT

                                                              JUNE 30, 2000   JULY 2, 1999
                                                              -------------   ------------
Borrowing under multi-currency credit agreement.............    $ 40,000        $ 94,000
Senior notes................................................     100,000         100,000
Unsecured subordinated notes maturing from 2000 to 2004,
  payable in installments with interest rates from 6.5% to
  8.0%......................................................         632           2,425
Secured European Coal and Steel Community job creation loan
  due 2002, interest at Libor +1% payable semiannually (8.5%
  at June 30, 2000), secured by property....................       3,793           3,941
Mortgages payable in monthly installments with interest at
  various rates from 5.5% to 6.0%, maturing from 2001
  through 2009, secured by property.........................       4,114           4,651
Obligations under capital leases with lease periods expiring at various dates through 2005, interest at various rates
  from 6.5% to 18.7%........................................         582             821
                                                                --------        --------
Total long-term debt........................................     149,121         205,838
Less current installments...................................        (859)        (14,890)
                                                                --------        --------
Long-term debt, net of current installments.................    $148,262        $190,948
                                                                ========        ========

    As of June 30, 2000, aggregate debt maturities were as follows: 2001-$859; 2002-$4,286; 2003-$393; 2004-$40,315; 2005-$50,315; and thereafter-$52,953.

    On October 28, 1997, we completed a private placement of $100 million of unsecured senior notes, $50 million maturing after seven years, bearing interest at 7.09% and the remaining $50 million maturing after ten years at an interest rate of 7.25%. The proceeds of this debt issuance were used to reduce the outstanding debt on our multi-currency credit facility.

    Our multi-currency bank credit facility provides for maximum borrowings of $77 million divided into a $37 million unsecured revolving credit facility and $40 million secured term loan. The agreement was amended in April 1999 and September 1999 relating to pricing and certain collateral matters. The agreement was again amended in June 2000 relating to financial covenants that were adjusted to reflect certain asset disposals made in fiscal 2000. The term loan provides us the option of using the London

                     SUNRISE MEDICAL INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

7. LONG-TERM DEBT (CONTINUED)
Interbank Offered Rate ("LIBOR") plus 4.50% or the prime rate plus 3.25% for interest. The term loan is secured by all domestic accounts receivable. The term loan is due and payable in a single installment in January 2001. The revolving credit agreement permits Sunrise to elect one of two variable rate interest options at the time an advance is made. The first option is a rate equal to the prime rate plus 4.00%. The second option is a rate based on LIBOR plus 5.25%. Interest during the year was at LIBOR plus the applicable margin (10.7% at June 30, 2000). We have the option of using interbank offered rates as a basis for interest and can fix the interest rate on the outstanding portion for up to six months. A commitment fee of 1.00% per year is payable on the unused portion of the line. At June 30, 2000, the amount of funds available from the credit facility was approximately $37 million. The credit facility required us to comply with certain covenants such as maintenance of leverage ratio, tangible net worth, interest coverage minimum EBITDA, and places certain restrictions on acquisitions and payment of dividends. The company was in compliance with all covenants at June 30, 2000. Maximum borrowings available under the $37 million revolving credit facility were reduced to $25 million in July 2000, in accordance with the September 1999 amendment.

    Subsequent to year end, this debt was refinanced (See footnote 17). As a result of the refinancing, this debt has met the criteria of Statement of Financial Accounting Standard No. 6, "Classification of Short-Term Obligations Expected to be Refinanced" and, accordingly, has been reclassified as long-term.

8. DERIVATIVES

    We manufacture our products in the United States and Europe, but generated approximately 43% of 2000 revenues from sales made outside the U.S. Sales generated by our distribution subsidiaries generally utilize the subsidiary's local currency, thereby exposing us to the risk of foreign currency fluctuations when the subsidiary imports Sunrise manufactured products. Also, as a net borrower, we are exposed to the risk of fluctuating interest rates. We utilize derivative instruments in an effort to mitigate these risks. Our policy is not to speculate in derivative instruments to profit on the foreign currency exchange or interest rate price fluctuation, nor to enter trades for which there are no underlying exposures, nor enter into trades to intentionally increase the underlying exposure. Instruments used as hedges must be effective at reducing the risk associated with the exposure being hedged and are designated as a hedge at the inception of the contract. Accordingly, changes in market values of hedge instruments are highly correlated with changes in market values of underlying hedged items both at the inception of the hedge and over the life of the hedge contract.

    Various foreign currency contracts are used to hedge anticipated transactions denominated in foreign currencies and to mitigate the impact of changes in foreign currency exchange rates on our operations. We use forward contracts to hedge transactions between our foreign subsidiaries. The hedge instruments mature at various dates with resulting gains or losses recognized at the maturity date, which approximates the transaction date. However, we had no forward contracts outstanding at June 30, 2000 or July 2, 1999.

    When we use foreign currency contracts and the hedged currency strengthens against foreign currencies, the decline in the value of future foreign currency cash flows is partially offset by the recognition of gains in the value of the foreign currency contracts designated as hedges of the

                     SUNRISE MEDICAL INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

8. DERIVATIVES (CONTINUED)
transactions. Conversely, when the hedged currency weakens, the increase in the value of future foreign currency cash flows is reduced by the recognition of any loss in the value of the forward contracts designated as hedges. Gains and losses on these contracts are recognized in income in the same period that the underlying transactions are settled and generally offset the losses and gains on the underlying transactions.

9. BUSINESS AND CREDIT CONCENTRATIONS

    A significant portion of our receivables are due from home healthcare and medical equipment dealers located throughout the United States, Canada and Europe. Many of these product sales to dealers are ultimately funded through government reimbursement programs such as Medicare and Medicaid. Any changes in these programs could affect dealer liquidity and profitability. This, in turn, could put pressure on prices charged and credit terms offered for our products sold through this channel of distribution. We estimate an allowance for doubtful accounts based on the creditworthiness of our customers as well as general economic conditions.

10. INCOME TAXES

    The provision (benefit) for income taxes consists of the following:

                                                            YEARS ENDED
                                            -------------------------------------------
                                            JUNE 30, 2000   JULY 2, 1999   JULY 3, 1998
                                            -------------   ------------   ------------
Current
  Federal.................................     $ (998)         $  971        $(1,470)
  State...................................        155             276            118
  Foreign.................................      3,573           2,581          3,097
                                               ------          ------        -------
                                                2,730           3,828          1,745
Deferred
  Federal.................................         (4)           (587)         2,589
  State...................................       (156)           (186)           (74)
  Foreign.................................      1,775             716         (4,052)
                                               ------          ------        -------
                                                1,615             (57)        (1,537)
                                               ------          ------        -------
  Total...................................     $4,345          $3,771        $   208
                                               ======          ======        =======

    Foreign income taxes (benefits) are based upon $13,434, $8,640 and $(8,308) of foreign earnings (losses) before income taxes during 2000, 1999, and 1998, respectively. No U.S. income taxes have been provided for cumulative unrepatriated foreign earnings of approximately $70 million as the company has no plans or intentions to repatriate foreign earnings or liquidate the related foreign assets.

                     SUNRISE MEDICAL INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

10. INCOME TAXES (CONTINUED)
    A reconciliation between the federal statutory tax rate and the effective income tax rate follows:

                                                            YEARS ENDED
                                            -------------------------------------------
                                            JUNE 30, 2000   JULY 2, 1999   JULY 3, 1998
                                            -------------   ------------   ------------
Statutory federal income tax rate.........       35.0%          35.0%         (35.0)%
Amortization of non-deductible goodwill...       15.7           16.3           15.0
State income taxes, net of federal
  taxes...................................        0.0            0.6            2.1
Taxation of foreign operations............       11.3            1.6           18.7
Tax credits...............................       (8.1)          (3.2)          (0.7)
Valuation allowance change................        5.7            4.9             --
Adjustment to estimated income tax
  accruals................................      (11.7)          (6.9)            --
Other, net................................        3.4           (2.7)           1.7
                                                -----          -----          -----
  Effective income tax rate...............       51.3%          45.6%           1.8%
                                                =====          =====          =====

    Significant components of deferred income tax assets and liabilities are shown below:

                                                       JUNE 30, 2000   JULY 2, 1999
                                                       -------------   ------------
Deferred income tax assets:
  Allowance for doubtful accounts....................     $ (730)         $ (908)
  Inventories........................................      3,329           4,496
  Accrued expenses...................................      5,845          11,539
  Net operating losses and credit carryovers.........      6,462           4,684
  State and local taxes..............................         54             374
                                                          ------          ------
  Total deferred income tax assets...................     14,960          20,185
  Less: Valuation allowance..........................       (882)           (402)
                                                          ------          ------
  Net deferred income tax assets.....................     14,078          19,783
  Deferred income tax liabilities:
  Depreciation and amortization and other............      6,172          11,108
                                                          ------          ------
  Net deferred income taxes..........................     $7,906          $8,675
                                                          ======          ======

    The valuation allowance of $882 in 2000 and $402 in 1999 relates to net operating loss carry-forwards and foreign tax credits that may expire before being realized. Management believes it is more likely than not that the tax benefit of the net deferred tax assets will be realized. At June 30, 2000, the company had foreign tax loss carry-forwards of approximately $13,197, consisting of $1,209 which expire in 2002 through 2003, $3,211 which expire in 2004 through 2005, and $8,777 which do not expire.

11. PROFIT SHARING/SAVINGS PLAN

    We have a 401(k) profit sharing/savings plan covering most U.S. employees (Associates). Under the profit sharing portion of the plan, we will contribute to Associates' accounts a percentage of their salary for the fiscal year ranging from 4 to 6 percent. The percentage amount is based upon attainment of certain earnings targets by the company as a whole in the case of corporate office Associates, or by

                     SUNRISE MEDICAL INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

11. PROFIT SHARING/SAVINGS PLAN (CONTINUED) the subsidiary where the Associate works. The plan is discretionary with the amounts determined by the Board of Directors. During 2000, 1999 and 1998, $2,395, $2,839, and $2,534, respectively, were accrued for this plan. Under the savings feature of the plan, individual Associates may make contributions to the plan, which are matched by the company in an amount determined by the Board of Directors. During 2000, 1999, and 1998, $643, $622, and $655, respectively, of Associate contributions were matched.

12. STOCKHOLDERS' EQUITY

    COMMON STOCK PURCHASE RIGHTS. In April 1990, our Board of Directors declared a dividend of one common share purchase right ("Right") for each outstanding share of common stock. Pursuant to the stockholder Rights Agreement as amended in May 1997, an exercisable Right will, under certain conditions, entitle the holder to purchase from the company one-half of one share of common stock at the exercise price of $60.00 per whole share, subject to adjustment, until May 16, 2007. The Rights will become exercisable ten days after a person (an "Acquiring Person") acquires 15% or more of the common stock or ten days after a person announces a tender offer which would result in such person acquiring 15% or more of the common stock. The Rights may be redeemed by the Board of Directors for $.01 per Right at any time until ten days following the public announcement that a person has become an Acquiring Person. Under certain circumstances after a person becomes an Acquiring Person, or after a merger or other business combination, an exercisable Right will entitle its holder (other than the Acquiring Person) to purchase shares of common stock (or shares of an acquiring company) having a market value of two times the exercise price of one Right.

    STOCK OPTION PLANS. The 1983 Stock Option Plan as amended ("the 83 Plan") provided for the grant of options to purchase up to 1,800,000 shares of common stock to officers, key Associates and outside directors in the form of incentive stock options or non-qualified stock options. The 83 Plan expired in August 1995.

    In August 1993, we adopted the 1993 Stock Option Plan ("the 93 Plan") providing for the grant of options to purchase up to 4,000,000 shares of common stock to officers, outside directors and key Associates in the form of incentive stock options or non-qualified stock options. At the time of adoption, 300,000 unissued shares of common stock were reserved for future grants under the 93 Plan. The number of unissued shares of common stock reserved for future grants under the 93 Plan increases annually by a number equal to 1.5% of the number of shares of common stock issued and outstanding as of the last day of each fiscal year. The 93 Plan expires in August 2003. Options become exercisable in four equal annual amounts, beginning one year after the grant date. This Plan was modified with respect to vesting of outside director's options, which vest 50% on the date of grant and 50% after one year. In addition, vesting of outside director's and officer's options is accelerated upon retirement, termination, resignation, disability and/or death, and allows for outside directors to exercise options at the earlier of the full term of the option or for five years following retirement. Any outside director's options outstanding were vested 100% at the modification date. Unexercised options expire up to ten years and one day after the date of grant.

    As a result of the DynaVox merger in April 1998, Sunrise acquired another stock option plan. DynaVox originally adopted this stock option plan on March 12, 1993. The plan originally covered

                     SUNRISE MEDICAL INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

12. STOCKHOLDERS' EQUITY (CONTINUED)
100,000 shares. On April 28, 1998, the plan was amended and restated by the Board of Directors. As a result, the number of options that were outstanding under the plan and the number of options that could be granted in the future will now be exercised for shares of Sunrise stock in the merger ratio of 2.27 to
1. Options become exercisable in four equal annual amounts, beginning one year after the grant date. Unexercised options expire up to ten years and one day after the date of grant.

    In March 2000, we adopted the 2000 Stock Option Plan (the 2000 Plan) providing for the grant of options to purchase up to 3,000,000 shares of common stock to officers and key Associates in the form of incentive stock options or non-qualified stock options. Under the 2000 Plan, one-third of the options become exercisable in four equal annual amounts, and the remaining two-thirds become exercisable based on certain performance targets being met or after seven years. The options expire up to ten years and one day after the date of grant.

    In March 2000, we adopted an Associate Stock Purchase Plan (ASPP) providing for the grant of options to purchase up to 1,000,000 shares of common stock to all eligible Associates. The Associate exercise price of an option is 85% of the lesser of the fair market value of a share of common stock on the grant date and the fair market value on the exercise date. The ASPP periods run from March 1 through August 31 and September 1 through February 28 or 29. The ASPP will terminate when all of the shares of our common stock authorized for sale under the ASPP have been sold, or on February 28, 2010 (whichever is earlier), unless terminated earlier by Sunrise's Board of Directors.

    Under all plans, the option price (exercise price) is equal to the closing market price on the day prior to the grant date. As of June 30, 2000 there were 1,753,935 unissued common stock options reserved for future grants under all plans.

    Shares subject to option under both plans are summarized as follows:

                                                                      YEARS ENDED
                                              JUNE 30, 2000           JULY 2, 1999           JULY 3, 1998
                                           --------------------   --------------------   --------------------
                                                       WEIGHTED               WEIGHTED               WEIGHTED
                                                       AVERAGE                AVERAGE                AVERAGE
                                                       EXERCISE               EXERCISE               EXERCISE
                                            SHARES      PRICE      SHARES      PRICE      SHARES      PRICE
                                           ---------   --------   ---------   --------   ---------   --------
Outstanding at beginning of year.........  2,018,221    $13.91    1,697,196    $15.60    1,665,545    $15.48
Granted..................................  3,475,000      4.31      668,550      9.81      504,860     13.94
Exercised................................    (43,920)     3.54      (52,800)     4.35     (166,373)     4.25
Canceled.................................   (457,976)    13.14     (294,725)    15.99     (306,836)    18.38
                                           ---------    ------    ---------    ------    ---------    ------
Outstanding at end of year...............  4,991,325      7.39    2,018,221    $13.91    1,697,196    $15.60
                                           =========    ======    =========    ======    =========    ======
Exercisable at end of year...............  1,046,035     15.27      968,452    $16.35      917,305    $16.13
                                           =========    ======    =========    ======    =========    ======
Weighted average fair value of options
  granted during the year................               $ 2.72                 $ 3.98                 $ 6.14

                     SUNRISE MEDICAL INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

12. STOCKHOLDERS' EQUITY (CONTINUED)
    The following table summarizes information about stock options outstanding at June 30, 2000:

                                   OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
                        ------------------------------------------   ----------------------------
                                       WEIGHTED
                                        AVERAGE
                                       REMAINING       WEIGHTED                       WEIGHTED
  RANGE OF EXERCISE       NUMBER      CONTRACTUAL      AVERAGE         NUMBER         AVERAGE
       PRICES           OUTSTANDING      LIFE       EXERCISE PRICE   EXERCISABLE   EXERCISE PRICE
---------------------   -----------   -----------   --------------   -----------   --------------
0.$70 to $4.19.....      1,936,050        9.65          $ 4.18           61,350        $ 3.72
4.$44 to $6.25.....      1,256,600        9.64          $ 5.43            1,175        $ 6.25
6.$31 to $10.13....        848,650        8.04          $ 8.62          215,843        $ 9.31
11$.38 to $15.25...        514,050        6.09          $14.13          361,303        $14.05
15$.63 to $34.50...        435,975        4.15          $20.91          406,364        $21.28
                         ---------        ----          ------        ---------        ------
 ..................       4,991,325        8.60          $ 7.50        1,046,035        $15.27
                         =========        ====          ======        =========        ======

    We apply APB 25 and related interpretations in accounting for grants to employees under our stock option plans. Because the exercise price of the options equals the market price of the underlying stock on the date of grant, no compensation cost has been recognized in our financial statements. Pro forma disclosures assuming compensation cost had been determined based on the fair value of stock options at the grant dates consistent with the method of SFAS 123 are as follows:

                                                    2000       1999       1998
                                                  --------   --------   --------
Net income (loss)......  As reported               $4,127    $  4,498   $(12,010)
Pro forma                                          $3,062    $  3,459   $(13,594)
Diluted earnings (loss)  As reported
  per share............                            $ 0.18    $   0.20   $  (0.55)
Pro forma                                          $ 0.14    $   0.16   $  (0.62)

    The fair value of options granted has been estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants: expected volatility of 61% for 2000, 50% for 1999 and 43% for 1998 (based on daily closing stock prices for the preceding four years); risk-free interest rates of 6.5% for 2000, 5.8% for 1999, and 5.5% for 1998; expected lives of
4.8 years and no dividend yield for 2000, 1999, and 1998. For purposes of the pro forma disclosures, the estimated fair value of the options has been amortized to expense over the vesting period of the options.

                     SUNRISE MEDICAL INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

13. NET INCOME (LOSS) PER SHARE

    The following is a reconciliation of the denominators of the basic and diluted EPS computations:

                                                          YEARS ENDED
                                          -------------------------------------------
                                          JUNE 30, 2000   JUNE 3, 1998   JULY 2, 1999
                                          -------------   ------------   ------------
Weighted average number of shares
  outstanding...........................     22,239          22,195         22,001
Effect of dilutive stock options(1).....        200              58             --
                                             ------          ------         ------
Weighted average number of shares
  assuming dilution.....................     22,439          22,253         22,001
                                             ======          ======         ======

------------------------

(1) 2,521,000, 1,861,000, and 1,033,000 potential common shares were not used to compute diluted earnings per share in 2000, 1999, and 1998, respectively, as their effect was antidilutive.

14. SEGMENT INFORMATION

    Operating segments are determined based on the way management measures performance and makes decisions about allocating resources.

    Our reportable segments are strategic business units that are structured by distribution channels. We have three reportable segments: North American Rehabilitation Products, European Rehabilitation Products and Institutional Products. The North American rehabilitation product segment consists of four manufacturing divisions which produce and sell wheelchairs and seating systems, ambulatory and bath safety aids, home respiratory devices and speech devices focused on the needs of the disabled and elderly in the United States. The European rehabilitation products segment consists of three manufacturing divisions which produce wheelchairs and seating systems, scooters, home stairlifts and daily living aids and six distribution divisions that distribute these products as well as respiratory products in Europe, the Middle East, Africa and Central Asia. The institutional product segment consists of three manufacturing divisions and globally produces and sells healthcare beds and furniture, therapeutic mattresses and other patient support surfaces and institutional bathing systems for patients and long term residents in nursing homes, sub-acute facilities and assisted living centers.

    The accounting policies of the segments are the same as those described in the summary of significant accounting policies. We evaluate performance based on operating income.

    We account for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current market prices.

                     SUNRISE MEDICAL INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

14. SEGMENT INFORMATION (CONTINUED)
    Summarized financial information concerning our reportable segments is shown in the following table. The "Other" column includes corporate related items and, as it relates to operating income (loss), income and expense items not allocated to reportable segments.

                                      NORTH AMERICAN       EUROPE
                                      REHABILITATION   REHABILITATION   INSTITUTIONAL
                                         PRODUCTS         PRODUCTS        PRODUCTS       OTHER      TOTAL
                                      --------------   --------------   -------------   --------   --------
2000
Revenues............................     $365,321         $212,741         $66,426           --    $644,488
Operating income (loss).............       19,154           14,660          (8,464)     $(2,809)     22,541
Total assets........................      281,622          166,889          73,806       21,472     543,789
Capital expenditures, net...........        7,739            5,822           2,720           14      16,295
Depreciation and amortization.......     $ 12,229         $  9,516         $ 3,646      $   237    $ 25,628

1999
Revenues............................     $363,577         $219,063         $77,608      $    --    $660,248
Operating income (loss).............       15,015           13,384          (4,314)      (1,282)     22,803
Total assets........................      334,648          179,979          89,418        3,145     607,190
Capital expenditures, net...........        6,545            5,776           1,789        1,670      15,780
Depreciation and amortization.......     $ 12,029         $  8,820         $ 3,958      $   (57)   $ 24,750

1998(a)
Revenues............................     $359,830         $217,790         $79,549      $    --    $657,169
Operating income (loss).............       17,584            5,196             670         (269)     23,181
Total assets........................      320,482          193,596          96,550        5,677     616,305
Capital expenditures, net...........        5,926            5,877           4,949         (203)     16,549
Depreciation and amortization.......     $ 11,184         $  8,037         $ 4,549      $   180    $ 23,950

1998 Reconciliation of operating loss: (a)
------------------------------------------
Operating income for reportable segments                      $23,181
Unallocated re-engineering expenses                           (29,016)
                                                              -------
Consolidated operating loss                                   $(5,835)
                                                              =======

    The following is a summary of our revenues by principal product line:

                                                                     % OF REVENUES
                                                             ------------------------------
                                                               2000       1999       1998
                                                             --------   --------   --------
Wheelchairs................................................     43%        43%        42%
Home respiratory products..................................     19%        18%        19%
Personal care products.....................................     23%        21%        21%
Beds and bathing systems...................................     12%        15%        16%
Speech devices.............................................      3%         3%         2%

                     SUNRISE MEDICAL INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

14. SEGMENT INFORMATION (CONTINUED)
    Financial information relating to our operations by geographic area is as follows:

                                                            YEARS ENDED
                                            -------------------------------------------
                                            JUNE 30, 2000   JULY 2, 1999   JULY 3, 1998
                                            -------------   ------------   ------------
Revenues:(a)
United States.............................    $367,695        $376,638       $375,942
United Kingdom............................      78,149          80,545         78,963
Other foreign countries...................     198,644         203,065        202,264
                                              --------        --------       --------
Total.....................................    $644,488        $660,248       $657,169
                                              ========        ========       ========
Long-lived assets:(b)
United States.............................    $159,183        $170,078       $177,022
United Kingdom............................      76,695          80,855         85,256
France....................................      29,241          39,445         43,664
Other foreign countries...................      39,473          43,832         46,677
                                              --------        --------       --------
Total.....................................    $304,592        $334,210       $352,619
                                              ========        ========       ========

(a) Revenues are attributed to geographic areas based on the location of the customer.

(b) With the exception of goodwill, long-lived assets are attributed to geographic areas based on the location of the asset. Goodwill is attributed to the location of the business to which it relates.

MAJOR CUSTOMERS

    No single customer accounted for more than 10% of our consolidated revenues.

15. RELATED PARTY NOTES

    The company has four notes receivable from officers/employees totaling $700, with principal to be repaid in three years, plus interest at rates ranging from 6.00% to 6.97%. The loans are secured by property.

                     SUNRISE MEDICAL INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

16. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

    (In thousands, except per share data)

                                   FIRST      SECOND     THIRD      FOURTH
                                  QUARTER    QUARTER    QUARTER    QUARTER    FISCAL YEAR
                                  --------   --------   --------   --------   -----------
                                      2000
Net sales.......................  $155,542   $160,956   $165,678   $162,312    $644,488
Gross profit....................    48,969     47,983     49,596     49,226     195,774
Net income......................     1,536      1,078        269    1,244(1)      4,127
Basic earnings per share........  $    .07   $    .05   $    .01   $    .06    $    .19
Diluted earnings per share......  $    .07   $    .05   $    .01   $    .05    $    .18
                                      1999
Net sales.......................  $164,795   $163,460   $169,715   $162,278    $660,248
Gross profit....................    51,577     50,904     49,748     47,265     199,494
Net income (loss)...............     3,557      1,816      1,779     (2,654)      4,498
Basic earnings (loss) per
  share.........................  $   0.16   $   0.08   $   0.08   $  (0.12)   $   0.20
Diluted earnings (loss) per
  share.........................  $   0.16   $   0.08   $   0.08   $  (0.12)   $   0.20

(1) The fourth quarter effective income tax rate was lower than the actual year-to-date rate because actual research and development credits were greater than the amount estimated through the third quarter and forecasted earnings were different than actual earnings for the year.

17. SUBSEQUENT EVENTS

    In September 2000, we refinanced our bank credit facility. The new
$58 million credit facility is secured by domestic accounts receivable and inventory. A portion of the proceeds from the credit facility were used to refinance short-term debt. The remainder will be used for working capital purposes. The agreement permits us to elect one of two variable rate interest options, based on the leverage ratio. The first option is a rate based on LIBOR plus 2.5%. The second option is a rate equal to prime plus 1.5%. A commitment fee of 0.5% is payable on the unused portion. The credit facility expires
April 2004. The agreement requires us to comply with certain covenants such as minimum EBITDA, and places restrictions on capital expenditures, asset sales and debt incurrence.

                                  SCHEDULE II
                DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

    1. DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY. The following table sets forth the name. the business address, position with the Company, present principal occupation or employment and five-year employment history of the directors and executive officers of the Company. Each individual listed below is a citizen of the United States except for Mr. Huggenberger, who is a German citizen.

DIRECTORS

                                                        PRINCIPAL OCCUPATION OR EMPLOYMENT AND
                      NAME                                   FIVE-YEAR EMPLOYMENT HISTORY
------------------------------------------------  ---------------------------------------------------
Michael N. Hammes ..............................  On January 17, 2000, Michael H. Hammes was elected
  c/o Sunrise Medical Inc.                        president and chief executive officer of Sunrise
  2382 Faraday Avenue                             Medical Inc. Mr. Hammes joined Sunrise from Guide
  Suite 200                                       Corporation, a privately held company that is the
  Carlsbad, CA 92008                              largest producer of automotive lighting in North
                                                  America and was formerly the automotive lighting
                                                  division of General Motors, where he served as
                                                  chairman of the board and chief executive officer
                                                  from 1997 to 1999. Mr. Hammes' prior executive
                                                  positions include chairman and CEO of The Coleman
                                                  Company, a global manufacturer of outdoor
                                                  recreational equipment, from 1993 to 1997;
                                                  corporate vice chairman and president of Worldwide
                                                  Consumer Product Operations of the Black & Decker
                                                  Corporation from 1990 to 1993 and president of
                                                  International Operations for Chrysler Corporation
                                                  from 1986 to 1990. Mr. Hammes has been a member of
                                                  the Sunrise Medical board since 1998, where he
                                                  served as the Audit Committee chairman.

Murray H. Hutchison ............................  Mr. Hutchison has served as Chairman of the Board
  c/o Sunrise Medical Inc.                        of the Company since January 2000. He served as
  2382 Faraday Avenue                             Interim Chairman of the Board of Directors from
  Suite 200                                       October 1999 to January 2000 and Interim Chief
  Carlsbad, CA 92008                              Executive Officer and President from October 1999
                                                  to January 2000, following Richard H. Chandler's
                                                  resignation from those positions. From 1976 through
                                                  1996, Mr. Hutchison was Chairman of the Board and
                                                  from 1976 through 1994 also served as Chief
                                                  Executive Officer of International Technology
                                                  Corporation, a NYSE listed environmental management
                                                  company. Mr. Hutchison serves on the board of
                                                  directors of Epic Solutions, Olson Company, Senior
                                                  Resource Group, and Huntington Hotel Corporation,
                                                  all privately held companies, and Cadiz, Inc. and
                                                  Jack in the Box Inc., both publicly traded
                                                  companies.

                                                        PRINCIPAL OCCUPATION OR EMPLOYMENT AND
                      NAME                                   FIVE-YEAR EMPLOYMENT HISTORY
------------------------------------------------  ---------------------------------------------------
Lee A. Ault III ................................  Mr. Ault has served as Chairman of the Board of
  c/o Sunrise Medical Inc.                        IN-Q-Tel, Inc., an information technology company
  2382 Faraday Avenue                             since August 1999. He was Chief Executive Officer
  Suite 200                                       from 1968 through January 1992 of Telecredit, Inc.,
  Carlsbad, CA 92008                              a payment services company. In 1990
                                                  Telecredit, Inc. merged with Equifax, Inc., a New
                                                  York Stock Exchange ("NYSE") listed information
                                                  services company. He serves on the board of
                                                  directors of Equifax, Inc., Office Depot, Inc. (a
                                                  NYSE listed office supplies retailer), American
                                                  Variable Insurance Series, and Pacific Crest
                                                  Outward Bound School.

William L. Pierpoint ...........................  Mr. Pierpoint was President and Chief Executive
  c/o Sunrise Medical Inc.                        Officer of Summit Health Ltd., a publicly traded,
  2382 Faraday Avenue                             integrated health care company from 1977 to 1988.
  Suite 200                                       Mr. Pierpoint is a certified public accountant and
  Carlsbad, CA 92008                              since 1988 has been a private investor. In 1995 he
                                                  became Vice Chairman of Strategic Partners Inc.
                                                  (d/b/a Cherokee Uniforms), a privately held
                                                  company.

Joseph Stemler .................................  Mr. Stemler served as Chief Executive Officer and
  c/o Sunrise Medical Inc.                        Chairman of the Board of Directors of the Maret
  2382 Faraday Avenue                             Corporation, a privately held company from 1997 to
  Suite 200                                       1999. He is a Director of the Scholle Corporation,
  Carlsbad, CA 92008                              a privately held company and served as its CEO and
                                                  Chairman in 1996. From 1989 through 1996,
                                                  Mr. Stemler served as Chairman of the Board of La
                                                  Jolla Pharmaceutical Company, a publicly held
                                                  biotechnology company and as its President and CEO
                                                  from 1989 through 1995. Mr. Stemler became
                                                  President and Chief Executive Officer of Quidel
                                                  Corporation in 1985, Chairman and Chief Executive
                                                  Officer in 1988, Chairman in 1990 and Vice Chairman
                                                  in 1991. Mr. Stemler was President and Chief
                                                  Executive Officer of Bentley Laboratories, Inc.
                                                  from 1978 to 1985.

John R. Woodhull ...............................  Mr. Woodhull was Chairman, President and CEO, from
  c/o Sunrise Medical Inc.                        1969 through 1998, of Logicon, Inc., then a NYSE
  2382 Faraday Avenue                             listed company, which provided electronic systems
  Suite 200                                       and high-technology services to industry and
  Carlsbad, CA 92008                              government. Mr. Woodhull is currently a private
                                                  investor. He also serves on the board of directors
                                                  of FirstFed Financial Corp., a NYSE listed company,
                                                  First Federal Bank of California, a subsidiary of
                                                  FirstFed Financial Corp., the Chief Executives
                                                  Organization, and the YMCA of Metropolitan Los
                                                  Angeles.

EXECUTIVE OFFICERS

                                                        PRINCIPAL OCCUPATION OR EMPLOYMENT AND
                      NAME                                   FIVE-YEAR EMPLOYMENT HISTORY
------------------------------------------------  ---------------------------------------------------
Michael N. Hammes ..............................  On January 17, 2000, Michael H. Hammes was elected
  c/o Sunrise Medical Inc.                        president and chief executive officer of Sunrise
  2382 Faraday Avenue                             Medical Inc. Mr. Hammes joined Sunrise from Guide
  Suite 200                                       Corporation, a privately held company that is the
  Carlsbad, CA 92008                              largest producer of automotive lighting in North
                                                  America and was formerly the automotive lighting
                                                  division of General Motors, where he served as
                                                  chairman of the board and chief executive officer
                                                  from 1997 to 1999. Mr. Hammes' prior executive
                                                  positions include chairman and CEO of The Coleman
                                                  Company, a global manufacturer of outdoor
                                                  recreational equipment, from 1993 to 1997;
                                                  corporate vice chairman and president of Worldwide
                                                  Consumer Product Operations of the Black & Decker
                                                  Corporation from 1990 to 1993 and president of
                                                  International Operations for Chrysler Corporation
                                                  from 1986 to 1990. Mr. Hammes has been a member of
                                                  the Sunrise Medical board since 1998, where he
                                                  served as the Audit Committee chairman.

Ben Anderson-Ray ...............................  Mr. Anderson-Ray was elected senior vice president
  c/o Sunrise Medical Inc.                        of Sunrise and President of the Global Business
  2382 Faraday Avenue                             Group in March 2000. From 1998 to this election he
  Suite 200                                       served as group president of the Continuing Care
  Carlsbad, CA 92008                              Group, which manufactures JOERNS and CORONA beds
                                                  and furniture and PARKER BATH bathing equipment for
                                                  nursing homes and other healthcare institutions.
                                                  The Parker unit has since been sold by the Company.
                                                  From November 1996 to 1998, Mr. Anderson-Ray was
                                                  president of the Mobility Products Division of
                                                  Sunrise Medical HHG, Inc. From 1994 to 1996 he
                                                  served as vice president of marketing and business
                                                  development for the Rubbermaid Home Products
                                                  Division. Prior to this, he was general manager of
                                                  cooking, cleaning and beverage products for Black &
                                                  Decker Corporation.

Raymond Huggenberger ...........................  Mr. Huggenberger was elected president of European
  c/o Sunrise Medical Inc.                        Operations and senior vice president of Sunrise in
  2382 Faraday Avenue                             March 2000. From 1998 to this election,
  Suite 200                                       Mr. Huggenberger was President of Sunrise Germany.
  Carlsbad, CA 92008                              From 1996 to 1998, Mr. Huggenberger was managing
                                                  director of Triumph Adler's healthcare group, which
                                                  included two home medical equipment divisions well
                                                  known in Europe. From 1994 to 1996,
                                                  Mr. Huggenberger was Sunrise Germany's vice
                                                  president of marketing.

                                                        PRINCIPAL OCCUPATION OR EMPLOYMENT AND
                      NAME                                   FIVE-YEAR EMPLOYMENT HISTORY
------------------------------------------------  ---------------------------------------------------
Steven A. Jaye .................................  Mr. Jaye was elected chief administrative officer
  c/o Sunrise Medical Inc.                        in March 2000 and has served as senior vice
  2382 Faraday Avenue                             president, general counsel and secretary since
  Suite 200                                       August 1996, after joining Sunrise as vice
  Carlsbad, CA 92008                              president and general counsel in August 1995. From
                                                  1991 through 1995, Mr. Jaye served as the vice
                                                  president--legal affairs for Magma Power Company, a
                                                  publicly traded international power producer.

Thomas H. O'Donnell ............................  Mr. O'Donnell was elected president, North America
  c/o Sunrise Medical Inc.                        and senior vice president of Sunrise in
  2382 Faraday Avenue                             August 2000. He was formerly the president of the
  Suite 200                                       Home Healthcare Group from July 1997 until March
  Carlsbad, CA 92008                              2000. Mr. O'Donnell resigned from employment with
                                                  the Company in March 2000 and was subsequently
                                                  rehired after the June 30, 2000 fiscal year end.
                                                  He served as executive vice president--operations
                                                  of Sunrise from January 1987 until August 1988,
                                                  when he was elected president of Quickie
                                                  Designs Inc. (then a Sunrise subsidiary). In
                                                  January 1996 he was named senior vice president,
                                                  North America. Prior to joining Sunrise in 1986,
                                                  Mr. O'Donnell was president and chief operating
                                                  officer of General Computer Company, a manufacturer
                                                  and distributor of personal computer peripherals.

John M. Radak ..................................  Mr. Radak was elected vice president of finance for
  c/o Sunrise Medical Inc.                        the Global Business Group in March 2000 and has
  2382 Faraday Avenue                             served as vice president and controller since
  Suite 200                                       January 1995. From 1992 to 1995, Mr. Radak was vice
  Carlsbad, CA 92008                              president, finance for the respiratory care
                                                  subsidiary of Bird Medical Technologies Inc., a
                                                  medical device manufacturer. Prior to joining Bird,
                                                  he held various financial management positions with
                                                  Calcomp Inc., a Lockheed/Martin subsidiary that
                                                  manufactures printers and plotters for computer
                                                  graphics applications. Mr. Radak is a certified
                                                  public accountant.

Ted N. Tarbet ..................................  Mr. Tarbet was elected senior vice president and
  c/o Sunrise Medical Inc.                        chief financial officer in August 1993.
  2382 Faraday Avenue
  Suite 200
  Carlsbad, CA 92008

Richard H. Chandler ............................  Former Chairman of the Board, Chief Executive
  c/o Sunrise Medical Inc.                        Officer and President (resigned effective
  2382 Faraday Avenue                             October 4, 1999)
  Suite 200
  Carlsbad, CA 92008

                                  SCHEDULE III
                 DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

    1. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The following table sets forth the name, the business address, position with Purchaser, present principal occupation or employment and five-year employment history of the directors and executive officers of Purchaser. Each individual listed below is a citizen of the United States.

DIRECTORS

                                                        PRINCIPAL OCCUPATION OR EMPLOYMENT AND
                      NAME                                   FIVE-YEAR EMPLOYMENT HISTORY
------------------------------------------------  ---------------------------------------------------
James L. Elrod, Jr. ............................  Managing Director of VAC IV. Mr. Elrod joined an
  c/o Vestar Associates                           affiliate of VAC IV in 1998. From 1994 through
  Corporation IV                                  1997, he served as the Chief Financial Officer and
  245 Park Avenue                                 Chief Operating Officer of Physicians Health
  41st Floor                                      Services, One Far Mill Crossing, Shelton, CT 06484.
  New York, New York 10167

Jack M. Feder...................................  Managing Director and General Counsel of VAC IV
  c/o Vestar Associates                           since February, 2000. From July 1991 to January
  Corporation IV                                  2000, he was a Partner of the law firm of
  245 Park Avenue                                 Kirkland & Ellis, 655 Fifteenth Street, N.W.,
  41st Floor                                      Washington, D.C. 20005.
  New York, New York 10167

William E. Mayer................................  Since August 1999, Managing Member of Park Avenue
  c/o Park Avenue Equity                          Equity Management, LLC, a Delaware limited
  Management, LLC                                 liability company that is an affiliate of PAE. From
  500 Park Avenue                                 1996 to July 1999, he was a Managing Director of
  Suite 510                                       Development Capital LLC. From 1992 to 1996, he was
  New York, New York 10022                        Dean of the College of Business and Management at
                                                  the University of Maryland.

Steven M. Silver................................  Vice President of VAC IV. Mr. Silver joined an
  c/o Vestar Associates                           affiliate of VAC IV in 1995.
  Corporation IV
  245 Park Avenue
  41st Floor
  New York, New York 10167

EXECUTIVE OFFICERS

James L. Elrod, Jr..............................  President

Jack M. Feder...................................  Vice President, Treasurer and Assistant Secretary

William E. Mayer................................  Vice President

Steven M. Silver................................  Vice President, Secretary and Assistant Treasurer

                                     III-1

                            DIRECTORS AND EXECUTIVE
                              OFFICERS OF HOLDINGS

    1. DIRECTORS AND EXECUTIVE OFFICERS OF HOLDINGS. The following table sets forth the name, the business address, position with Holdings, present principal occupation or employment and five-year employment history of the directors and executive officers of Holdings. Each individual listed below is a citizen of the United States.

DIRECTORS

                                                        PRINCIPAL OCCUPATION OR EMPLOYMENT AND
                      NAME                                   FIVE-YEAR EMPLOYMENT HISTORY
------------------------------------------------  ---------------------------------------------------
James L. Elrod, Jr. ............................  Managing Director of VAC IV. Mr. Elrod joined an
  c/o Vestar Associates                           affiliate of VAC IV in 1998. From 1994 through
  Corporation IV                                  1997, he served as the Chief Financial Officer and
  245 Park Avenue                                 Chief Operating Officer of Physicians Health
  41st Floor                                      Services, One Far Mill Crossing, Shelton, CT 06484.
  New York, New York 10167

Jack M. Feder...................................  Managing Director and General Counsel of VAC IV
  c/o Vestar Associates                           since February, 2000. From July 1991 to January
  Corporation IV                                  2000, he was a Partner of the law firm of
  245 Park Avenue                                 Kirkland & Ellis, 655 Fifteenth Street, N.W.,
  41st Floor                                      Washington, D.C. 20005.
  New York, New York 10167

William E. Mayer................................  Since August 1999, Managing Member of Park Avenue
  c/o Park Avenue Equity                          Equity Management, LLC, a Delaware limited
  Management, LLC                                 liability company that is an affiliate of PAE. From
  500 Park Avenue                                 1996 to July 1999, he was a Managing Director of
  Suite 510                                       Development Capital LLC. From 1992 to 1996, he was
  New York, New York 10022                        Dean of the College of Business and Management at
                                                  the University of Maryland.

Steven M. Silver................................  Vice President of VAC IV. Mr. Silver joined an
  c/o Vestar Associates                           affiliate of VAC IV in 1995.
  Corporation IV
  245 Park Avenue
  41st Floor
  New York, New York 10167

EXECUTIVE OFFICERS

James L. Elrod, Jr..............................  President

Jack M. Feder...................................  Vice President, Treasurer and Assistant Secretary

William E. Mayer................................  Vice President

Steven M. Silver................................  Vice President, Secretary and Assistant Treasurer

                                     III-2

                        AUTHORIZED SIGNATORIES OF PARENT

    1. AUTHORIZED SIGNATORIES OF PARENT. The following table sets forth the name, the business address, position with Parent, present principal occupation or employment and five-year employment history of the Authorized Signatories of Parent. Each individual listed below is a citizen of the United States.

                                                        PRINCIPAL OCCUPATION OR EMPLOYMENT AND
                      NAME                                   FIVE-YEAR EMPLOYMENT HISTORY
                      ----                        ---------------------------------------------------
James L. Elrod, Jr. ............................  Managing Director of VAC IV. Mr. Elrod joined an
  c/o Vestar Associates                           affiliate of VAC IV in 1998. From 1994 through
  Corporation IV                                  1997, he served as the Chief Financial Officer and
  245 Park Avenue                                 Chief Operating Officer of Physicians Health
  41st Floor                                      Services, One Far Mill Crossing, Shelton, CT 06484.
  New York, New York 10167

Jack M. Feder...................................  Managing Director and General Counsel of VAC IV
  c/o Vestar Associates                           since February, 2000. From July 1991 to January
  Corporation IV                                  2000, he was a Partner of the law firm of
  245 Park Avenue                                 Kirkland & Ellis, 655 Fifteenth Street, N.W.,
  41st Floor                                      Washington, D.C. 20005.
  New York, New York 10167

William E. Mayer................................  Since August 1999, Managing Member of Park Avenue
  c/o Park Avenue Equity                          Equity Management, LLC, a Delaware limited
  Management, LLC                                 liability company that is an affiliate of PAE. From
  500 Park Avenue                                 1996 to July 1999, he was a Managing Director of
  Suite 510                                       Development Capital LLC. From 1992 to 1996, he was
  New York, New York 10022                        Dean of the College of Business and Management at
                                                  the University of Maryland.

Steven M. Silver................................  Vice President of VAC IV. Mr. Silver joined an
  c/o Vestar Associates                           affiliate of VAC IV in 1995.
  Corporation IV
  245 Park Avenue
  41st Floor
  New York, New York 10167

                                     III-3

                        DIRECTOR AND EXECUTIVE OFFICERS
                      OF VESTAR ASSOCIATES CORPORATION IV

    1. DIRECTOR AND EXECUTIVE OFFICERS OF VESTAR ASSOCIATES CORPORATION IV. The following table sets forth the name, the business address, position with VAC IV, present principal occupation or employment and five-year employment history of the director and executive officers of VAC IV. Each individual listed below is a citizen of the United States, except Prakash A. Melwani, who is a British National Overseas Citizen.

DIRECTOR

                                                        PRINCIPAL OCCUPATION OR EMPLOYMENT AND
                      NAME                                   FIVE-YEAR EMPLOYMENT HISTORY
------------------------------------------------  ---------------------------------------------------
Daniel S. O'Connell.............................  President and Chief Executive Officer of VAC IV.
  c/o Vestar Associates                           Mr. O'Connell founded an affiliate of VAC IV in
  Corporation IV                                  1988.
  245 Park Avenue
  41st Floor
  New York, New York 10167

EXECUTIVE OFFICERS

Daniel S. O'Connell ............................  President and Chief Executive Officer of VAC IV.
  c/o Vestar Associates                           Mr. O'Connell founded an affiliate of VAC IV in
  Corporation IV                                  1988.
  245 Park Avenue
  41st Floor
  New York, New York 10167

Prakash A. Melwani..............................  Managing Director and Secretary of VAC IV. Mr.
  c/o Vestar Associates                           Melwani founded an affiliate of VAC IV in 1988.
  Corporation IV
  245 Park Avenue
  41st Floor
  New York, New York 10167

James P. Kelley.................................  Managing Director of VAC IV. Mr. Kelley founded an
  c/o Vestar Associates                           affiliate of VAC IV in 1988.
  Corporation IV
  1225 17th Street
  Suite 1660
  Denver, Colorado 80202

Norman W. Alpert................................  Managing Director of VAC IV. Mr. Alpert founded an
  c/o Vestar Associates                           affiliate of VAC IV in 1988.
  Corporation IV
  245 Park Avenue
  41st Floor
  New York, New York 10167

                                     III-4

                                                        PRINCIPAL OCCUPATION OR EMPLOYMENT AND
                      NAME                                   FIVE-YEAR EMPLOYMENT HISTORY
------------------------------------------------  ---------------------------------------------------
Arthur J. Nagle.................................  Managing Director of VAC IV. Mr. Nagle founded an
  c/o Vestar Associates                           affiliate of VAC IV in 1988.
  Corporation IV
  245 Park Avenue
  41st Floor
  New York, New York 10167

Robert L. Rosner................................  Managing Director of VAC IV. Mr. Rosner founded an
  c/o Vestar Associates                           affiliate of VAC IV in 1988.
  Corporation IV
  245 Park Avenue
  41st Floor
  New York, New York 10167

Sander M. Levy..................................  Managing Director of VAC IV. Mr. Levy founded an
  c/o Vestar Associates                           affiliate of VAC IV in 1988.
  Corporation IV
  245 Park Avenue
  41st Floor
  New York, New York 10167

John R. Woodard.................................  Managing Director of VAC IV. Mr. Woodard joined an
  c/o Vestar Associates                           affiliate of VAC IV in February 1998. From March
  Corporation IV                                  1996 to February 1998, he served as a Managing
  1225 17th Street                                Director of The Blackstone Group, 360 N. Michigan
  Suite 1660                                      Avenue, Chicago, IL 60601. From 1990 to March 1996,
  Denver, Colorado 80202                          Mr. Woodard was a Vice President of an affiliate of
                                                  VAC IV.

Nicholas A. Dovidio.............................  Managing Director of VAC IV. Mr. Dovidio joined an
  c/o Vestar Associates                           affiliate of VAC IV in 1990.
  Corporation IV
  245 Park Avenue
  41st Floor
  New York, New York 10167

Brian P. Schwartz...............................  Vice President and Chief Financial Officer of
  c/o Vestar Associates                           VAC IV. Mr. Schwartz joined an affiliate of VAC IV
  Corporation IV                                  in 1993.
  245 Park Avenue
  41st Floor
  New York, New York 10167

James L. Elrod, Jr..............................  Managing Director of VAC IV. Mr. Elrod joined an
  c/o Vestar Associates                           affiliate of VAC IV in 1998. From 1994 through
  Corporation IV                                  1997, he served as the Chief Financial Officer and
  245 Park Avenue                                 Chief Operating Officer of Physicians Health
  41st Floor                                      Services, One Far Mill Crossing, Shelton, CT 06484.
  New York, New York 10167

                                     III-5

                                                        PRINCIPAL OCCUPATION OR EMPLOYMENT AND
                      NAME                                   FIVE-YEAR EMPLOYMENT HISTORY
------------------------------------------------  ---------------------------------------------------
Frederico F. Pena...............................  Managing Director of VAC IV. Mr. Pena joined an
  c/o Vestar Associates                           affiliate of VCP IV in 1998. From 1992 to 1998, he
  Corporation IV                                  served as the U.S. Secretary of Energy and the U.S.
  1225 17th Street                                Secretary of Transportation in the Clinton
  Suite 1660                                      Administration.
  Denver, Colorado 80202

Todd N. Khoury..................................  Managing Director of VAC IV. Mr. Khoury joined an
  c/o Vestar Associates                           affiliate of VAC IV in 1993.
  Corporation IV
  245 Park Avenue
  41st Floor
  New York, New York 10167

Jack M. Feder...................................  Managing Director and General Counsel of VAC IV
  c/o Vestar Associates                           since February, 2000. From July 1991 to January
  Corporation IV                                  2000, he was a Partner of the law firm of
  245 Park Avenue                                 Kirkland & Ellis, 655 Fifteenth Street, N.W.,
  41st Floor                                      Washington, D.C. 20005.
  New York, New York 10167

David M. Hooper.................................  Vice President of VAC IV. Mr. Hooper joined an
  c/o Vestar Associates                           affiliate of VAC IV in 1994.
  Corporation IV
  245 Park Avenue
  41st Floor
  New York, New York 10167

J. Christopher Henderson........................  Vice President of VAC IV. Mr. Henderson joined an
  c/o Vestar Associates                           affiliate of VAC IV in 1993.
  Corporation IV
  1225 17th Street
  Suite 1660
  Denver, Colorado 80202

Steven M. Silver................................  Vice President of VAC IV. Mr. Silver joined an
  c/o Vestar Associates                           affiliate of VAC IV in 1995.
  Corporation IV
  245 Park Avenue
  41st Floor
  New York, New York 10167

                                     III-6

                                  SCHEDULE IV

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

    The following is the text of Section 262 of the Delaware General Corporation Law.

    262 APPRAISAL RIGHTS--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger of consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section251 (other than a merger effected pursuant to Section251(g) of this title), Section252, Section254, Section257, Section258, Section263 or Section264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section251 of this title.

    (2) Notwithstanding paragraph (I) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

       a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof-,

       b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

       c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

       d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section253 of this title is not owned by the Parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections
(d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

       (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or
           (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of 'SUCH STOCKHOLDER's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of 'SUCH STOCKHOLDER's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subscription and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

       (2) If the merger or consolidation was approved pursuant to Section228 or Section253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to a such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall not be more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw SUCH STOCKHOLDER's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement win be mailed to the stockholder within 10 days after
(1)SUCH STOCKHOLDER's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of a stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted
(1)SUCH STOCKHOLDER's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that SUCH STOCKHOLDER is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded' appraisal(1) rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of 'SUCH STOCKHOLDER's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339, L. "98, eff. 7-1-98.)

------------------------
(1)Ch. 339, L. '98.eff. 7-1-98, added matter in italic and deleted 1 "his" and 2 "her".

                                   SCHEDULE V

   AGREEMENT AND PLAN OF MERGER, DATED AS OF OCTOBER 16, 2000, AMONG PARENT,
                    HOLDINGS, THE PURCHASER AND THE COMPANY

                            AGREEMENT AND PLAN OF MERGER
                          DATED AS OF OCTOBER 16, 2000

                                  BY AND AMONG

                             V.S.M. INVESTORS, LLC,
                             V.S.M. HOLDINGS, INC.,
                            V.S.M. ACQUISITION CORP.

                                      AND

                              SUNRISE MEDICAL INC.

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                        --------
ARTICLE I THE TENDER OFFER........................................         V-1

   1.1    The Offer...................................................     V-1
   1.2    SEC Filings.................................................     V-3
   1.3    Company Action..............................................     V-4
   1.4    Composition of the Company Board............................     V-5

ARTICLE II THE MERGER.............................................         V-6

   2.1    The Merger..................................................     V-6
   2.2    Closing.....................................................     V-6
   2.3    Effective Time..............................................     V-7
   2.4    Effects of the Merger.......................................     V-7
   2.5    Certificate of Incorporation................................     V-7
   2.6    Bylaws......................................................     V-7
   2.7    Officers and Directors of Surviving Corporation.............     V-7
   2.8    Effect on Capital Stock.....................................     V-7
   2.9    Surrender and Payment.......................................     V-8
   2.10   Unclaimed Merger Consideration..............................     V-8
   2.11   Dissenting Shares...........................................     V-9

ARTICLE III REPRESENTATIONS AND WARRANTIES........................         V-9

   3.1    Representations and Warranties of the Company...............     V-9
   3.2    Representations and Warranties of the Parent................    V-19

ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS..............        V-22

   4.1    Covenants of the Company....................................    V-22
   4.2    Advice of Changes; Government Filings.......................    V-23
   4.3    Financing Related Coorporation..............................    V-24

ARTICLE V ADDITIONAL AGREEMENTS...................................        V-24

   5.1    Preparation of the Proxy Statement; the Company Stockholders
          Meeting.....................................................    V-24
   5.2    Access to Information.......................................    V-25
   5.3    Approvals and Consents; Cooperation.........................    V-26
   5.4    Acquisition Proposals.......................................    V-26
   5.5    Employee Benefits...........................................    V-28
   5.6    Fees and Expenses...........................................    V-29
   5.7    Indemnification; Directors' and Officers' Insurance.........    V-29
   5.8    Public Announcements........................................    V-30
   5.9    Rights Agreement............................................    V-30
   5.10   Employee Stock Options and Equity Incentives................    V-30
   5.11   Further Assurances..........................................    V-31

ARTICLE VI CONDITIONS PRECEDENT...................................        V-31

   6.1    Conditions to Each Party's Obligation to Effect the
          Merger......................................................    V-31

   6.2    Additional Condition to the Obligations of the Parent,
          Holdings and Merger Sub to Effect the Merger................    V-31

                                                                          PAGE
                                                                        --------
ARTICLE VII TERMINATION AND AMENDMENT.............................        V-31

   7.1    Termination by Either the Company or the Parent.............    V-31
   7.2    Termination by the Parent...................................    V-32
   7.3    Termination by the Company..................................    V-33
   7.4    Effect of Termination.......................................    V-33
   7.5    Amendment...................................................    V-34
   7.6    Extension; Waiver...........................................    V-34

ARTICLE VIII GENERAL PROVISIONS...................................        V-35

   8.1    Non-Survival of Representations, Warranties and Agreements;
          No Other Representations and Warranties.....................    V-35
   8.2    Notices.....................................................    V-35
   8.3    Interpretation..............................................    V-36
   8.4    Counterparts................................................    V-36
   8.5    Entire Agreement; No Third Party Beneficiaries..............    V-36
   8.6    Governing Law...............................................    V-36
   8.7    Severability................................................    V-37
   8.8    Assignment..................................................    V-37
   8.9    Enforcement.................................................    V-37
   8.10   Definitions.................................................    V-37

ANNEX A   Conditions to the Offer.....................................    V-41

    This AGREEMENT AND PLAN OF MERGER, dated as of October 16, 2000 (this "AGREEMENT"), by and among V.S.M. Investors, LLC, a Delaware limited liability company (the "PARENT"), V.S.M. Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of the Parent ("HOLDINGS"), V.S.M. Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Holdings ("MERGER SUB"), and Sunrise Medical Inc., a Delaware corporation (the "COMPANY").

                             W I T N E S S E T H :

    WHEREAS, the Parent and the Company have each determined that it is in their respective best interests for the Parent to acquire the Company, upon the terms and subject to the conditions set forth in this Agreement;

    WHEREAS, the respective Boards of Directors of the Parent, Holdings, Merger Sub and the Company each have approved this Agreement and the Merger (as defined below) of the Merger Sub with and into the Company and, in order to effectuate the Merger, Merger Sub proposes to make a cash tender offer (as such offer may be amended or extended from time to time as provided herein, the "OFFER"), upon the terms and subject to the conditions of this Agreement, to purchase all of the issued and outstanding shares of common stock, par value $1.00 per share, of the Company, together with the associated Rights (as defined below) attached thereto (collectively, the "COMPANY COMMON STOCK"), at a price per share equal to the Price Per Share (as defined below), subject to the terms and conditions set forth herein and in Annex A hereto;

    WHEREAS, upon consummation of the Offer, and as soon as may be permitted thereafter, Merger Sub shall be merged with and into the Company (the "MERGER") in accordance with this Agreement and the relevant provisions of the DGCL (as defined below), and the surviving corporation of the Merger shall be the Company; and

    WHEREAS, the Company Board (as defined below), subsequent to the unanimous recommendation of a special committee of the Company Board (the "SPECIAL COMMITTEE"), has determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the stockholders of the Company, has approved the Merger, the Offer, this Agreement and the other transactions contemplated by this Agreement, has declared the Merger and this Agreement to be advisable, and has recommended acceptance of the Offer, approval of the Merger and adoption of this Agreement by the stockholders of the Company.

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                                THE TENDER OFFER

    1.1  THE OFFER.

        (a) Provided that this Agreement shall not have been terminated in accordance with Article VII, then (i) not later than the first Business Day (as defined below) after execution of this Agreement, the Parent and the Company shall issue a public announcement of the execution of this Agreement and (ii) Merger Sub shall, as soon as practicable, but in no event later than ten Business Days after the date of such announcement, commence (within the meaning of Rule 14d-2(a) under the Exchange Act (as defined below)) the Offer to purchase all of the outstanding shares of the Company Common Stock at the price of $10 per share, net to the seller of such shares in cash (such price, or such higher price per share of the Company Common Stock as may be paid in the Offer, the "PRICE PER SHARE"). The obligation of Merger Sub to accept for payment, purchase and pay for shares of the Company Common Stock tendered pursuant to the Offer shall be subject only to (A) at least that number of shares of the Company Common Stock equivalent to a majority of the total issued and outstanding shares of the Company Common Stock on a fully diluted basis (assuming the exercise of all outstanding Options (as defined in Section 3.1(b)(i) (other than Options held by the Management Group (as defined below)) and any other rights to acquire shares of the Company Common Stock) on the date such shares are purchased pursuant to the Offer being validly tendered and not withdrawn prior to the expiration of the Offer (the "MINIMUM CONDITION"), and (B) the satisfaction of the other conditions set forth in ANNEX A hereto, which is incorporated herein by reference, any of which conditions may be waived by the Parent in its sole discretion; PROVIDED, HOWEVER, that the Parent shall not waive the Minimum Condition or the Antitrust Condition (as defined below) without the prior written consent of the Company. The Company agrees that no shares of the Company Common Stock held by the Company or any of its Subsidiaries (as defined below) will be tendered to Merger Sub pursuant to the Offer.

        (b) The Parent and Merger Sub expressly reserve the right, in their sole discretion, to make any changes in the terms and conditions of the Offer, provided that without the prior written consent of the Company, neither the Parent nor Merger Sub will (i) decrease the Price Per Share payable in the Offer, (ii) decrease the number of shares of the Company Common Stock sought pursuant to the Offer or change the form of consideration payable in the Offer, (iii) add, waive, change or amend the terms of or conditions to the Offer (including the conditions set forth in ANNEX A hereto) in any manner adverse to the holders of shares of the Company Common Stock or (iv) change the expiration date of the Offer; PROVIDED, HOWEVER, that if on any scheduled expiration date of the Offer, which shall initially be 20 Business Days after the commencement date of the Offer, all conditions to the Offer have not been satisfied or waived, Merger Sub may, from time to time, extend the expiration date of the Offer for one or more periods of up to ten additional Business Days each (but in no event shall Merger Sub be permitted to extend the expiration date of the Offer beyond the Outside Date (as defined below)); PROVIDED, FURTHER, that if on any scheduled expiration date of the Offer, the Offer shall not have been consummated (A) due to the failure to satisfy the Minimum Condition or any of the conditions set forth in paragraphs (a), (b), (d)(i) (so long as with respect to paragraph (d)(i), the relevant representation or warranty is reasonably capable of being cured within ten calendar days by the exercise of reasonable best efforts and an executive officer of the Company certifies in writing that such representation or warranty is reasonably capable of being cured by the Company within ten calendar days through the exercise of such reasonable best efforts) and (e) of Annex A (except with respect to paragraph (d)(i), other than as a result of a breach by the Company), at the request of the Company, Merger Sub shall from time to time extend the expiration date of the Offer for one or more periods of up to ten additional Business Days each for up to an aggregate of 20 Business Days (but in no event shall Merger Sub be required to extend the expiration date of the Offer beyond the Outside
    Date); or (B) due to the failure to satisfy the condition to the Offer relating to the expiration or termination of the waiting period under the HSR Act (as defined below) or the compliance with any applicable foreign legal requirements relating to competition (collectively, the "Antitrust Condition") or the Financing Condition (as defined in Annex A), then, at the request of the Company, Merger Sub shall extend any such expiration date of the Offer for one or more periods of up to ten additional Business Days each (but in no event shall Merger Sub be required to extend the expiration date of the Offer beyond the Outside Date); and PROVIDED, FURTHER, that Merger Sub may, (1) without the consent of the Company, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC (as defined below) applicable to the Offer in the event of an increase in the Price Per Share or as otherwise required by law and (2) extend the Offer in accordance with Rule 14d-11 under the Exchange Act if (x) the conditions to the Offer shall have been satisfied or waived and shall not apply to any extension, (y) the number of shares of the Company Common Stock that have been validly tendered and not withdrawn represent more than 50% but less than 90% of the issued and outstanding shares of the Company Common Stock and (z) Merger Sub shall accept and promptly pay for all shares of Company Common Stock validly tendered and not withdrawn; PROVIDED, HOWEVER, that in no event shall the extensions permitted under the foregoing clause (2) exceed, in the aggregate, ten Business Days. The Parent, Holdings and Merger Sub will, subject to the terms and conditions of this Agreement, use their reasonable best efforts to consummate the Offer. Assuming the prior satisfaction or waiver of all the conditions to the Offer set forth in Annex A, and subject to the terms and conditions of this Agreement, (i) Merger Sub shall, and the Parent shall cause Merger Sub to, accept for payment, purchase and pay for, in accordance with the terms of the Offer, all shares of the Company Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as practicable, recognizing that the parties wish to close as expeditiously as possible following satisfaction of the Antitrust Condition, and (ii) the Parent shall provide, or cause to be provided, to Merger Sub, on a timely basis, the funds necessary to purchase any shares of the Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer. Merger Sub may, at any time, transfer or assign to one or more corporations directly or indirectly wholly-owned by the Parent the right to purchase all or any portion of the shares tendered pursuant to the Offer, provided that any such transfer or assignment shall not prejudice the rights of tendering stockholders to receive payment for shares of Company Common Stock properly tendered and accepted for payment.

    1.2  SEC FILINGS.

    The Offer shall be made pursuant to an offer to purchase (the "OFFER TO PURCHASE") and related letter of transmittal in forms containing the terms and conditions set forth in this Agreement. As soon as practicable on the date the Offer is commenced, the Parent shall file with the Securities and Exchange Commission (the "SEC") a Transaction Statement on Schedule 13E-3 with respect to the Offer which shall be filed as part of a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "SCHEDULE TO") with respect to the Offer that will comply in all material respects with the provisions of, and satisfy in all material respects the requirements of, such Schedule TO and all applicable federal securities laws, and will contain (including as an exhibit) or incorporate by reference the Offer to Purchase and forms of the related letter of transmittal and summary advertisement (which documents, together with any supplements or amendments thereto, and any other SEC schedule or form that is filed in connection with the Offer and related transactions, are referred to collectively herein as the "OFFER DOCUMENTS"). The Company and its counsel shall be given an opportunity to review and comment upon the Offer Documents and any amendment or supplement thereto prior to the filing thereof with the SEC, and the Parent and Merger Sub shall consider such comments in good faith. The Parent and Merger Sub agree to provide to the Company and its counsel any comments which the Parent, Merger Sub or their counsel may receive from the staff of the SEC with respect to the Offer Documents promptly after receipt thereof. The Company shall promptly supply to the Parent and Merger Sub in writing, for inclusion in the Offer Documents, all information concerning the Company or any of its affiliates required by law, rule or regulation to be included in the Offer Documents. The Parent, Merger Sub and the Company agree to correct promptly any information provided by any of them for use in the Schedule TO or the Offer Documents which shall have become false or misleading in any material respect, and the Parent and Merger Sub further agree to take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC and the Offer Documents, as so corrected, to be disseminated to the Company's stockholders, in each case as and to the extent required by the applicable provisions of the federal securities laws.

        (b) The Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (as amended or supplemented from time to time, the "SCHEDULE 14D-9") containing the recommendation of the Company Board described in Section 1.3(a) (subject to the right of the Company Board to withdraw, amend or modify such recommendation in accordance with the terms of this Agreement) which will comply as to form and content in all material respects with the applicable provisions of the federal securities laws. The Company will cause the Schedule 14D-9 to be filed on the same date that the Schedule TO is filed. The Parent and Merger Sub will cooperate with the Company in mailing or otherwise disseminating the Schedule 14D-9 with the appropriate Offer Documents to the stockholders of the Company. The Parent and its counsel shall be given an opportunity to review and comment upon the
    Schedule 14D-9 and any amendment or supplement thereto prior to the filing thereof with the SEC, and the Company shall consider any such comments in good faith. The Company agrees to provide to the Parent and Merger Sub and their counsel any comments which the Company or its counsel may receive from the staff of the SEC with respect to the Schedule 14D-9 promptly after receipt thereof. The Parent and Merger Sub will promptly supply to the Company in writing, for inclusion in the Schedule 14D-9, all information concerning the Parent and Merger Sub or any of their affiliates required by law, rule or regulation to be included in the Schedule 14D-9. The Company, the Parent and Merger Sub agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause such Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by the applicable provisions of the federal securities laws. The Parent, Merger Sub and the Company each hereby agree to provide promptly such information necessary to the preparation of the exhibits and schedules to the Schedule TO, the Schedule 14D-9 and the Offer Documents which the respective party responsible therefor shall reasonably request.

        (c) Each party hereto shall file all written communications, including the first public announcement issued pursuant to Section 1.1(a)(i) above in connection with the execution of this Agreement, that are made public or otherwise supplied to Persons (as defined below) not parties to the transactions contemplated hereby, with the SEC on or prior to the date the communication is first used. All such communications shall comply as to form and content, including bearing the appropriate legends, in all material respects with the applicable provisions of the federal securities laws. Each party agrees that, prior to any such filing or use of written communications, such party will provide the other party and their counsel the opportunity to review and comment on such communications and filings.

    1.3  COMPANY ACTION.

        (a) The Company hereby approves of and consents to the Offer and represents and warrants that (i) the Company Board, based on the unanimous recommendation of the Special Committee, at a meeting duly called and held on October 16, 2000, unanimously and duly (A) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger (such approval being sufficient to render Section 203 of the DGCL inapplicable to this Agreement and the transactions contemplated hereby),
    (B) recommended that the stockholders of the Company accept the Offer, tender their shares of the Company Common Stock pursuant to the Offer and adopt this Agreement, (C) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the stockholders of the Company,
    (D) declared the Merger and this Agreement to be advisable, and
    (E) rendered the Rights Agreement (as defined below) inapplicable to the transactions contemplated hereby as contemplated by Section 3.1(p) hereof, and (ii) Deutsche Bank Securities Inc. (also operating as Deutsche Banc Alex. Brown) ("Deutsche Banc Alex. Brown") and Batchelder & Partners, Inc., the Special Committee's financial advisors, respectively, have each rendered to the Special Committee its oral opinion which shall be confirmed in writing no later than two days from the date of this Agreement, each dated the date of this Agreement, to the effect that, as of such date, the Price Per Share to be received by the holders of shares of the Company Common Stock (other than the Parent, the Management Group, any other members of management who have agreed to invest in the Parent and their affiliates) pursuant to the Offer and the Merger is fair, from a financial point of view, to such holders. The full text of such opinions by each of Deutsche Banc Alex. Brown and Batchelder & Partners, Inc. shall be included without deletion or modification in the Offer to Purchase, the Schedule 14D-9 and the Proxy Statement, if applicable. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Company Board set forth above. The Company Board shall not withdraw, amend or modify in a manner adverse to the Parent or Merger Sub such recommendations (or announce publicly its intention to do so) except as expressly permitted in
    Section 5.4 of this Agreement.

        (b) Promptly upon execution of this Agreement and in connection with the Offer, the Company shall furnish Merger Sub with such information (including a list of the stockholders of the Company, mailing labels, non-objecting beneficial owners lists and a list of securities positions, each as of a recent date), and shall thereafter render such assistance, as the Parent or Merger Sub may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, the Parent and Merger Sub and each of their respective affiliates and associates shall
    (a) hold in confidence the information contained in any of such labels and lists, (b) use such information only in connection with the Offer and the Merger and (c) if this Agreement is terminated, promptly deliver to the Company all copies of such information then in their possession.

    1.4  COMPOSITION OF THE COMPANY BOARD.

        (a) Subject to Section 1.4(b) hereof, promptly upon the acceptance for payment of, and payment by Merger Sub in accordance with the Offer for, not less than a majority of the total issued and outstanding shares of the Company Common Stock on a fully diluted basis (assuming the exercise of all outstanding Options (other than Options held by the Management Group) and any other rights to acquire shares of the Company Common Stock on the date of purchase) pursuant to the Offer, Merger Sub shall be entitled to designate such number of members of the Company Board, rounded up to the next whole number, equal to that number of directors which equals the product of the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that such number of shares of the Company Common Stock owned in the aggregate by Merger Sub or the Parent, upon such acceptance for payment, bears to the number of shares of the Company Common Stock then outstanding; PROVIDED, HOWEVER, that until the Effective Time (as defined below) the parties hereto shall use their respective reasonable best efforts to ensure that there shall be at least two Continuing Directors (as defined below), such Continuing Directors initially to be selected by a majority of the Continuing Directors as of the date hereof. Upon the written request of Merger Sub, the Company shall, on the date of such request, (i) either increase the size of the Company Board or secure the resignations of such number of its incumbent directors as is necessary to enable the Merger Sub's designees to be so elected or appointed to the Company Board and (ii) cause the Merger Sub's designees to be so elected or appointed, in each case as may be necessary to comply with the foregoing provisions of this Section 1.4(a). At such time, the Company shall, if requested by Merger Sub, also take all action necessary to cause Merger Sub's designees to constitute at least the same percentage (rounded up to the next whole number) as such designees represent on the Company Board of (i) each committee of the Company Board, (ii) each board of directors (or similar body) of each Subsidiary of the Company and (iii) each committee (or similar body) of each such board of directors.

        (b) The Company's obligation under Section 1.4(a) to cause designees of Merger Sub to be elected or appointed to the Company Board and committees thereof shall be subject to Section 14(f) of the Exchange Act and Rule l4f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to such Section 14(f) and Rule l4f-1 in order to fulfill its obligations under this Section 1.4, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1. The Parent, Holdings and Merger Sub will supply to the Company any information with respect to any of them and Merger Sub's nominees, and the officers, directors and affiliates of the Parent, Holdings and Merger Sub required by such Section 14(f) and Rule l4f-1 and applicable rules and regulations.

        (c) After the time that Merger Sub's designees constitute at least a majority of the Company Board and until the Effective Time, and notwithstanding anything in this Agreement to the contrary, any
    (i) amendment or termination of this Agreement by or on behalf of the Company, (ii) exercise or waiver of any of the Company's rights or remedies hereunder, extension of time for the performance or waiver of any of the obligations or other acts of the Parent, Holdings or Merger Sub hereunder,
    (iii) consent of the Company contemplated hereby or waiver of any of the Company's rights hereunder, (iv) amendment to the Company's Organizational Documents (as defined below) or the Rights Agreement, or (v) other action by the Company in connection with this Agreement required to be taken by the Company Board (collectively, "Board Actions"), shall require the approval of a majority of then-serving directors, if any, who are directors as of the date hereof (the "CONTINUING DIRECTORS"), except to the extent that applicable law requires that such action be acted upon by the full Company Board, in which case such action will require the concurrence of both a majority of the Company Board and a majority of the Continuing Directors. If a vacancy among the Continuing Directors exists, the remaining Continuing Director or Directors shall be entitled to designate persons to fill such vacancies, who shall be deemed Continuing Directors for purposes of this Agreement. In the event there is only one remaining Continuing Director and he or she resigns or is removed, or if all Continuing Directors resign or are removed, he, she or they, as applicable, shall be entitled to designate his, her or their successors, as the case may be, each of whom shall be deemed a Continuing Director for purposes of this Agreement. The Company Board shall not delegate any matter set forth in this Section 1.4 to any committee of the Company Board.

        (d) In addition, prior to acceptance for payment and payment by Merger Sub for shares of Company Common Stock in accordance with the Offer, any and all Board Actions (which are material to the Company's stockholders who are unaffiliated with the Parent, Holdings or Merger Sub) shall require the approval of the Special Committee, except to the extent that applicable law requires that any such action be taken by the full Company Board, in which case such actions will require the concurrence of both a majority of the full Company Board and a majority of the Special Committee.

                                   ARTICLE II
                                   THE MERGER

    2.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as a wholly owned subsidiary of Holdings, shall continue as the surviving corporation (the "SURVIVING CORPORATION") in accordance with the DGCL. In the event Merger Sub acquires at least 90% of the outstanding the Company Common Stock through the Offer or otherwise, Merger Sub, Holdings and the Parent shall effect the Merger pursuant to the "short-form" merger provisions of Section 253 the DGCL in accordance with Section 5.1(c) of this Agreement.

    2.2 CLOSING. The closing of the Merger (the "CLOSING") will take place as soon as practicable after satisfaction or waiver (as permitted by this Agreement and applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Article VI (the "CLOSING DATE"), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, unless another place is agreed to in writing by the parties hereto.

    2.3 EFFECTIVE TIME. Upon the Closing, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger or other appropriate documents (in any such case, the "CERTIFICATE OF MERGER") executed in accordance with the relevant provisions of the DGCL and shall make all other filings, recordings or publications required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as the parties may agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "EFFECTIVE TIME").

    2.4 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger will have the effects set forth in Section 259, 260 and 261 of the DGCL.

    2.5 CERTIFICATE OF INCORPORATION. At the Effective Time, and by virtue of the Merger, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended to read in its entirety, except that the name of the Surviving Corporation shall be "Sunrise Medical Inc.," as the Certificate of Incorporation of Merger Sub as in effect immediately before the Effective Time and as provided in EXHIBIT A hereto, and such amended certificate shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

    2.6 BYLAWS. At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended to read in its entirety, except that the name of the Surviving Corporation shall be "Sunrise Medical Inc.," as the bylaws of the Merger Sub as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable law.

    2.7 OFFICERS AND DIRECTORS OF SURVIVING CORPORATION. The officers of the Company shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer. The directors of Merger Sub shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

    2.8 EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the Company Common Stock or any shares of capital stock of Merger Sub:

        (a) CAPITAL STOCK OF MERGER SUB. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become 23,000 fully paid and nonassessable shares of common stock, par value $.01 per share, of the Surviving Corporation.

        (b) CANCELLATION OF TREASURY STOCK AND THE PARENT-OWNED STOCK. Each share of the Company Common Stock that is owned by the Company and each share of the Company Common Stock that is owned by the Parent, Holdings or Merger Sub shall automatically be canceled and retired and shall cease to exist, and no common stock of the Parent, Holdings, Merger Sub or the Surviving Corporation, or any other form of consideration, shall be delivered in exchange therefor.

        (c) COMPANY COMMON STOCK. Each issued and outstanding share of the Company Common Stock issued and outstanding immediately before the Effective Time (other than shares to be canceled in accordance with Section
    2.8(b) and any Dissenting Shares (as defined below)) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive in cash the Price Per Share. As of the Effective Time, all such shares of the Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate (as defined below) which immediately prior to the Effective Time represented any such shares of the Company Common

    Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Certificates as provided in Section 2.9, the Price Per Share in cash.

    2.9  SURRENDER AND PAYMENT.

        (a) PAYING AGENT. Before the Effective Time, the Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the record holders of shares of the Company Common Stock in connection with the Merger (the "PAYING AGENT"). At or before the Effective Time, the Parent will deposit, or cause Holdings or Merger Sub to deposit, as applicable, in trust for the benefit of the holders of Certificates with the Paying Agent immediately available funds (the "FUNDS") in an amount necessary to make the payments for the shares of the Company Common Stock contemplated by this Agreement on a timely basis.

        (b) SURRENDER OF CERTIFICATES. Promptly after the Effective Time, the Parent, Holdings and the Surviving Corporation will cause the Paying Agent to mail and/or make available to each record holder of shares of the Company Common Stock, a notice and letter of transmittal and instructions in standard form for use in effecting the surrender of all Certificates held by such record holder.

        (c) PAYMENT PROCEDURES. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed and completed, the holder of such Certificate will receive the aggregate Price Per Share attributable to the number of shares of the Company Common Stock represented by such Certificate, and such Certificate will be cancelled. Until surrendered in accordance with the provisions of this Section 2.9, each Certificate (other than Certificates representing Dissenting Shares and Certificates representing shares covered by Section 2.8(b)) will represent for all purposes only the right to receive the aggregate Price Per Share relating thereto. No interest shall accrue or be paid in respect of cash payable upon the surrender of Certificates. If any payment of cash in respect of canceled shares of the Company Common Stock is to be paid to a Person other than the registered holder of the shares represented by the Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such shares or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable. Any consideration otherwise payable pursuant to this Agreement shall be subject to all applicable federal, state and local tax withholding requirements.

        (d) NO TRANSFER. After the Effective Time, there will be no transfers of shares of the Company Common Stock recorded on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they will be cancelled and exchanged for the Price Per Share as provided in Section 2.10(a) below.

    2.10  UNCLAIMED MERGER CONSIDERATION.

        (a) TRANSFER TO SURVIVING CORPORATION. Any portion of the Funds made available to the Paying Agent pursuant to Section 2.9(a) that remain unclaimed by the stockholders of the Company 180 days after the Effective Time will be transferred to the Surviving Corporation upon demand. Any holder of Certificates who has not theretofore complied with this
    Article II will thereafter look only to the Surviving Corporation for payment of the Price Per Share in accordance with this Agreement upon surrender of such Certificates. The Paying Agent will be authorized, at the request of the Parent, to invest any Funds held by it in (i) investment grade money market instruments, (ii) direct obligations of the United States of America, (iii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iv) commercial paper rated the highest quality by either Moody's Investors Services, Inc. or Standard & Poor's Corporation or
    (v) certificates of deposit,
    bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $1 billion, in each case having maturities not to exceed 30 days and as designated by the Parent, with any interest earned thereon being paid to the Parent at the earlier of (A) payment in full of the aggregate Price Per Share to all record holders of Company Common Stock immediately prior to the Effective Time of the Merger and (B) 180 days after the Effective Time.

        (b) NO ESCHEAT OF REMAINING FUNDS. None of the Parent, Holdings, Merger Sub, the Company or the Paying Agent will be liable to any Person in respect of any cash delivered from the Funds to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates have not been surrendered before seven years after the Effective Time (or immediately before such earlier date on which any payment pursuant to this Section 2.10 would otherwise escheat to or become the property of any Governmental Entity (as defined below)), the aggregate Price Per Share payable in respect to such Certificates will, unless otherwise provided by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

        (c) MERGER CONSIDERATION. Any portion of the Funds made available to the Paying Agent pursuant to Section 2.9(a) to pay the Price Per Share in cash for shares of the Company Common Stock issued and outstanding immediately prior to the Effective Time for which appraisal rights have been perfected shall be returned to the Parent, upon demand.

        2.11 DISSENTING SHARES. Notwithstanding Section 2.8 hereof, shares of the Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Section 262 of the DGCL (and who has neither effectively withdrawn nor lost his right to such appraisal) ("DISSENTING SHARES"), shall not be converted into a right to receive cash pursuant to
    Section 2.8, and the holder thereof shall be entitled to only such rights as are granted by the DGCL. If after the Effective Time such holder fails to perfect or withdraws or otherwise loses his right to appraisal, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into a right to receive cash as provided in Section 2.8, without interest thereon. The Company shall give the Parent prompt notice of any demands received by the Company for appraisal of shares of the Company Common Stock, and the Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of the Parent, make any payment with respect to, or settle or offer to settle, any such demands.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

    3.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth in the Company Disclosure Schedule delivered by the Company to the Parent at or prior to the execution and delivery of this Agreement (the "COMPANY DISCLOSURE SCHEDULE") or the Company SEC Reports (as defined below), the Company represents and warrants to the Parent, Holdings and Merger Sub as of the date of this Agreement and as of the Closing Date:

        (a)  ORGANIZATION, STANDING AND POWER.  Except as otherwise set forth in
    Section 3(a) of the Company Disclosure Schedule, each of the Company and each of its Subsidiaries (i) has been duly incorporated and is validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, (iii) has all requisite power and authority to own or lease and operate its properties and assets, and to carry on its business as now conducted and as currently proposed to be conducted, and (iv) except as otherwise also set forth in
    Section 3.1(f) of the Company

    Disclosure Schedule, has obtained all licenses, permits, franchises and other governmental authorizations necessary to the ownership or operation of its properties or the conduct of its business, except, in the cases of clauses (i) (with respect to Subsidiaries only), (ii), (iii) and (iv), as would not reasonably be expected to have a Material Adverse Effect on the Company. True and complete copies of the Organizational Documents (as defined below), as amended and currently in force, and all corporate minute books and records of the Company and each of its Subsidiaries have been furnished by the Company to the Parent for inspection to the extent requested by the Parent.

        (b)  CAPITAL STRUCTURE.

           (i) The authorized capital stock of the Company consists solely of
       (A) 40,000,000 shares of the Company Common Stock, of which 22,359,218 shares are outstanding as of October 16, 2000, and (B) 5,000,000 shares of preferred stock, par value $1.00 per share, of which no shares are outstanding. All issued and outstanding shares of the Company Common Stock are duly authorized, validly issued, fully paid and nonassessable, and no class of the capital stock of the Company is entitled to preemptive rights. No Subsidiary of the Company owns any capital stock of the Company. There are no outstanding options, warrants or other rights to acquire capital stock of the Company other than (1) Rights issued pursuant to the Rights Agreement and (2) options ("Options") representing in the aggregate the right to purchase 5,593,775 shares (of which 4,180,000 have a per share exercise price that is less than the Price Per Share, and 1,413,775 of which have a per share exercise price that equals or exceeds the Price Per Share) of the Company Common Stock under the Stock Options Plans (as defined below), which include those Megagrant Options (1/3 of the total Megagrant Options), the vesting of which is based upon the Company's attainment of certain stock price targets of the Company Common Stock ("Stock Price Megagrant Options"). The Company also has 38,700 performance based units ("Units") outstanding pursuant to its Performance Bonus Unit Plan, which include 5,000 Units the vesting of which is based upon the Company's attainment of certain stock price targets of the Company Common Stock (collectively with the Stock Price Megagrant Options, the "Stock Price Megagrant Options and Units").
       Section 3.1(b)(i) of the Company Disclosure Schedule identifies, as of the date hereof, the holder of each outstanding Option or performance bonus unit, the number of shares of Company Common Stock issuable upon exercise of each Option and the exercise price and expiration date thereof, and the amount payable in respect of each such Unit.

           (ii) All of the issued and outstanding shares of capital stock of the Company's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of any Liens (as defined below). Except for the capital stock of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any Person.

          (iii) No bonds, debentures, notes or other indebtedness of the Company having, or convertible into other securities having, the right to vote on any matters on which stockholders may vote ("COMPANY VOTING DEBT") are issued or outstanding.

           (iv) Except as otherwise set forth in this Section 3.1(b) or in
       Section 3.1(b)(i), 3.1(b)(ii) or 3.1(b)(iv) of the Company Disclosure Schedule, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or its Subsidiaries. There is no voting trust or other agreement or understanding to which the Company or any of its Subsidiaries is a party or is bound with respect to the voting of the capital stock or other voting securities of the Company of any of its Subsidiaries. Except as it may be limited with respect to any foreign Subsidiary of the Company by the laws of such foreign jurisdiction, the Company has the ability to effect any action requiring the approval of the stockholders of any of its Subsidiaries and to designate all of the members of the board of directors of each of its Subsidiaries.

        (c)  AUTHORITY; NO CONFLICTS.

           (i) The Company has all requisite corporate power and corporate authority to enter into this Agreement and, subject to the adoption of this Agreement by the requisite vote of the holders of the Company Common Stock (if required under applicable law), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of the consummation of the Merger to any required adoption of this Agreement by the holders of the Company Common Stock. Subject to the adoption of this Agreement by the requisite vote of the holders of the Company Common Stock (if required by applicable law), this Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

           (ii) The execution and delivery of this Agreement does not or will not, as the case may be, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien, on any assets (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a "VIOLATION") pursuant to: (A) any provision of the Organizational Documents of the Company or any of its Subsidiaries or (B) except for such Violations as would not reasonably be expected to have a Material Adverse Effect on the Company and except as set forth in Section 3.1(c)(ii) of the Company Disclosure Schedule and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, its Subsidiaries or their respective properties or assets.

          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for those required under or in relation to
       (A) the HSR Act, (B) state securities or "blue sky" laws, (C) the Securities Act (as defined below), (D) the Exchange Act, (E) the DGCL with respect to the filing and recordation of appropriate certificate of merger or other documents, (F) rules and regulations of the NYSE (as defined below), and (G) any applicable foreign legal requirements relating to competition.